As Filed with the Securities and Exchange Commission on July 6,
1994
                                        REGISTRATION NO. 33-52249

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                  _____________________________
                       AMENDMENT NO. 4 TO
                            FORM S-4
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
                  _____________________________
                      HIBERNIA CORPORATION
     (Exact Name of Registrant as Specified in its charter)

Louisiana              6711                     72-0724532
(State or              (Primary Standard        (I.R.S. Employer
Jurisdiction of        Industrial               Identification
Incorporation or       Classification           Number)
Organization)

                      313 Carondelet Street
                  New Orleans, Louisiana  70130
                         (504) 533-5332
  (Address, Including Zip Code, and Telephone Number, Including
     Area Code, of Registrant's Principal Executive Offices)
                  _____________________________
                          Gary L. Ryan
                        Associate Counsel
                      Hibernia Corporation
                      313 Carondelet Street
                  New Orleans, Louisiana  70130
                         (504) 533-5560
    (Name, Address, Including Zip Code, and Telephone Number,
Including Area Code of Agent for Service)

                           COPIES TO:
                      Patricia C. Meringer
                 Secretary and Associate Counsel
                      Hibernia Corporation
                      313 Carondelet Street
                  New Orleans, Louisiana  70130
                         (504) 533-2486

                     Martin D. Werner, Esq.
                     Werner & Blank Co., LPA
                     7205 W. Central Avenue
                       Toledo, Ohio 43617
                         (419) 841-8051
                  ____________________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO
THE PUBLIC:
     As soon as practicable after this registration statement is declared effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ______
     /_____/


                 CALCULATION OF REGISTRATION FEE

_________________________________________________________________

Title of each   Amount to be   Proposed   Proposed   Amount of
class of        Registered     Maximum    Maximum    Registration
securities to                  Offering   Aggregate  Fee
be registered                  Price per  Offering
                               Share      Price
_________________________________________________________________

Class A
Common Stock,
no par value   4,800,000       $7.50     $36,000,000   $12,413
               shares
_________________________________________________________________

1. Estimated solely for purposes of calculating the filing fee due hereunder, based on an aggregate value of the stock to be issued in the Merger of $36,000,000 and the average of the high and low sales prices of a share of the Registrant's Class A Common Stock, no par value per share, on February 7, 1994 pursuant to Rule 457 of the Securities Act of 1933 (the "Securities Act").


     THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN
ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS
AMENDED, OR ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


                      HIBERNIA CORPORATION

 Cross Reference Sheet Pursuant to Item 501(b) of Regulation S-K

     Item of Form S-4                   Location or Caption in
                                        Proxy Statement
                                        (Prospectus)

1. Forepart of Registration Statement Introduction and Outside Front Cover Page of
    Prospectus

2.  Inside Front and Outside Back       Table of Contents;
    Cover Pages of Prospectus           Available Information

3.  Risk Factors, Ratio of Earnings     Introduction; the
    To Fixed Charges and Other          Companies; Summary;
    Information                         Certain Regulatory
                                        Considerations

4.  Terms of the Transaction            Introduction; Summary;
                                        Proposed Merger

5.  Pro Forma Financial                 Pro Forma Financial
    Information                         Information

6.  Material Contacts with the          Proposed Merger
    Company Being Acquired

7.  Additional Information Required     Not Applicable
    for Reoffering by Persons and
    Parties Deemed to be Underwriters

8.  Interests of Named Experts and      Validity of Shares;
    Counsel                             Experts; Relationship
                                        with Independent
                                        Auditors

9.  Disclosure of Commission Position
    on Indemnification for Securities
    Act Liabilities

10. Information with Respect to         Introduction; Available
    S-3 Registrants                     Information; The
                                        Companies

11. Incorporation of Certain            Available Information
    Information by Reference

12. Information with Respect to         Not Applicable
    S-2 or S-3 Registrants

13. Incorporation of Certain            Not Applicable
    Information by Reference

14. Information with Respect to         Not Applicable
    Registrants other than
    S-2 or S-3 Registrants

15. Information with Respect to         Not Applicable
    S-3 Companies

16. Information with Respect to         Not Applicable
    S-2 or S-3 Companies

17. Information with Respect to         Summary; The Companies;
   Companies Other Than S-2 or          Certain Information
    S-3 Companies                       Concerning First Bancorp

18. Information if Proxies,             Introduction; Summary;
    Consents or Authorizations          Meeting Information;
    are to be Solicited                 Proposed Merger; Certain
                                        Information Concerning
                                        First Bancorp;
                                        Relationship with
                                        Independent Auditors

19. Information if Proxies,             Not Applicable
    Consent, Authorizations are not
    to be Solicited or in an Exchange
    Offer

            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                               OF
                FIRST BANCORP OF LOUISIANA, INC.
                          July 21, 1994

     NOTICE IS HEREBY GIVEN that, pursuant to the call of the directors of First Bancorp of Louisiana, Inc. ("First Bancorp"), a Special Meeting of the shareholders of First Bancorp will be held at the main office of First National Bank of West Monroe, 500 Natchitoches Street, West Monroe, Louisiana 71294-0487, on July 21, 1994, at 5:00 p.m., for the purpose of considering and voting upon the following matters:

     1. A proposal to approve a Merger of First Bancorp with and into Hibernia Corporation ("Hibernia") (the "Merger"), and the related Agreement and Plan of Merger between First Bancorp and Hibernia dated as of November 4, 1993 (the "Agreement"), a copy of which is attached as Appendix A to the accompanying Proxy Statement-Prospectus and incorporated herein by this reference, and which Agreement also provides for the merger of First National Bank of West Monroe ("FNB") and Southern National Bank of Tallulah ("SNB") (collectively, the "Banks"), subsidiaries of First Bancorp, with and into Hibernia National Bank ("HNB") (the "Bank Merger").

     2. The transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on June 14, 1994 as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Special Meeting.

     Each share of common stock, par value $5.00 per share, of First Bancorp (the "First Bancorp Common Stock") will entitle the holder thereof to one vote on all matters that come before the Special Meeting. Approval of the Merger will require the affirmative vote of a majority of the voting power of First Bancorp present or represented by proxy at the Special Meeting.

     Dissenting shareholders who comply with the procedural requirements of the Business Corporation Law of Louisiana will be entitled to receive payment of the fair cash value of their shares if the Merger is effected upon approval by less than eighty percent (80%) of First Bancorp's total voting power.

                         By Order of the Board of Directors,


                         Patrick L. Spencer
                         Secretary

SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT-PROSPECTUS.

                FIRST BANCORP OF LOUISIANA, INC.
                              PROXY

              This Proxy is Solicited on Behalf of
   The Board of Directors of First Bancorp of Louisiana, Inc.


     The undersigned shareholder of First Bancorp of Louisiana, Inc., a Louisiana corporation, hereby appoints Dave Norris and Ike Hamilton, and each of them, proxies with power of substitution to vote and act for the undersigned, as designated below, with respect to the number of shares of the Common Stock of First Bancorp of Louisiana, Inc. ("First Bancorp") the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of First Bancorp, which will be held at the office of First National Bank of West Monroe, 500 Natchitoches Street, Monroe, Louisiana 71294-0487 on July 21, 1994, at 5:00 p.m. (the "Special Meeting"), and at any adjournments or postponements thereof, and, at their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS SPECIFIED WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF FIRST BANCORP.

     The Board of Directors of First Bancorp recommends that you vote FOR approval of the Merger of First Bancorp with and into Hibernia Corporation.

          THIS PROXY IS CONTINUED ON THE REVERSE SIDE
       PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

PLEASE MARK YOUR CHOICE LIKE
THIS ___ IN BLUE OR BLACK INK/
    /___/


            _____________________            ____________________
            Account Number                    Common Stock

Item 1    Approval of Merger of First Bancorp with and into
          Hibernia Corporation

                    For            Against             Abstain

               ___            ___                 ___
              /___/          /___/               /___/

     The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Special Meeting of Shareholders and Proxy
Statement and hereby revokes any proxy or proxies heretofore given.


Date_______________________________


Signature__________________________


Please mark, date and sign as your account name appears and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, or in a similar capacity, you should so indicate when signing. If the person signing is a corporation, partnership or other entity, please sign the full name of the corporation or partnership or other entity by a duly authorized officer, partner or other person. If the shares are held jointly, each shareholder named should sign.


                         PROXY STATEMENT


                FIRST BANCORP OF LOUISIANA, INC.
                 SPECIAL MEETING OF SHAREHOLDERS
                   To Be Held on July 21, 1994


                           PROSPECTUS

                      HIBERNIA CORPORATION

                      4,800,000 SHARES OF
                      CLASS A COMMON STOCK
                         (NO PAR VALUE)


     This Proxy Statement-Prospectus is being furnished to the holders of common stock, par value $5.00 per share (the "First Bancorp Common Stock"), of First Bancorp of Louisiana, Inc. ("First Bancorp") in connection with the solicitation of proxies by the Board of Directors of First Bancorp for use at a special meeting of shareholders (the "Special Meeting") to be held at 5:00 p.m., local time, on July 21, 1994, at the office of First National Bank of West Monroe, 500 Natchitoches Street, West Monroe, Louisiana 71294-0487, and at any adjournments or postponements thereof.

          At the Special Meeting, the holders of record of First Bancorp Common Stock as of the close of business on June 14, 1994 (the "Record Date") will consider and vote upon a proposal to approve the merger of First Bancorp with and into Hibernia (the "Merger"), and the related Agreement and Plan of Merger dated November 4, 1993 (the "Agreement") between First Bancorp and Hibernia pursuant to which, immediately following the merger of First Bancorp into Hibernia, First National Bank of West Monroe ("FNB") and Southern National Bank of Tallulah ("SNB") (collectively, the "Banks") will also merge with and into Hibernia National Bank ("HNB") (the "Bank Merger"). Upon consummation of the Merger, each outstanding share of First Bancorp Common Stock, except for shares owned beneficially by Hibernia and its subsidiaries and shares as to which dissenters rights have been perfected and not withdrawn or otherwise forfeited, will be converted into the number of shares of Hibernia's Class A Common Stock, no par value (the "Hibernia Common Stock"), determined in the manner described below under the heading "PROPOSED MERGER -- Terms of the Merger," with cash being paid in lieu of any fractional share interests. For a description of the Agreement, which is included in its entirety as Appendix A to this Proxy Statement-Prospectus, see "PROPOSED MERGER."

          This Proxy Statement-Prospectus also constitutes a prospectus of Hibernia with respect to the shares of Hibernia Common Stock to be issued pursuant to the Agreement if the Merger is consummated. The actual number of shares of Hibernia Common Stock to be issued will be determined in accordance with the terms of the Agreement. See "PROPOSED MERGER -- Terms of the Merger."

          The outstanding shares of Hibernia Common Stock are listed on the New York Stock Exchange, Inc. (the "NYSE"). The reported last sale price of Hibernia Common Stock on the NYSE Composite Transactions Reporting System on July 6, 1994 was $______ per share.

          This Proxy Statement-Prospectus and the accompanying proxy card are first being mailed to shareholders of First Bancorp on or about July 8, 1994.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THE SHARES OF HIBERNIA COMMON STOCK OFFERED HEREBY ARE
NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR
SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

The date of this Proxy Statement-Prospectus is July 8, 1994.

                        TABLE OF CONTENTS

                                                           Page
INTRODUCTION . . . . . . . . . . . . . . . . . . . . .
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . .
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . .
THE PARTIES TO THE MERGER. . . . . . . . . . . . . . .
SUMMARY. . . . . . . . . . . . . . . . . . . . . . . .
MEETING INFORMATION. . . . . . . . . . . . . . . . . .

     Date, Place and Time  . . . . . . . . . . . . . .
     Record Date; Voting Rights  . . . . . . . . . . .
     Voting and Revocation of Proxies. . . . . . . . .
     Solicitation of Proxies . . . . . . . . . . . . .

PRO FORMA FINANCIAL INFORMATION. . . . . . . . . . . .
PROPOSED MERGER. . . . . . . . . . . . . . . . . . . .

     Background of and Reasons for Merger. . . . . . .
     Terms of the Merger . . . . . . . . . . . . . . .
     Opinion of Financial Advisor  . . . . . . . . . .
     Surrender of Certificates . . . . . . . . . . . .
     Representations and Warranties:
       Conditions to the Merger; Waiver. . . . . . . .
     Regulatory and Other Approvals. . . . . . . . . .
     Business Pending the Merger . . . . . . . . . . .
     Effective Date of the Merger; Termination . . . .
     Management and Operations After the Merger. . . .
     Certain Differences in Rights of Shareholders . .
     Material Tax Consequences . . . . . . . . . . . .
     Resale of Hibernia Common Stock . . . . . . . . .
     Rights of Dissenting Shareholders . . . . . . . .
     Dividend Reinvestment Plan. . . . . . . . . . . .
     Accounting Treatment. . . . . . . . . . . . . . .

CERTAIN REGULATORY CONSIDERATIONS . . . . . . .. . . .
CERTAIN INFORMATION RELATING TO FIRST BANCORP. . . . .

     Description of Business . . . . . . . . . . . . .
     Ownership of First Bancorp Common Stock
       and Dividends . . . . . . . . . . . . . . . . .

RELATIONSHIP WITH INDEPENDENT AUDITORS . . . . . . . .
VALIDITY OF SHARES . . . . . . . . . . . . . . . . . .
EXPERTS  . . . . . . . . . . . . . . . . . . . . . . .
FIRST BANCORP CONSOLIDATED FINANCIAL INFORMATION . . .

APPENDIX A    --    AGREEMENT AND PLAN OF MERGER
APPENDIX B    --    OPINION OF AUSTIN ASSOCIATES, INC.
APPENDIX C    --    SELECTED PROVISIONS OF LOUISIANA LAW RELATING
                          TO RIGHTS OF DISSENTING SHAREHOLDERS
APPENDIX D    --    OPINION OF ERNST & YOUNG REGARDING CERTAIN TAX
                         MATTERS


                          INTRODUCTION


     This Registration Statement relates to shares of Class A Common Stock, no par value of Hibernia Corporation, a Louisiana corporation , which will be issued in connection with the Merger of First Bancorp of Louisiana, Inc., a Louisiana corporation, with and into Hibernia. The shares of Hibernia Common Stock offered hereby will be exchanged, upon consummation of the Merger, for the outstanding shares of common stock, $5.00 par value, of First Bancorp (the "First Bancorp Common Stock").

     Shareholders of First Bancorp will be asked to approve the Merger at a Special Meeting to be held on July 21, 1994. The proxy statement relating to such Special Meeting is included in this Proxy Statement-Prospectus.

     The terms of the Merger are described in this Proxy Statement-Prospectus, and a copy of the Agreement and Plan of Merger between Hibernia and First Bancorp is attached hereto as Appendix A for reference.

                      AVAILABLE INFORMATION

     Hibernia Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 75 Park Place, 14th Floor, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning Hibernia may be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005, on which the shares of Common Stock are listed.

     Hibernia has filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered hereby. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to Hibernia and the Hibernia Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, at the offices of the Commission and the NYSE, as set forth above.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated by reference in this Prospectus are the following documents filed by Hibernia Corporation with the Commission pursuant to the Exchange Act: Hibernia's (1) Annual Report on Form 10-K for the year ended December 31, 1993, (2) definitive Proxy Statement dated April 8, 1994 relating to its 1994 Annual Meeting of Shareholders held on April 26, 1994 except for the information contained therein under the headings "Executive Compensation -- Report of the Executive Compensation Committee" and "-- Stock Performance Graph", (3) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1994, and (4) Current Reports on Form 8-K dated January 12, 1994 and June 1, 1994, respectively.

     All documents subsequently filed by Hibernia with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of Common Stock made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date such documents are filed, except that any and all information included in any proxy statement filed by Hibernia under the headings "Executive Compensation -- Report of the Executive Compensation Committee" and "-- Stock Performance Graph" are hereby expressly excluded from such incorporation by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Hibernia will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the information incorporated herein by reference other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information). Written or oral requests should be directed to Hibernia Corporation, 313 Carondelet Street, New Orleans, Louisiana 70130, Attention: Assistant Corporate Secretary, Telephone (504) 533-3411.

                    THE PARTIES TO THE MERGER

     Hibernia. Hibernia is a Louisiana corporation registered under the Bank Holding Company Act of 1956, as amended ("BHCA"). As of March 31, 1994, Hibernia had total consolidated assets of approximately $5.0 billion and shareholders' equity of approximately $432 million. As of March 31, 1994, Hibernia was ranked, on the basis of total assets, as the 90th largest bank holding company in the United States and the second largest headquartered in Louisiana.

     As of March 31, 1994 Hibernia had a single banking subsidiary, Hibernia National Bank ("HNB"), that provides retail and commercial banking services through 101 branches throughout Louisiana. As of March 31, 1994, HNB was the largest bank headquartered in Louisiana.

     The principal executive offices of Hibernia are located at 313 Carondelet Street, New Orleans, Louisiana 70130, and its telephone number is (504) 533-5532. For additional information concerning the business and financial condition of Hibernia, reference should be made to the Hibernia reports incorporated herein by reference. See "AVAILABLE INFORMATION."

     Selected Financial Data. The closing market price per share of Hibernia Common Stock on November 3, 1993, the day prior to the announcement of the proposed Merger was $7.375.

                     SELECTED FINANCIAL DATA
                           (Unaudited)


The following table sets forth certain historical consolidated information for Hibernia Corporation. This information is based on historical financial statements and related notes of Hibernia Corporation incorporated by reference into this Proxy Statement - Prospectus. Pro forma financial information giving effect to the merger and other probable mergers is included in the "PRO FORMA FINANCIAL INFORMATION".

HIBERNIA CORPORATION
SELECTED FINANCIAL INFORMATION
                                                                                                               3 Months Ended
                                                                   Year Ended December 31                         March 31
Unaudited ($ in thousands, except per share amounts)   1993       1992       1991       1990       1989        1994       1993

Net interest income                                   $195,705   $197,278   $234,599   $261,318   $214,530     $48,947    $50,393
Net income (loss) from continuing operations            47,950     (7,915)  (143,997)   (10,995)    61,644      17,136     10,283
Per share:
   Net income (loss) from continuing operations           0.58      (0.27)     (5.12)     (0.40)      2.30        0.20       0.12
   Cash dividends                                         0.03          -        .15        .90        .91        0.04          -
   Book value                                             5.12       4.48       7.05      13.16      14.45        5.16       4.60


SELECTED PERIOD-END BALANCES

Debt                                                         -      8,269     94,534    104,367     55,406           -      6,241
Total assets                                         4,795,583  4,734,038  6,018,429  7,357,850  6,698,851   5,019,183  4,664,363


     First Bancorp. First Bancorp is a Louisiana corporation registered under the BHCA. As of March 31, 1994, First Bancorp had total consolidated assets of $ 219 million and shareholders' equity of $14.8 million. First Bancorp's banking subsidiaries are First National Bank of West Monroe, a national banking association having six (6) offices in Ouachita Parish in Louisiana, and Southern National Bank at Tallulah, a national banking association having one (1) office in Tallulah, Louisiana. The Banks engage in retail and commercial banking services, including taking deposits and extending secured and unsecured credit.

     The principal offices of First Bancorp are located at 500 Natchitoches Street, West Monroe, Louisiana 71294-0487 and its telephone number is (318) 387-8330. For additional information concerning the business of First Bancorp and its financial condition, see "CERTAIN INFORMATION CONCERNING FIRST BANCORP" and "FIRST BANCORP CONSOLIDATED FINANCIAL INFORMATION."

                     SELECTED FINANCIAL DATA
                           (Unaudited)


The following table sets forth certain historical consolidated information for First Bancorp of Louisiana, Inc. This information is based on historical financial statements and related notes of First Bancorp of Louisiana, Inc. contained elsewhere in this Proxy Statement - Prospectus. Pro forma financial information giving effect to the merger and other probable mergers is included in the "PRO FORMA FINANCIAL INFORMATION".


FIRST BANCORP OF LOUISIANA, INC.
SELECTED FINANCIAL INFORMATION
                                                                 Year Ended December 31            3 Months Ended March 31,
Unaudited ($ in thousands, except per share amounts)   1993    1992     1991     1990     1989       1994     1993

Net interest income                                    $8,248  $7,067   $4,899   $4,005   $4,308     $2,243   $1,863
Net income from continuing operations                   2,706   1,945    1,038      682      686        673      578

Per share:
   Net income from continuing operations:
      Primary                                           13.00    9.11     4.67     2.86     2.56       3.24     2.76
      Fully diluted                                     11.58    8.15     4.18     2.66     2.42       2.89     2.46
   Cash dividends                                        1.00    0.50     0.35     0.27        -          -        -
   Book value                                           65.45    52.35    42.03    36.96    32.49      71.12    55.26


SELECTED PERIOD-END BALANCES

Debt                                                    8,752    2,452    3,088    4,053    4,558      8,182    3,181
Total assets                                          225,082  156,556  150,592  128,995  121,900    219,428  152,001

FIRST BANCORP OF LOUISIANA, INC.

QUARTERLY INCOME RESULTS
Unaudited ($ in thousands, except per share amounts)

                                 1994
                                   I

Interest income                  $3,699
Net interest income               2,292
Net income                          673
Net income per share:
   Primary                        $3.24
   Fully diluted                  $2.89


                                                   1993
                                   I         II         III       IV

Interest income                  $2,863     $2,877     $3,284    $3,968
Net interest income               1,863      1,857      2,058     2,470
Net income                          578        604        741       783
Net income per share:
   Primary                        $2.76      $2.89      $3.57     $3.78
   Fully diluted                  $2.46      $2.57      $3.17     $3.38


                                                   1992
                                   I         II         III       IV

Interest income                  $3,054     $3,065     $3,000    $2,940
Net interest income               1,596      1,762      1,827     1,882
Net income                          569        423        367       586
Net income per share:
   Primary                        $2.60      $1.97      $1.75     $2.80
   Fully diluted                  $2.24      $1.71      $1.70     $2.50

        PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION
                           (Unaudited)


     The following table sets forth certain unaudited pro forma combined financial information for Hibernia and First Bancorp.
This table is based on and should be read in conjunction with the historical financial statements and related notes of Hibernia which are incorporated herein by reference and of First Bancorp which are contained elsewhere in this Proxy Statement-Prospectus. The table also gives effect to other probable mergers to which Hibernia Corporation is a party, as discussed in Note C to the pro forma combined financial statements. These mergers include Commercial Bancshares, Inc., Bastrop National Bank , First Continental
Bancshares, Inc and Pioneer Bancshares Corporation. The pro forma information, which reflects the mergers using the pooling-of-interests method of accounting, is presented for informational purposes only and should not be construed as indicative of the actual operations that would have occurred had the mergers been consummated at the beginning of the periods indicated below or which may occur after the mergers are consummated. The pro forma information gives effect to the issuance of 4,800,000 shares of Hibernia Common Stock for all the outstanding shares of First
Bancorp and 18,154,258 shares of Hibernia Corporation common stock for all the outstanding shares of Commercial Bancshares, Inc., Bastrop National Bank, First Continental Bancshares, Inc. and
Pioneer Bancshares Corporation, in each of the periods presented.

PRO FORMA HIBERNIA CORPORATION*
PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION

                                                           Year Ended December 31         3 Months Ended March 31
Unaudited ($ in thousands, except per share amounts)      1993      1992       1991          1994      1993

Net interest income                                     $203,953   $204,345   $239,498      $51,190    $52,256
Net income (loss) from continuing operations              50,656     (5,970)  (142,959)      17,809     10,861
Per share:
   Net income (loss) from continuing operations             0.58      (0.17)     (4.34)        0.20       0.12
   Cash dividends                                           0.03          -       0.15         0.04          -
   Book value                                               5.00       4.36       6.30         5.06       4.48


SELECTED PERIOD-END BALANCES

Debt                                                       8,752     10,721     97,622        3,802      9,422
Total assets                                           5,020,665  4,890,594  6,169,021    5,235,002  4,816,364

*  Includes Hibernia Corporation and First Bancorp of Louisiana, Inc.

TOTAL HIBERNIA CORPORATION**
PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION

                                                                     Year Ended December 33 Months Ended March 31
Unaudited ($ in thousands, except per share amounts)      1993      1992       1991          1994      1993

Net interest income                                     $250,746   $251,267   $277,629      $62,171    $63,588
Net income (loss) from continuing operations              59,081        448   (139,696)      20,418     12,910
Per share:
   Net income (loss) from continuing operations             0.56       0.01      (2.74)        0.19       0.12
   Cash dividends                                           0.03          -       0.15         0.04          -
   Book value                                               4.84       4.21       4.90         4.77       4.35


SELECTED PERIOD-END BALANCES

Debt                                                      30,194     32,587    134,809        3,802     31,446
Total assets                                           6,075,188  5,952,552  7,219,452    6,253,408  5,869,219


**  Includes Hibernia Corporation, First Bancorp of Louisiana, Inc., Commercial Bancshares, Inc.,
    Bastrop National Bank, First Continental Bancshares, Inc., and Pioneer Bancshares Corporation.

                COMPARATIVE PER SHARE INFORMATION
                           (Unaudited)

     The following table sets forth for Hibernia Common Stock and First Bancorp Common Stock certain historical, unaudited pro forma combined and unaudited pro forma equivalent per share financial information. This table is based on and should be read in conjunction with the historical financial statements and related notes of Hibernia, incorporated by reference to this Proxy Statement-Prospectus, and First Bancorp, contained elsewhere in this Proxy Statement-Prospectus. The pro forma information, which reflects the Merger using the pooling-of-interests method of accounting, is presented for information purposes only and should not be construed as indicative of the actual operations that would have occurred had the Merger been consummated at the beginning of the periods indicated below or which may occur after the Merger is consummated. The pro forma information gives effect to the issuance of 4,800,000 shares of Hibernia Common Stock for all the outstanding shares of First Bancorp.

HIBERNIA CORPORATION AND FIRST BANCORP OF LOUISIANA, INC.

COMPARATIVE PER SHARE INFORMATION
Unaudited

                                               HISTORICAL                         PRO FORMA         FIRST
                                                                                  HIBERNIA       BANCORP OF
                                                               FIRST            CORPORATION    LOUISIANA, INC.
                                                HIBERNIA     BANCORP OF         (WITH FIRST       PRO FORMA
                                               CORPORATIONLOUISIANA, INC.       BANCORP) (1)   EQUIVALENT (2)
Per Common Share:

Net income (loss) from continuing operations
  For the three months ended March 31,
       1994                                         $0.20            $2.89 (3)           $0.20          $4.04
       1993                                          0.12             2.46 (3)            0.12           2.42
   For the year ended December 31,
        1993                                        $0.58           $11.58 (3)           $0.58         $11.72
        1992                                        (0.27)            8.15 (3)           (0.17)         (3.43)
        1991                                        (5.12)            4.18 (3)           (4.34)        (87.67)

Cash dividends
  For the three months ended March 31,
       1994                                         $0.04                 -               $0.04          $0.81
       1993                                             -                 -                   -              -
   For the year ended December 31,
        1993                                        $0.03             $1.00               $0.03          $0.61
        1992                                            -              0.50                   -              -
        1991                                         0.15              0.35                0.15           3.03

Book Value
  For the three months ended March 31,
       1994                                         $5.16            $71.12               $5.06        $102.21
   For the year ended December 31,
        1993                                        $5.12            $65.45               $5.03        $101.61


(1)  Refer to "PRO FROMA FINANCIAL INFORMATION".
(2)  Pro forma equivalent amounts are computed by multiplying the pro forma combined amount by the
     First Bancorp exchange ratio of 20.20.
(3)  Fully diluted.

     From time to time, Hibernia investigates and holds discussions and negotiations in connection with possible transactions with other financial institutions. At the date hereof, Hibernia has entered into definitive merger agreements with four financial institutions in addition to First Bancorp which are described in documents incorporated herein by reference and described under "PRO FORMA FINANCIAL INFORMATION" below. In addition, Hibernia is pursuing other possible acquisition opportunities and intends to continue to pursue such opportunities in the future. Although it is anticipated that such transactions may be entered into both before and after the Merger, there can be no assurance as to when or if, or the terms upon which, such transactions may be pursued or consummated. If required under applicable law, any such transactions would be subject to regulatory approval and the approval of shareholders.

                             SUMMARY

     This summary is necessarily general and abbreviated and has been prepared to assist shareholders of First Bancorp in their review of this Proxy Statement-Prospectus. This summary is not intended to be a complete explanation of the matters covered in this Proxy Statement-Prospectus and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement-Prospectus, the Appendices hereto and the documents incorporated herein by reference, all of which shareholders are urged to read carefully prior to the Special Meeting.

The Proposed Merger

     In accordance with the terms of the Agreement, First Bancorp will be merged with and into Hibernia, whereupon the separate existence of First Bancorp will cease. Immediately thereafter, the Banks will be merged into HNB, with HNB as the surviving bank. On the Effective Date, each outstanding share of First Bancorp Common Stock, other than shares held by shareholders who exercise and perfect dissenters' rights in accordance with Louisiana law, will be converted into a number of shares determined by the application of a formula based upon the average market price of Hibernia Common Stock for the ten business days preceding the last trading day immediately prior to the closing of the Merger (the "Closing Date"). The aggregate value of Hibernia Common Stock to be exchanged for the outstanding First Bancorp Common Stock will be $37 million, if the Closing occurs on July 31, as is currently anticipated. The Agreement provides that, if the book value of First Bancorp is greater than or equal to $14.6 million in each full month following March 31, 1994, the aggregate value of the Hibernia Common Stock to be exchanged in the Merger will be increased from $36 million by the lesser of (i) the aggregate net after-tax income of First Bancorp for each full month ended after March 31, 1994 and prior to the Closing Date, or (ii) $250,000 per each full month ending after March 31, 1994. Assuming that the Closing occurs on or about July 31, 1994, the aggregate value of Hibernia Common Stock to be exchanged in the Merger would be no greater than $37 million. If the net after-tax income of First Bancorp for any month ending after March 31, 1994 and prior to the Closing Date is less than $250,000, the aggregate value of Hibernia Common Stock to be exchanged in the Merger will be less than $37 million but more than $36 million. For the months of April and May, 1994, First Bancorp reported net after-tax income of $265,000 and $263,000, respectively.

     In the event Hibernia either sells all or substantially all of its assets or merges with another entity in a merger in which Hibernia is not the surviving entity prior to the Closing Date, then the Average Market Price of the Hibernia Common Stock for purposes of the Exchange Ratio will be the lesser of (i) the average market price of Hibernia Common Stock for the ten business days preceding the last trading day immediately prior to the Closing Date, or (ii) $10.00 per share. This provision does not establish a maximum exchange ratio; rather, its effect is to limit the amount of dilution that would be experienced by FBL shareholders if Hibernia were to merge with another company in a transaction in which Hibernia was not the surviving entity. See "PROPOSED MERGER -- Terms of the Merger."

     Each of the directors of SNB holds 200 shares of common stock in SNB as directors' qualifying shares. Pursuant to the terms of agreements between each of these directors and SNB dated August 1993, SNB will repurchase such shares when the directors resign their positions. The directors of SNB are expected to resign their positions on or before the Closing Date. The amount to be paid to each director is $1,000 (the amount originally paid by the director for the shares) plus interest at a rate of 8% per annum. For this purpose, interest will be calculated from the date the director purchased the shares through the date of his resignation from the SNB board of directors.

Management and Operations After the Merger

     After the Effective Date, the offices of the Banks will operate as branch banking offices of HNB. As of the Effective Date, the directors of First Bancorp and the Banks will no longer hold their positions as directors. See "PROPOSED MERGER -- Management and Operations After the Merger." Certain officers of First Bancorp and its subsidiaries have executed employment agreements with Hibernia, and Hibernia may create an advisory board of directors on which some or all of the directors of First Bancorp and its subsidiaries may serve. In addition, it is anticipated that Mr. Boydstun will be considered for a position on the Board of Directors of Hibernia after the Merger. See "PROPOSED MERGER -- Interests of Certain Persons in the Merger."

Other Pending Merger Transactions for Hibernia

     In addition to First Bancorp, Hibernia has entered into definitive merger agreements with four other financial institutions. Each of these transactions is subject to certain conditions, similar to the conditions to the Merger described herein. These transactions may be consummated before or after consummation of the Merger. Shareholders of First Bancorp will not have the right to vote on any of the other pending transactions.
In addition, if the Merger is consummated prior to consummation of one or more of the other transactions, former shareholders of First Bancorp who have not exercised and perfected dissenters' rights will be shareholders of Hibernia at the time those transactions are consummated. Shareholders of Hibernia do not have the right to vote on any of the pending merger transactions.

     The table below includes certain information concerning the pending merger transactions, other than First Bancorp, to which Hibernia is a party. Further information concerning the effects of these transactions, including complete pro forma financial information, is included herein below. See "PRO FORMA FINANCIAL INFORMATION." All information included in the following table is as of March 31, 1994, and all percentages are percentages of the total combined entity, assuming consummation of all pending mergers including First Bancorp.

Name         Deposits      Deposits  Assets    Assets  Shareholders'  Assets
                           as % of             as % of    Equity       as %
                            Total               Total                 Total


Commercial
Bancshares,
Inc.        $151 million   2.78%  $170 million  2.72%  $13.7 million  2.69%



Bastrop
National
Bank       $106 million   1.95%   $122 million  1.95%  $15.1 million  2.97%


First
Continental
Bancshares,
Inc.       $345 million   7.05%  $400 million   7.03%   $17.4 million 3.63%


Pioneer
Bancshares
Corp.     $365 million    5.97%  $366 million   5.85%   $29.1 million 5.72%


     On a pro forma basis, and based upon historical results, if each of the pending mergers had been effective on January 1, 1991, the pending transactions, including First Bancorp and taken as a whole, would have increased earnings per share in each of the years 1991, 1992 and 1993, as shown on the Pro Forma Combined Statement of Income included in the Pro Forma Financial Statements below.

     On a pro forma basis, as of March 31, 1994, the book value of the shares of Hibernia would be slightly increased by the pending transactions. The effect of the Merger on the book value of Hibernia Common Stock, as well as First Bancorp Common Stock, is shown in the Comparative Per Share Data table included herein.

Recommendation of the Board of Directors

     The Board of Directors of First Bancorp has unanimously approved the Agreement, believes that the Merger is in the best interests of the shareholders and recommends that the shareholders vote FOR the Merger. The Board of Directors has received from Austin Associates, Inc. an opinion that the terms of the Merger are fair, from a financial point of view, to the shareholders of First Bancorp. See "PROPOSED MERGER -- Opinion of Financial Advisor." First Bancorp's Board believes that the Merger will provide significant value to all First Bancorp shareholders and will enable them to participate in opportunities for growth that First Bancorp's Board believes the Merger makes possible. In recommending the Merger to the shareholders, First Bancorp's Board of Directors considered, among other factors, the financial terms of the Merger, the liquidity it will afford First Bancorp's shareholders and the business earnings and potential for future growth of First Bancorp, and Hibernia. See "PROPOSED MERGER -- Background of and Reasons for the Merger."

Basis for the Terms of the Merger

     A number of factors were considered by the Board of Directors of First Bancorp in approving the terms of the Merger, including, without limitation, information concerning the financial condition, results of operations and prospects of Hibernia, First Bancorp, HNB and the Banks; the ability of the combined entity to compete in the relevant banking markets; the market price of Hibernia Common Stock; the absence of an active trading market for First Bancorp's common stock; the consideration to be received by First Bancorp shareholders in relation to First Bancorp's earnings and book value; the anticipated tax-free nature of the Merger to First Bancorp's shareholders for federal income tax purposes; and the financial terms of other business combinations in the banking industry. See "PROPOSED MERGER -- Background of and Reasons for the Merger."

Advice and Opinion of Financial Advisor

     Austin Associates, Inc., First Bancorp's financial advisor, has rendered both oral and written opinions that the terms of the Merger are fair, from a financial point of view, to First Bancorp's shareholders. A copy of the opinion of Austin Associates, Inc. is attached hereto as Appendix B and should be read in its entirety with respect to the assumptions made therein and other matters considered. See "PROPOSED MERGER -- Opinion of Financial Advisor" for further information regarding, among other things, the selection of such firm and its compensation in connection with the Merger.

Votes Required

     Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of First Bancorp Common Stock. Directors of First Bancorp and members of their families have voting power with respect to 28,431 shares of First Bancorp Common Stock, representing 13.69% of the First Bancorp Common Stock outstanding as of the Record Date. In addition, these individuals and members of their families have the right to acquire an additional 16,911 shares in the aggregate upon conversion of certain debentures, which, when added to their common stock holdings, would give them the right to vote 20.19% First Bancorp Common Stock if they were the only debenture holders who converted their debentures. See "PROPOSED MERGER -- Ownership of First Bancorp Common Stock." Subject to receipt of certain fairness opinions from Austin Associates, Inc. the directors of First Bancorp have agreed to vote their stock in favor of approval of the Agreement at any meeting of First Bancorp's shareholders held before September 30, 1994 at which the Merger is considered, unless they are legally required to abstain from voting or to vote against the Merger in the opinion of their counsel. See "MEETING INFORMATION -- Record Date; Voting Rights" and "CERTAIN INFORMATION RELATING TO FIRST BANCORP -- Voting Securities and Certain Holders Thereof." The First Bancorp Employee Stock Ownership Plan ("ESOP") holds 66,274 (31.92%) of the shares of FBL Common Stock outstanding as of the Record Date. Shares held by the ESOP on behalf of First Bancorp employees will only be voted in accordance with the instructions of the employees.

     Certain convertible debentures of FBL (collectively, the "Debentures") may be converted by the holders thereof at any time prior to the consummation of the Merger. If the Debentures are converted prior to the Record Date, the underlying shares of FBL Common Stock to be issued to the holders of the Debentures will be entitled to vote at the Special Meeting. FBL Common Stock issued after the Record Date upon conversion of Debentures will not be entitled to vote at the Special Meeting.

Conditions; Abandonment; Amendment

     Consummation of the Merger is subject to the satisfaction of a number of conditions, including approval of the Agreement by the shareholders of First Bancorp and the Federal Reserve Board and approval of the Bank Merger by the Office of the Comptroller of the Currency ("OCC"). Both the OCC and the Federal Reserve Board have approved the Merger. Applicable law provides that the Merger may not be consummated until at least 30, but no more than 90, days after approval of the Federal Reserve Board is obtained, which prohibits the consummation of the Merger prior to July 31, 1994. See "PROPOSED MERGER -- Representations and Warranties; Conditions to Closing; Waiver" and "-- Regulatory and Other Approvals."

     Substantially all of the conditions to consummation of the Merger (except for required shareholder and regulatory approvals) may be waived at any time by the party for whose benefit they were created, and the Agreement may be amended or supplemented at any time by written agreement of the parties, except that no such waiver, amendment or supplement executed after approval of the Agreement by First Bancorp's shareholders may reduce the ratio of Hibernia Common Stock to First Bancorp Common Stock to be issued in the Merger (the "Exchange Ratio"). Any other material change to the Agreement after the date of the Special Meeting would require, however, a resolicitation of First Bancorp's shareholders for the purpose of voting on the transaction as amended. In addition, the Agreement may be terminated, either before or after shareholder approval, under certain circumstances. See "PROPOSED MERGER -- Representations and Warranties; Conditions to Closing; Waiver" and "-- Effective Date of the Merger; Termination."

Material Tax Consequences

     It is a condition to consummation of the Merger that the parties receive an opinion of counsel or a public accounting firm to the effect that the Merger when consummated in accordance with the terms of the Agreement will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that the exchange of First Bancorp Common Stock for Hibernia Common Stock will not give rise to the recognition of gain or loss for federal income tax purposes to First Bancorp's shareholders with respect to such exchange. The parties have received an opinion from Ernst & Young, certified public accountants, who also serve as independent auditors for Hibernia, to the effect that the Merger, when consummated in accordance with the terms of the Agreement, will constitute a reorganization within the meaning of Section 368(a) of the Code.
A copy of such opinion is attached hereto as Appendix D. See "PROPOSED MERGER -- Material Tax Consequences."

     Because of the complexities of the tax laws and because the tax consequences may vary depending upon a holder's individual circumstances or tax status, it is recommended that each shareholder of First Bancorp consult his or her tax advisor concerning the federal (and any applicable state, local or other) tax consequences of the Merger to him or her.

Dissenters' Rights

     Each holder of First Bancorp Common Stock who objects to the Merger is entitled to the rights and remedies of dissenting shareholders provided in Section 12: 131 of the Louisiana Business Corporation Law, as amended, a copy of which is attached hereto as Appendix C. However, if dissenters' rights are exercised and perfected with respect to 10% or more of the outstanding shares of First Bancorp Common Stock, Hibernia may abandon the Merger. In addition, dissenting shareholders may receive value for their shares that is more or less than, or equal to, the value received by other shareholders in the Merger. See "PROPOSED MERGER -- Rights of Dissenting Shareholders."

Differences in Shareholders' Rights

     Upon completion of the Merger, shareholders of First Bancorp, to the extent they receive shares of Hibernia Common Stock in the Merger, will become shareholders of Hibernia and their rights as such will be governed by Hibernia's Articles of Incorporation and Bylaws. The rights of shareholders of Hibernia are different in certain respects from the rights of shareholders of First Bancorp. See "PROPOSED MERGER -- Certain Differences in Rights of Shareholders."

Accounting Treatment

     The parties intend the Merger to be treated as a pooling of interests for financial accounting purposes. If, among other things, holders of more than 10% of the outstanding shares of First Bancorp Common Stock exercise and perfect dissenters' rights, the Merger will not qualify for pooling-of-interests accounting treatment, and Hibernia will not be obligated to effect the Merger. In addition, unless the holders of 90% of the aggregate shares of First Bancorp outstanding plus the total number of shares that may be acquired upon conversion of the Debentures are exchanged for Hibernia Common Stock in the Merger, the Merger will not qualify for pooling-of-interests accounting treatment. See "PROPOSED MERGER
- -- Accounting Treatment."


                       MEETING INFORMATION

General

     Each copy of this Proxy Statement-Prospectus mailed to holders of First Bancorp Common Stock is accompanied by a proxy card furnished in connection with the solicitation of proxies by First Bancorp's Board of Directors for use at the Special Meeting and at any adjournments or postponements thereof. This Proxy Statement and the accompanying proxy card are first being mailed to shareholders of First Bancorp on approximately July 8, 1994. The Special Meeting is scheduled to be held on July 21, 1994, at 5:00 p.m. local time, at the main office of First National Bank of West Monroe, 500 Natchitoches Street, West Monroe, Louisiana 71294-0487. Only holders of record of First Bancorp Common Stock at the close of business on June 14, 1994 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. At the Special Meeting, the shareholders of First Bancorp will consider and vote upon a proposal to approve the Merger and the related Agreement, and such other matters as may properly be brought before the Special Meeting.

     HOLDERS OF FIRST BANCORP COMMON STOCK ARE REQUESTED TO
COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT
PROMPTLY TO FIRST BANCORP IN THE ENCLOSED POSTAGE-PAID, ADDRESSED
ENVELOPE.

     Any holder of First Bancorp Common Stock who has delivered a proxy may revoke it any time before it is voted by giving notice of revocation in writing or delivering a signed proxy card bearing a later date to First Bancorp, provided that such notice or proxy card must actually be received by First Bancorp before the vote of shareholders at the Special Meeting. Any notice of revocation or proxy card should be sent to First Bancorp at P. O. Box 487, West Monroe, Louisiana 71294-0487, Attention: Patrick L. Spencer, Secretary.

     The shares of First Bancorp Common Stock represented by properly executed proxies received at or before the Special Meeting and not subsequently revoked will be voted as directed in such proxies. Proxy cards that are received and that do not contain instructions as to how to vote the shares represented thereby will be voted FOR approval of the Merger and the related Agreement. If any other matters are properly presented for consideration at the Special Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on such matters in accordance with their best judgment; provided, however, that such discretionary authority will be exercised only to the extent permissible under applicable law. If necessary, and unless contrary instructions are given, the proxy holder also may vote in favor of a proposal to adjourn the Special Meeting one or more times to permit further solicitation of proxies in order to obtain sufficient votes to approve the Merger and the related Agreement. As of the date of this Proxy Statement-Prospectus, First Bancorp's Board of Directors is unaware of any matter to be presented at the Special Meeting other than the proposal to approve the Merger.

     The cost of soliciting proxies from shareholders of First Bancorp will be borne by First Bancorp. Such solicitation will be made by mail but also may be made by telephone or in person by the directors, officers and employees of First Bancorp (who will receive no additional compensation for doing so).

     FIRST BANCORP SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK
CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, SHAREHOLDERS OF FIRST BANCORP WILL RECEIVE INSTRUCTIONS REGARDING
THE EXCHANGE OF THEIR FIRST BANCORP STOCK CERTIFICATES FOR
CERTIFICATES REPRESENTING HIBERNIA COMMON STOCK.

First Bancorp's Employee Stock Ownership Plan

     Each employee of First Bancorp who is a participant in the First Bancorp of Louisiana, Inc. Employee Stock Ownership Plan and Trust (the "ESOP") may direct the trustee of the ESOP (the "Trustee") as to the manner in which shares of First Bancorp Common Stock allocated to such participant's account under the ESOP (the "Plan Shares") shall be voted by the Trustee at the Special Meeting on the proposal to approve the Merger. Each ESOP participant has received with this Proxy Statement-Prospectus a letter from the Trustee providing instructions as to the voting of such participant's Plan Shares and a Voting Instruction Card to be used by the participant to give voting directions to the Trustee. In order to direct the Trustee with respect to the voting of Plan Shares, an ESOP participant must complete, sign and date the Voting Instruction Card and return it to the Trustee in the envelope provided, so that it is received by the Trustee no later than July 21, 1994. Prior to the Special Meeting, the Trustee will tabulate the instructions received by the deadline and shall determine the aggregate votes for and against approval of the Merger. At the Special Meeting, the Trustee will vote the shares of First Bancorp Common Stock held by it on the Record Date for which it has received instructions in the manner so determined. The Trustee will not vote any Plan Shares on the proposal to approve the Merger to the extent it does not receive instructions with respect thereto. The Trustee of the ESOP holds 66,274 shares (31.92% of the outstanding shares) of First Bancorp Common Stock on behalf of the participants of such plan.

Votes Required

     As of the Record Date, there were 207,612 shares of First Bancorp Common Stock outstanding and entitled to vote at the Special Meeting, with each share being entitled to one vote. In addition, holders of Debentures have the right to acquire, in the aggregate, 30,064 shares of First Bancorp Common Stock. However, unless a Debenture was converted prior to the Record Date, the underlying shares of First Bancorp Common Stock to be issued upon conversion will not be entitled to vote at the Special Meeting. If any of the Debentures is converted prior to the Record Date, the shares of First Bancorp Common Stock received on such conversion would increase the number of shares outstanding. Conversion of Debentures prior to the Record Date would also increase the number of votes required to approve the Merger. All shares issued upon conversion of Debentures prior to the Record Date are included in the total number of shares outstanding and entitled to vote set forth above in this paragraph. The affirmative vote of a majority of the voting power of First Bancorp present or represented by proxy and entitled to vote at the Special Meeting will be required to approve the Merger. Members of First Bancorp's Board of Directors and officers, along with members of their families who are expected to vote in favor of approval of the Merger, own 13.69% of the outstanding First Bancorp Common Stock.

     Holders of the Debentures have the right to convert their Debentures into First Bancorp Common tock at any time prior to the Closing Date. If all of the Debentures are converted, an additional 30,064 shares of First Bancorp Common Stock would be issued. If issued prior to the Record Date, these shares would be entitled to be voted on the Merger at the Special Meeting. As the determination of whether and when to convert the Debentures is solely within the holders' discretion, there can be no assurance as to whether or when any or all of the Debentures will be converted.

     For purposes of the Special Meeting, the presence in person or by proxy of a majority of the outstanding shares of First Bancorp Common Stock is necessary to constitute a quorum of shareholders in order to take action. For these purposes, shares of First Bancorp Common Stock which are present, or represented by proxy, at the Special Meeting will be counted for quorum purposes regardless whether the holder of the shares or proxy actually votes on the Merger or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to the Merger. Accordingly, an "abstention" will be considered present for quorum purposes, but will have the same effect as a vote "against" the proposal as to which the abstention is made. Also, shares held in the First Bancorp ESOP will not be voted unless instructions are received from employees in whose accounts those shares are held. These shares will not be considered present or represented if voting instructions are not received from employees. The affirmative vote of a majority of the voting power of First Bancorp present or represented by proxy at the Special Meeting will be necessary to approve the Merger.

     Each outstanding share of First Bancorp Common Stock is entitled to one vote on each matter that comes before the Special
Meeting. As of the Record Date for the Special Meeting, there were 207,612 shares of First Bancorp Common Stock outstanding and entitled to vote at the Special Meeting.

     The directors and executive officers of First Bancorp and their affiliates beneficially owned a total of 28,431 shares or approximately 13.69% of the outstanding shares of First Bancorp Common Stock as of the Record Date. Each shareholder who is a director has executed an agreement with Hibernia pursuant to which such shareholder has committed, subject to certain conditions, to vote the shares of First Bancorp Common Stock owned by him in favor of the proposal to approve the Merger. Additionally, First Bancorp has been advised that all of its directors and executive officers intend to vote their shares in favor of approval of the Merger.

     As of the Record Date, the directors and executive officers of Hibernia and their affiliates beneficially owned no shares of First Bancorp Common Stock.

Recommendation of First Bancorp's Board

     First Bancorp's Board has unanimously approved the Merger and unanimously recommends that First Bancorp's shareholders vote FOR approval of the Merger. See "PROPOSED MERGER -- Background of and Reasons for the Merger" and "-- Opinion of Financial Advisor."

Other Matters

     The Board of Directors of First Bancorp is not aware of any business to be acted upon at the Special Meeting other than consideration of the Merger. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or abstain from voting thereon according to their best judgment.

                 PRO FORMA FINANCIAL INFORMATION

     The following pro forma financial statements reflect
Hibernia's pending mergers as described in its public reports and press releases, giving effect to the assumptions and adjustments described in the accompanying notes.

     The information in the column titled "Hibernia" on the Pro Forma Combined Balance Sheet, Pro Forma Statements of Income and audited Statements of Income are summarized from Hibernia's Report on Form 10-K for the year ended December 31, 1993 and its quarterly report on From 10-Q for the quarter ended March 31, 1994. The information contained in the columns titled "Bastrop", "First Commercial", "First Continental" and "Pioneer" are based on December 31, 1993, 1992 and 1991 audited financial statements of those entities and unaudited financial statements of each entity for the quarters ended March 31, 1994 and 1993. The pro forma financial statements do not purport to be indicative of the results that actually would have been obtained if the pending transactions had occurred on the dates indicated or that may be obtained in the future.

     On September 28, 1993, Hibernia signed an agreement and plan of merger with Commercial Bancshares, Inc. ("Commercial"), a bank holding company headquartered in Franklin, Louisiana, which owns First Commercial Bank, headquartered in Abbeville, Louisiana. At March 31, 1994, Commercial reported consolidated assets of $170 million and operated eight banking branches in the Acadiana region of Louisiana. Shareholders of Commercial will receive Hibernia Common Stock valued at $18.7 million in exchange for their shares of Commercial, and the transaction will be accounted for as a pooling of interests.

     On November 4, 1993, Hibernia announced that it had reached an agreement to merge with Bastrop National Bank ("Bastrop"). Bastrop is a national bank headquartered in Bastrop, Louisiana. As of March 31, 1994, Bastrop reported consolidated assets of approximately $122 million and operated two banking branches in Bastrop. Shareholders of Bastrop will receive Hibernia Common Stock valued at $21.5 million in exchange for their common stock of Bastrop, and the transaction will be accounted for as a pooling of interests.

     On December 6, 1993, Hibernia announced that it had reached an agreement to merge with First Continental Bancshares, Inc. ("First Continental"), a Louisiana bank holding company that owns First National Bank of Jefferson Parish ("FNJ"). At March 31, 1994, First Continental reported consolidated assets of $400 million and operated eight banking branches in Jefferson Parish, Louisiana. Common and preferred stockholders of First Continental will receive Hibernia Common Stock valued at approximately $31.7 million, and certain other security and debt holders will receive cash and Hibernia Common Stock, in the merger. This merger will also be accounted for as a pooling of interests.

     On June 1, 1994, Hibernia announced that it had reached an agreement to merge with Pioneer Bancshares Corporation ("Pioneer"), a Louisiana bank holding company headquartered in Shreveport, Louisiana that owns Pioneer Bank & Trust and Pioneer Mortgage Company. At March 31, 1994, Pioneer reported consolidated assets of $366 million and operated 11 banking branches in Caddo Parish, Louisiana. Shareholders of Pioneer will receive Hibernia Common Stock valued at approximately $67 million in the merger. This merger will be accounted for as a pooling of interests.

     The mergers with Commercial, Bastrop, First Continental and Pioneer are subject to the satisfaction of certain conditions similar to those described herein with regard to the Merger. There can be no assurance that any of such proposed mergers will occur, or that the timing of the consummation of such mergers will be as assumed in the Pro Forma Financial Statements.

                PRO FORMA COMBINED BALANCE SHEET
                           (Unaudited)

     The following unaudited pro forma combined balance sheet combines the historical balance sheets of Hibernia and First Bancorp as if the Merger had been effective on March 31, 1994.
This unaudited pro forma combined balance sheet should be read in conjunction with the historical financial statements and related notes of Hibernia, incorporated by reference to this Proxy Statement-Prospectus, and First Bancorp, contained elsewhere in this Proxy Statement-Prospectus. The unaudited pro forma combined balance sheet also gives effect to other probable mergers to which Hibernia is a party, as discussed in Note C to the pro forma combined financial statements. These mergers include Commercial Bancshares, Inc., Bastrop National Bank, First Continental Bancshares, Inc. and Pioneer Bancshares Corporation, and have been included in the pro forma combined balance sheets as if the mergers had been effective on March 31, 1994.

HIBERNIA CORPORATION
PRO FORMA COMBINED BALANCE SHEET
March 31, 1994
                                                                  FIRST                 PRO FORMA
                                                                BANCORP OF     PRO       HIBERNIA
                                                      HIBERNIA  LOUISIANA,    FORMA    CORP. (WITH
Unaudited ($ in thousands)                          CORPORATION    INC.       ADJ.     1ST BANCORP)

ASSETS
  Cash and due from banks                              $262,264   $11,046                 $273,310
  Interest-bearing time deposits in domestic banks            -       784                      784
  Federal funds sold and securities purchased
      under agreements to resell                        287,167     5,200   ($3,609)(B)    288,758

  Securities available for sale                         457,384    63,003                  520,387
  Securities held to maturity                         1,562,959    36,404                1,599,363
  Loans, net of unearned income                       2,347,542    99,106                2,446,648
      Reserve for possible loan losses                 (158,922)   (1,390)                (160,312)
          Loans, net                                  2,188,620    97,716         0      2,286,336
  Bank premises and equipment                            83,430     1,958                   85,388
  Customers' acceptance liability                        12,350         -                   12,350
  Other assets                                          165,009     3,317                  168,326
          TOTAL ASSETS                               $5,019,183  $219,428   ($3,609)    $5,235,002

LIABILITIES
  Deposits:
      Demand, noninterest-bearing                      $916,182   $30,134                 $946,316
      Interest-bearing                                3,400,684   163,251                3,563,935
          Total Deposits                              4,316,866   193,385         0      4,510,251
  Federal funds purchased and securities sold under
      agreements to repurchase                          172,780     1,767                  174,547
  Liability on acceptances                               12,350         -                   12,350
  Other liabilities                                      85,476     1,329      ($29)(B)     86,776
  Debt                                                        -     8,182      (800)(A)      3,802
                                                                             (3,580)(B)
          TOTAL LIABILITIES                           4,587,472   204,663    (4,409)     4,787,726

SHAREHOLDERS' EQUITY
  Preferred Stock                                             -         -                        -
  Common Stock                                          160,640     1,364     7,852 (A)    169,856
  Surplus                                               405,051     6,744    (8,691)(A)    403,104
  Treasury Stock                                              -    (1,639)    1,639 (A)          0
  Retained earnings (deficit)                          (133,369)    8,193                 (125,176)
  Unrealized gain (loss) on securities
      available for sale                                   (611)      103                     (508)
          TOTAL SHAREHOLDERS' EQUITY                    431,711    14,765       800        447,276
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY $5,019,183  $219,428   ($3,609)    $5,235,002

See notes to Pro Forma Combined Financial Statements.

HIBERNIA CORPORATION
PRO FORMA COMBINED BALANCE SHEET
March 31, 1994 (con't.)
                                                     PRO FORMA                            FIRST                             TOTAL
                                                      HIBERNIA  COMMERCIAL BASTROP     CONTINENTAL  PIONEER      PRO      PRO FORMA
                                                    CORP. (WITH BANCSHARES NATIONAL    BANCSHARES, BANCSHARES   FORMA     HIBERNIA
Unaudited ($ in thousands)                          1ST BANCORP)   INC.      BANK          INC.      CORP.       ADJ.    CORPORATION

ASSETS
  Cash and due from banks                              $273,310    $7,534    $3,018        $17,934   $13,958               $315,754
  Interest-bearing time deposits in domestic banks          784        12         -              -     9,111                  9,907
  Federal funds sold and securities purchased
      under agreements to resell                        288,758     8,700     3,575         20,000    12,550 ($24,965)(E)   295,183
                                                                                                             ($13,435)(D)
  Securities available for sale                         520,387    33,750    50,266        107,160    48,735                760,298
  Securities held to maturity                         1,599,363    55,553    28,981         22,956   120,117     (473)(E) 1,826,497
  Loans, net of unearned income                       2,446,648    57,097    34,147        219,356   150,586              2,907,834
      Reserve for possible loan losses                 (160,312)   (1,301)     (385)        (6,394)   (2,594)              (170,986)
          Loans, net                                  2,286,336    55,796    33,762        212,962   147,992              2,736,848
  Bank premises and equipment                            85,388     2,871     1,241          5,962     7,402                102,864
  Customers' acceptance liability                        12,350         -         -              -         -                 12,350
  Other assets                                          168,326     5,554     1,555         12,190     6,082                193,707
          TOTAL ASSETS                               $5,235,002  $169,770  $122,398       $399,164  $365,947 ($38,873)   $6,253,408

LIABILITIES
  Deposits:
      Demand, noninterest-bearing                      $946,316   $23,904   $15,810        $62,159   $73,239             $1,121,428
      Interest-bearing                                3,563,935   127,273    90,345        277,858   250,406              4,309,817
          Total Deposits                              4,510,251   151,177   106,155        340,017   323,645              5,431,245
  Federal funds purchased and securities sold under
      agreements to repurchase                          174,547         -       405         16,184     1,939                193,075
  Liability on acceptances                               12,350         -         -              -         -                 12,350
  Other liabilities                                      86,776     1,975       721         14,057     5,011  ($4,524)(E)   104,016
  Debt                                                    3,802     2,955         -         11,995     6,259  (20,614)(E)     3,802
                                                                                                                 (595)(C)
          TOTAL LIABILITIES                           4,787,726   156,107   107,281        382,253   336,854  (25,733)    5,744,488

SHAREHOLDERS' EQUITY
  Preferred Stock                                             -         -         -         11,422         0  (11,422)(D)         0
  Common Stock                                          169,856       629       300          2,145     2,880   28,220 (C)   204,711
                                                                                                                  681 (D)
  Surplus                                               403,104       591     1,000          2,741     6,742  (29,710)(C)   381,774
                                                                                                               (2,694)(D)
  Treasury Stock                                              0    (1,154)        -           (118)     (813)   2,085 (C)         0
  Retained earnings (deficit)                          (125,176)   14,139    13,926          1,218    20,178     (300)(E)   (76,015)
  Unrealized gain (loss) on securities
       available for sale                                  (508)     (542)     (109)          (497)      106        0        (1,550)
          TOTAL SHAREHOLDERS' EQUITY                    447,276    13,663    15,117         16,911    29,093  (13,140)      508,920
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY $5,235,002  $169,770  $122,398       $399,164  $365,947 ($38,873)   $6,253,408

See notes to Pro Forma Combined Financial Statements.

             PRO FORMA COMBINED STATEMENTS OF INCOME
                           (Unaudited)

     The following unaudited pro forma combined statements of income for the three months ended March 31, 1994 and 1993, and the years ended December 31, 1993, 1992 and 1991 combined the historical statements of income of Hibernia and First Bancorp as if the Merger had been effective on January 1, 1991. These unaudited pro forma combined statements of income should be read in conjunction with the historical financial statements and related notes of Hibernia, incorporated by reference into this Proxy Statement-Prospectus, and First Bancorp, contained elsewhere in this Proxy Statement-Prospectus. The costs associated with the Merger, estimated to be approximately $550,000, will be accounted for as a current period expense upon consummation of the Merger and has not been reflected in the pro forma combined statements of income. The unaudited pro forma combined statements of income also give effect to other probable mergers to which Hibernia is a party, as discussed in Note C to the pro forma combined financial statements. These mergers include Commercial Bancshares, Inc., Bastrop National Bank, First Continental Bancshares, Inc. and Pioneer Bancshares Corporation, and have been included in the pro forma combined statements of income as if those mergers had been effective on January 1, 1991.

HIBERNIA CORPORATION
PRO FORMA COMBINED STATEMENT OF INCOME
Three Months Ended March 31, 1994
                                                                     FIRST    PRO FORMA
                                                                   BANCORP OF  HIBERNIA
                                                        HIBERNIA   LOUISIANA,CORP. (WITH
Unaudited ($ in thousands, except per share data)      CORPORATION    INC.   1ST BANCORP)
Interest Income
    Interest and fees on loans                            $46,751     $2,160     $48,911
    Interest on securities:
        U.S. government securities and obligations of
            U.S. government agencies                       26,615      1,223      27,838
       Obligations of states and political subdivisions         -        157         157
    Trading account interest                                    5          -           5
    Interest on time deposits in domestic banks                 -         22          22
    Interest on federal funds sold and securities
        purchased under agreements to resell                1,483         89       1,572
        Total Interest Income                              74,854      3,651      78,505
Interest Expense
    Interest on deposits                                   24,823      1,253      26,076
    Interest on federal funds purchased and
        securities sold under agreements to repurchase      1,084         14       1,098
    Interest on debt and other                                  -        141         141
        Total Interest Expense                             25,907      1,408      27,315
Net Interest Income                                        48,947      2,243      51,190
    Provision for possible loan losses                          -        (45)        (45)
Net Interest Income After Provision for
    Possible Loan Losses                                   48,947      2,288      51,235
Noninterest Income
    Trust fees                                              2,951          3       2,954
    Service charges on deposits                             7,885        279       8,164
    Other service, collection and exchange charges          4,607        169       4,776
    Other operating income                                  1,757         52       1,809
    Securities gains (losses), net                              -          3           3
        Total Noninterest Income                           17,200        506      17,706
Noninterest Expense
    Salaries and employee benefits                         22,409      1,024      23,433
    Occupancy expense, net                                  5,099        178       5,277
    Equipment expense                                       2,834         99       2,933
    Data processing expense                                 4,729         54       4,783
    Foreclosed property expense                            (4,256)         4      (4,252)
    Other operating expense                                17,216        483      17,699
        Total Noninterest Expense                          48,031      1,842      49,873
Income Before Income Taxes                                 18,116        952      19,068
Income tax expense                                            980        279       1,259
Income from Continuing Operations                         $17,136       $673     $17,809

Pro Forma Weighted Average Common Shares               83,635,150  4,800,000  88,435,150

Pro Forma Income Per Common Share
     from Continuing Operations (G)                         $0.20 *                $0.20

See notes to Pro Forma Combined Financial Statements.
*Historical

HIBERNIA CORPORATION
PRO FORMA COMBINED STATEMENT OF INCOME
Three Months Ended March 31, 1994 (con't.)
                                                        PRO FORMA                           FIRST                          TOTAL
                                                        HIBERNIA   COMMERCIAL  BASTROP   CONTINENTAL  PIONEER   PRO      PRO FORMA
                                                       CORP. (WITH BANCSHARES  NATIONAL  BANCSHARES,BANCSHARES FORMA      HIBERNIA
Unaudited ($ in thousands, except per share data)      1ST BANCORP)   INC.       BANK       INC.    CORPORATION ADJ.    CORPORATION
Interest Income
    Interest and fees on loans                            $48,911     $1,252        $731     $5,088     $3,416              $59,398
    Interest on securities:
        U.S. government securities and obligations of
            U.S. government agencies                       27,838      1,146       1,013      1,813      2,081               33,891
       Obligations of states and political subdivisions       157         13         171          4          3                  348
    Trading account interest                                    5          -           -          -          -                    5
    Interest on time deposits in domestic banks                22          -           -          -         34                   56
    Interest on federal funds sold and securities
        purchased under agreements to resell                1,572         64          59        117         77                1,889
        Total Interest Income                              78,505      2,475       1,974      7,022      5,611               95,587
Interest Expense
    Interest on deposits                                   26,076        950         785      2,143      1,546               31,500
    Interest on federal funds purchased and
        securities sold under agreements to repurchase      1,098                      -         51         13                1,162
    Interest on debt and other                                141         62           2        451         98                  754
        Total Interest Expense                             27,315      1,012         787      2,645      1,657               33,416
Net Interest Income                                        51,190      1,463       1,187      4,377      3,954               62,171
    Provision for possible loan losses                        (45)         0           0        150        125                  230
Net Interest Income After Provision for
    Possible Loan Losses                                   51,235      1,463       1,187      4,227      3,829               61,941
Noninterest Income
    Trust fees                                              2,954          -           -        128          -                3,082
    Service charges on deposits                             8,164        210         130        624        701                9,829
    Other service, collection and exchange charges          4,776         55          34        259        545                5,669
    Other operating income                                  1,809         21           5        328        268 ($229)(F)      2,202
    Securities gains (losses), net                              3          -           -        162          -                  165
        Total Noninterest Income                           17,706        286         169      1,501      1,514  (229)        20,947
Noninterest Expense
    Salaries and employee benefits                         23,433        617         352      1,917      1,976               28,295
    Occupancy expense, net                                  5,277        129          72        184        293                5,955
    Equipment expense                                       2,933         91          34        183        219                3,460
    Data processing expense                                 4,783          8           6        190         70  (188)(F)      4,869
    Foreclosed property expense                            (4,252)         6           -        573         57               (3,616)
    Other operating expense                                17,699        652         269      1,275        968   (41)(F)     20,822
        Total Noninterest Expense                          49,873      1,503         733      4,322      3,583  (229)        59,785
Income Before Income Taxes                                 19,068        246         623      1,406      1,760     0         23,103
Income tax expense                                          1,259         75         158        589        604                2,685
Income from Continuing Operations                         $17,809       $171        $465       $817     $1,156    $0        $20,418

Pro Forma Weighted Average Common Shares               88,435,150  2,493,333   2,866,667  4,423,746  8,370,512          106,589,408

Pro Forma Income Per Common Share
     from Continuing Operations (G)                         $0.20                                                             $0.19
See notes to Pro Forma Combined Financial Statements.
*Historical

HIBERNIA CORPORATION
PRO FORMA COMBINED STATEMENT OF INCOME
Three Months Ended March 31, 1993
                                                                     FIRST    PRO FORMA
                                                                   BANCORP OF  HIBERNIA
                                                        HIBERNIA   LOUISIANA,CORP. (WITH
Unaudited ($ in thousands, except per share data)      CORPORATION    INC.   1ST BANCORP)
Interest Income
    Interest and fees on loans                            $46,850     $1,605     $48,455
    Interest on securities:
        U.S. government securities and obligations of
            U.S. government agencies                       26,173      1,094      27,267
       Obligations of states and political subdivisions         -        120         120
    Trading account interest                                    2          -           2
    Interest on time deposits in domestic banks               173         25         198
    Interest on federal funds sold and securities
        purchased under agreements to resell                3,371         19       3,390
        Total Interest Income                              76,569      2,863      79,432
Interest Expense
    Interest on deposits                                   25,121        932      26,053
    Interest on federal funds purchased and
        securities sold under agreements to repurchase        861         30         891
    Interest on debt and other                                194         38         232
        Total Interest Expense                             26,176      1,000      27,176
Net Interest Income                                        50,393      1,863      52,256
    Provision for possible loan losses                      5,000          -       5,000
Net Interest Income After Provision for
    Possible Loan Losses                                   45,393      1,863      47,256
Noninterest Income
    Trust fees                                              3,054          3       3,057
    Service charges on deposits                             7,214        174       7,388
    Other service, collection and exchange charges          3,912          -       3,912
    Other operating income                                  1,516        150       1,666
    Securities gains, net                                       -          -           0
        Total Noninterest Income                           15,696        327      16,023
Noninterest Expense
    Salaries and employee benefits                         20,743        632      21,375
    Occupancy expense, net                                  4,893        159       5,052
    Equipment expense                                       2,737         75       2,812
    Data processing expense                                 3,669         49       3,718
    Foreclosed property expense                             2,594          4       2,598
    Other operating expense                                16,170        439      16,609
        Total Noninterest Expense                          50,806      1,358      52,164
Income Before Income Taxes and
    Extraordinary Items                                    10,283        832      11,115
Income tax expense                                              -        254         254
Income from Continuing Operations                         $10,283       $578     $10,861

Pro Forma Weighted Average Common Shares               82,399,612  4,800,000  87,199,612

Pro Forma Income (Loss) Per Common Share
     from Continuing Operations (G)                         $0.12 *                $0.12

See notes to Pro Forma Combined Financial Statements.
*Historical

HIBERNIA CORPORATION
PRO FORMA COMBINED STATEMENT OF INCOME
Three Months Ended March 31, 1993 (con't.)
                                                        PRO FORMA                           FIRST                          TOTAL
                                                        HIBERNIA   COMMERCIAL  BASTROP   CONTINENTAL  PIONEER      PRO   PRO FORMA
                                                       CORP. (WITH BANCSHARES  NATIONAL  BANCSHARES,BANCSHARES     FORMA  HIBERNIA
Unaudited ($ in thousands, except per share data)      1ST BANCORP)   INC.       BANK       INC.    CORPORATION    ADJ. CORPORATION
Interest Income
    Interest and fees on loans                            $48,455     $1,390        $777     $5,644     $3,291              $59,557
    Interest on securities:
        U.S. government securities and obligations of
            U.S. government agencies                       27,267      1,361       1,190      1,710      2,334               33,862
       Obligations of states and political subdivisions       120         13         144          1          3                  281
    Trading account interest                                    2          -           -          -          -                    2
    Interest on time deposits in domestic banks               198          -           -          -         63                  261
    Interest on federal funds sold and securities
        purchased under agreements to resell                3,390         58          54         79         98                3,679
        Total Interest Income                              79,432      2,822       2,165      7,434      5,789               97,642
Interest Expense
    Interest on deposits                                   26,053      1,079         861      2,350      1,695               32,038
    Interest on federal funds purchased and
        securities sold under agreements to repurchase        891          -           -         55          -                  946
    Interest on debt and other                                232         62           2        459        315                1,070
        Total Interest Expense                             27,176      1,141         863      2,864      2,010               34,054
Net Interest Income                                        52,256      1,681       1,302      4,570      3,779               63,588
    Provision for possible loan losses                      5,000         75           0        435        449                5,959
Net Interest Income After Provision for
    Possible Loan Losses                                   47,256      1,606       1,302      4,135      3,330               57,629
Noninterest Income
    Trust fees                                              3,057          0           -        226          -                3,283
    Service charges on deposits                             7,388        180         119        696        796                9,179
    Other service, collection and exchange charges          3,912         33          33        258        931                5,167
    Other operating income                                  1,666         70           6        742         82 ($227)(F)      2,339
    Securities gains, net                                       0          0           2          8        (75)                 (65)
        Total Noninterest Income                           16,023        283         160      1,930      1,734  (227)        19,903
Noninterest Expense
    Salaries and employee benefits                         21,375        522         338      1,848      1,850               25,933
    Occupancy expense, net                                  5,052        100          68        177        421                5,818
    Equipment expense                                       2,812         97          34        169        167                3,279
    Data processing expense                                 3,718          3           5        185        234  (183)(F)      3,962
    Foreclosed property expense                             2,598         93           -      1,114        633                4,438
    Other operating expense                                16,609        438         244      1,670        906   (44)(F)     19,823
        Total Noninterest Expense                          52,164      1,253         689      5,163      4,211  (227)        63,253
Income Before Income Taxes and
    Extraordinary Items                                    11,115        636         773        902        853     0         14,279
Income tax expense                                            254        215         214        400        286                1,369
Income from Continuing Operations                         $10,861       $421        $559       $502       $567    $0        $12,910

Pro Forma Weighted Average Common Shares               87,199,612  2,493,333   2,866,667  4,423,746  8,370,512          105,353,870

Pro Forma Income (Loss) Per Common Share
     from Continuing Operations (G)                         $0.12                                                             $0.12

See notes to Pro Forma Combined Financial Statements.
*Historical

HIBERNIA CORPORATION
PRO FORMA COMBINED STATEMENT OF INCOME
Year Ended December 31, 1993
                                                                      FIRST    PRO FORMA
                                                                   BANCORP OF  HIBERNIA
                                                        HIBERNIA    LOUISIANA,CORP. (WITH
Unaudited ($ in thousands, except per share data)      CORPORATION    INC.    1ST BANCORP)
Interest Income
    Interest and fees on loans                           $185,378      $7,470   $192,848
    Interest on securities:
        U.S. government securities and obligations of
            U.S. government agencies                      105,939       4,678    110,617
       Obligations of states and political subdivisions         -         537        537
    Trading account interest                                   33           -         33
    Interest on time deposits in domestic banks               194         100        294
    Interest on federal funds sold and securities
        purchased under agreements to resell                8,186         207      8,393
        Total Interest Income                             299,730      12,992    312,722
Interest Expense
    Interest on deposits                                  100,092       4,308    104,400
    Interest on federal funds purchased and
        securities sold under agreements to repurchase      3,654          59      3,713
    Interest on debt and other                                279         377        656
        Total Interest Expense                            104,025       4,744    108,769
Net Interest Income                                       195,705       8,248    203,953
    Provision for possible loan losses                     (6,200)       (235)    (6,435)
Net Interest Income After Provision for
    Possible Loan Losses                                  201,905       8,483    210,388
Noninterest Income
    Trust fees                                             12,692           7     12,699
    Service charges on deposits                            30,046         803     30,849
    Other service, collection and exchange charges         15,768         470     16,238
    Gain on settlement of acquired loans                    1,308           -      1,308
    Other operating income                                  7,403         136      7,539
    Securities gains (losses), net                              -          90         90
        Total Noninterest Income                           67,217       1,506     68,723
Noninterest Expense
    Salaries and employee benefits                         83,364       3,211     86,575
    Occupancy expense, net                                 20,611         660     21,271
    Equipment expense                                      11,043         304     11,347
    Data processing expense                                16,504         200     16,704
    Foreclosed property expense                             2,188         (88)     2,100
    Provision for data processing enhancements             11,991           -     11,991
    Other operating expense                                73,775       1,966     75,741
        Total Noninterest Expense                         219,476       6,253    225,729
Income Before Income Taxes and
    Cumulative Effect of Accounting Change                 49,646       3,736     53,382
Income tax expense                                          1,696       1,030      2,726
Income from Continuing Operations                         $47,950      $2,706    $50,656

Pro Forma Weighted Average Common Shares               83,175,129   4,800,000 87,975,129

Pro Forma Income Per Common Share
     from Continuing Operations (G)                         $0.58 *                $0.58
See notes to Pro Forma Combined Financial Statements.
*Historical

HIBERNIA CORPORATION
PRO FORMA COMBINED STATEMENT OF INCOME
Year Ended December 31, 1993 (con't.)
                                                        PRO FORMA                           FIRST                          TOTAL
                                                        HIBERNIA   COMMERCIAL   BASTROP  CONTINENTAL  PIONEER   PRO      PRO FORMA
                                                       CORP. (WITH BANCSHARES, NATIONAL  BANCSHARES,BANCSHARES FORMA      HIBERNIA
Unaudited ($ in thousands, except per share data)      1ST BANCORP)   INC.       BANK       INC.    CORPORATION ADJ.    CORPORATION
Interest Income
    Interest and fees on loans                           $192,848      $5,479     $3,183    $22,636    $14,704             $238,850
    Interest on securities:
        U.S. government securities and obligations of
            U.S. government agencies                      110,617       5,001      4,312      6,890      8,980              135,800
       Obligations of states and political subdivisions       537          42        630         13         85                1,307
    Trading account interest                                   33           -          -          -          -                   33
    Interest on time deposits in domestic banks               294           1          -          -        255                  550
    Interest on federal funds sold and securities
        purchased under agreements to resell                8,393         180        200        446        217                9,436
        Total Interest Income                             312,722      10,703      8,325     29,985     24,241              385,976
Interest Expense
    Interest on deposits                                  104,400       3,992      3,378      9,230      6,596              127,596
    Interest on federal funds purchased and
        securities sold under agreements to repurchase      3,713           -          -        289         15                4,017
    Interest on debt and other                                656         252          8      1,753        948                3,617
        Total Interest Expense                            108,769       4,244      3,386     11,272      7,559              135,230
Net Interest Income                                       203,953       6,459      4,939     18,713     16,682              250,746
    Provision for possible loan losses                     (6,435)         75         28        725      1,509               (4,098)
Net Interest Income After Provision for
    Possible Loan Losses                                  210,388       6,384      4,911     17,988     15,173              254,844
Noninterest Income
    Trust fees                                             12,699           -          -        611          -               13,310
    Service charges on deposits                            30,849         820        513      2,755      2,965               37,902
    Other service, collection and exchange charges         16,238         176        138        815      2,290               19,657
    Gain on settlement of acquired loans                    1,308           -          -          -          -                1,308
    Other operating income                                  7,539          67         47        578        564 ($905)(F)      7,890
    Securities gains (losses), net                             90           -         51         24        (73)                  92
        Total Noninterest Income                           68,723       1,063        749      4,783      5,746  (905)        80,159
Noninterest Expense
    Salaries and employee benefits                         86,575       2,404      1,451      8,087      7,593              106,110
    Occupancy expense, net                                 21,271         401        358        727      1,264               24,021
    Equipment expense                                      11,347         392         93        745        755               13,332
    Data processing expense                                16,704          21         14        755        186  (741)(F)     16,939
    Foreclosed property expense                             2,100        (178)         -      5,213        723                7,858
    Provision for data processing enhancements             11,991           -          -          -          -               11,991
    Other operating expense                                75,741       1,938        915      5,174      4,733  (164)(F)     88,337
        Total Noninterest Expense                         225,729       4,978      2,831     20,701     15,254  (905)       268,588
Income Before Income Taxes and
    Cumulative Effect of Accounting Change                 53,382       2,469      2,829      2,070      5,665     0         66,415
Income tax expense                                          2,726         802        779      1,052      1,975                7,334
Income from Continuing Operations                         $50,656      $1,667     $2,050     $1,018     $3,690    $0        $59,081
Pro Forma Weighted Average Common Shares               87,975,129   2,493,333  2,866,667  4,423,746  8,370,512          106,129,387

Pro Forma Income Per Common Share
     from Continuing Operations (G)                         $0.58                                                             $0.56

See notes to Pro Forma Combined Financial Statements.
*Historical

HIBERNIA CORPORATION
PRO FORMA COMBINED STATEMENT OF INCOME
Year Ended December 31, 1992
                                                                      FIRST    PRO FORMA
                                                                   BANCORP OF  HIBERNIA
                                                        HIBERNIA    LOUISIANA,CORP. (WITH
Unaudited ($ in thousands, except per share data)      CORPORATION    INC.    1ST BANCORP)
Interest Income
    Interest and fees on loans                           $253,183      $6,286   $259,469
    Interest on securities:
        U.S. government securities and obligations of
            U.S. government agencies                       89,131       4,940     94,071
       Obligations of states and political subdivisions         3         555        558
    Trading account interest                                   99           -         99
    Interest on time deposits in domestic banks               223         132        355
    Interest on federal funds sold and securities
        purchased under agreements to resell               14,095         146     14,241
        Total Interest Income                             356,734      12,059    368,793
Interest Expense
    Interest on deposits                                  141,502       4,737    146,239
    Interest on federal funds purchased and
        securities sold under agreements to repurchase      6,515          69      6,584
    Interest on debt and other                             11,439         186     11,625
        Total Interest Expense                            159,456       4,992    164,448
Net Interest Income                                       197,278       7,067    204,345
    Provision for possible loan losses                     66,275         710     66,985
Net Interest Income After Provision for
    Possible Loan Losses                                  131,003       6,357    137,360
Noninterest Income
    Trust fees                                             12,263           7     12,270
    Service charges on deposits                            31,870         661     32,531
    Other service, collection and exchange charges         13,928         523     14,451
    Gain on settlement of acquired loans                    4,151           -      4,151
    Loss on planned sale of Texas bank                     (2,934)          -     (2,934)
    Other operating income                                  9,972           6      9,978
    Securities gains, net                                  17,190          60     17,250
        Total Noninterest Income                           86,440       1,257     87,697
Noninterest Expense
    Salaries and employee benefits                         86,141       2,404     88,545
    Occupancy expense, net                                 23,275         634     23,909
    Equipment expense                                      13,447         308     13,755
    Data processing expense                                17,477         205     17,682
    Foreclosed property expense                            16,302         (30)    16,272
    Other operating expense                                68,716       1,550     70,266
        Total Noninterest Expense                         225,358       5,071    230,429
Income (Loss) Before Income Taxes and
    Extraordinary Items                                    (7,915)      2,543     (5,372)
Income tax expense                                              -         598        598
Income (Loss) from Continuing Operations                  ($7,915)     $1,945    ($5,970)

Pro Forma Weighted Average Common Shares               29,608,279   4,800,000 34,408,279

Pro Forma Income (Loss) Per Common Share
     from Continuing Operations (G)                        ($0.27)*               ($0.17)

See notes to Pro Forma Combined Financial Statements.
*Historical

HIBERNIA CORPORATION
PRO FORMA COMBINED STATEMENT OF INCOME
Year Ended December 31, 1992 (con't.)
                                                        PRO FORMA                           FIRST                          TOTAL
                                                        HIBERNIA   COMMERCIAL   BASTROP  CONTINENTAL  PIONEER      PRO   PRO FORMA
                                                       CORP. (WITH BANCSHARES, NATIONAL  BANCSHARES,BANCSHARES     FORMA  HIBERNIA
Unaudited ($ in thousands, except per share data)      1ST BANCORP)   INC.       BANK       INC.    CORPORATION    ADJ. CORPORATION
Interest Income
    Interest and fees on loans                           $259,469      $6,489     $3,410    $24,612    $14,947             $308,927
    Interest on securities:
        U.S. government securities and obligations of
            U.S. government agencies                       94,071       5,619      4,775      7,017     11,030              122,512
       Obligations of states and political subdivisions       558          70        572          2        187                1,389
    Trading account interest                                   99           -          -          -          -                   99
    Interest on time deposits in domestic banks               355           4          2          -        252                  613
    Interest on federal funds sold and securities
        purchased under agreements to resell               14,241         230        178        549        343               15,541
        Total Interest Income                             368,793      12,412      8,937     32,180     26,759              449,081
Interest Expense
    Interest on deposits                                  146,239       5,497      3,743     12,169      9,158              176,806
    Interest on federal funds purchased and
        securities sold under agreements to repurchase      6,584           -          4        322          -                6,910
    Interest on debt and other                             11,625         377         11      1,353        732               14,098
        Total Interest Expense                            164,448       5,874      3,758     13,844      9,890              197,814
Net Interest Income                                       204,345       6,538      5,179     18,336     16,869              251,267
    Provision for possible loan losses                     66,985         150         40      1,152      2,221               70,548
Net Interest Income After Provision for
    Possible Loan Losses                                  137,360       6,388      5,139     17,184     14,648              180,719
Noninterest Income
    Trust fees                                             12,270           2          -        577          6               12,855
    Service charges on deposits                            32,531         713        481      2,726      3,129               39,580
    Other service, collection and exchange charges         14,451         183        179        932      2,284               18,029
    Gain on settlement of acquired loans                    4,151           -          -          -          -                4,151
    Loss on planned sale of Texas bank                     (2,934)          -          -          -          -               (2,934)
    Other operating income                                  9,978          22         31        640      1,447 ($911)(F)     11,207
    Securities gains, net                                  17,250          44         22         20         14               17,350
        Total Noninterest Income                           87,697         964        713      4,895      6,880  (911)       100,238
Noninterest Expense
    Salaries and employee benefits                         88,545       2,565      1,336      7,034      6,936              106,416
    Occupancy expense, net                                 23,909         407        351        726      1,351               26,744
    Equipment expense                                      13,755         387        133        744        570               15,589
    Data processing expense                                17,682          22         14        747        864  (739)(F)     18,590
    Foreclosed property expense                            16,272        (124)         -      6,554      2,637               25,339
    Other operating expense                                70,266       1,868        985      5,592      5,876  (172)(F)     84,415
        Total Noninterest Expense                         230,429       5,125      2,819     21,397     18,234  (911)       277,093
Income (Loss) Before Income Taxes and
    Extraordinary Items                                    (5,372)      2,227      3,033        682      3,294     0          3,864
Income tax expense                                            598         638        854        232      1,094                3,416
Income (Loss) from Continuing Operations                  ($5,970)     $1,589     $2,179       $450     $2,200    $0           $448

Pro Forma Weighted Average Common Shares               34,408,279   2,493,333  2,866,667  4,423,746  8,370,512           52,562,537

Pro Forma Income (Loss) Per Common Share
     from Continuing Operations (G)                        ($0.17)                                                            $0.01

See notes to Pro Forma Combined Financial Statements.
*Historical

HIBERNIA CORPORATION
PRO FORMA COMBINED STATEMENT OF INCOME
Year Ended December 31, 1991
                                                                      FIRST    PRO FORMA
                                                                   BANCORP OF  HIBERNIA
                                                        HIBERNIA    LOUISIANA,CORP. (WITH
Unaudited ($ in thousands, except per share data)      CORPORATION    INC.    1ST BANCORP)
Interest Income
    Interest and fees on loans                           $451,675      $5,845   $457,520
    Interest on securities:
        U.S. government securities and obligations of
            U.S. government agencies                      114,629       4,743    119,372
       Obligations of states and political subdivisions     4,970         574      5,544
    Trading account interest                                   70           -         70
    Interest on time deposits in domestic banks               100         324        424
    Interest on federal funds sold and securities
        purchased under agreements to resell                9,285         386      9,671
        Total Interest Income                             580,729      11,872    592,601
Interest Expense
    Interest on deposits                                  317,780       6,580    324,360
    Interest on federal funds purchased and
        securities sold under agreements to repurchase     16,177          74     16,251
    Interest on debt and other                             12,173         319     12,492
        Total Interest Expense                            346,130       6,973    353,103
Net Interest Income                                       234,599       4,899    239,498
    Provision for possible loan losses                    178,330         432    178,762
Net Interest Income After Provision for
    Possible Loan Losses                                   56,269       4,467     60,736
Noninterest Income
    Trust fees                                             14,346           6     14,352
    Service charges on deposits                            34,779         605     35,384
    Other service, collection and exchange charges         19,938         573     20,511
    Credit card income                                      5,251           2      5,253
    Gain on settlement of acquired loans                    9,043           -      9,043
    Other operating income                                  8,512           -      8,512
    Securities gains, net                                  17,801         (17)    17,784
        Total Noninterest Income                          109,670       1,169    110,839
Noninterest Expense
    Salaries and employee benefits                        115,173       2,195    117,368
    Occupancy expense, net                                 28,785         378     29,163
    Equipment expense                                      13,979         211     14,190
    Data processing expense                                12,548         194     12,742
    Foreclosed property expense                            24,854          (2)    24,852
    Credit card expense                                     3,136           -      3,136
    Other operating expense                               110,679       1,317    111,996
        Total Noninterest Expense                         309,154       4,293    313,447
Income (Loss) Before Minority Interests                  (143,215)      1,343   (141,872)
     Less:  Minority interest                                   -           -          0
Income (Loss) Before Income Taxes,
    Extraordinary Item and Cumulative Effect
    of Accounting Change                                 (143,215)      1,343   (141,872)
Income tax expense                                            782         305      1,087
Income (Loss) from Continuing Operations                ($143,997)     $1,038  ($142,959)

Pro Forma Weighted Average Common Shares               28,116,938   4,800,000 32,916,938

Pro Forma Income (Loss) Per Common Share
     from Continuing Operations (G)                        ($5.12)*               ($4.34)

See notes to Pro Forma Combined Financial Statements.
*Historical

HIBERNIA CORPORATION
PRO FORMA COMBINED STATEMENT OF INCOME
Year Ended December 31, 1991 (con't.)
                                                        PRO FORMA                           FIRST                          TOTAL
                                                        HIBERNIA   COMMERCIAL   BASTROP  CONTINENTAL  PIONEER      PRO   PRO FORMA
                                                       CORP. (WITH BANCSHARES, NATIONAL  BANCSHARES,BANCSHARES     FORMA  HIBERNIA
Unaudited ($ in thousands, except per share data)      1ST BANCORP)   INC.       BANK       INC.    CORPORATION    ADJ. CORPORATION
Interest Income
    Interest and fees on loans                           $457,520      $7,857     $3,648    $26,672    $16,686             $512,383
    Interest on securities:
        U.S. government securities and obligations of
            U.S. government agencies                      119,372       6,002      4,694      5,861     12,042              147,971
       Obligations of states and political subdivisions     5,544         229        495          6        394                6,668
    Trading account interest                                   70           -          -          -          -                   70
    Interest on time deposits in domestic banks               424          61         37          -        291                  813
    Interest on federal funds sold and securities
        purchased under agreements to resell                9,671         292        470        984        572               11,989
        Total Interest Income                             592,601      14,441      9,344     33,523     29,985              679,894
Interest Expense
    Interest on deposits                                  324,360       8,216      5,150     17,645     14,866              370,237
    Interest on federal funds purchased and
        securities sold under agreements to repurchase     16,251           -          -        543          -               16,794
    Interest on debt and other                             12,492         635         19      1,250        838               15,234
        Total Interest Expense                            353,103       8,851      5,169     19,438     15,704              402,265
Net Interest Income                                       239,498       5,590      4,175     14,085     14,281              277,629
    Provision for possible loan losses                    178,762          10         17      1,800      2,561              183,150
Net Interest Income After Provision for
    Possible Loan Losses                                   60,736       5,580      4,158     12,285     11,720               94,479
Noninterest Income
    Trust fees                                             14,352           2          -        490         11               14,855
    Service charges on deposits                            35,384         754        442      2,629      2,715               41,924
    Other service, collection and exchange charges         20,511         218        162        884      1,636               23,411
    Credit card income                                      5,253           -          -        160          -                5,413
    Gain on settlement of acquired loans                    9,043           -          -          -          -                9,043
    Other operating income                                  8,512          27         37        368        207 ($799)(F)      8,352
    Securities gains, net                                  17,784          22       (278)       179        186               17,893
        Total Noninterest Income                          110,839       1,023        363      4,710      4,755  (799)       120,891
Noninterest Expense
    Salaries and employee benefits                        117,368       2,510      1,231      6,954      5,548              133,611
    Occupancy expense, net                                 29,163         411        350        899      1,169               31,992
    Equipment expense                                      14,190         453         85        851        491               16,070
    Data processing expense                                12,742          17         17        665        761  (658)(F)     13,544
    Foreclosed property expense                            24,852         244          -      3,685      2,421               31,202
    Credit card expense                                     3,136           -          -          -          -                3,136
    Other operating expense                               111,996       1,935        799      4,469      3,842  (141)(F)    122,900
        Total Noninterest Expense                         313,447       5,570      2,482     17,523     14,232  (799)       352,455
Income (Loss) Before Minority Interests                  (141,872)      1,033      2,039       (528)     2,243     0       (137,085)
     Less:  Minority interest                                   0           -          -        311          -                  311
Income (Loss) Before Income Taxes,
    Extraordinary Item and Cumulative Effect
    of Accounting Change                                 (141,872)      1,033      2,039       (839)     2,243     0       (137,396)
Income tax expense                                          1,087         163        478          -        572                2,300
Income (Loss) from Continuing Operations                ($142,959)       $870     $1,561      ($839)    $1,671    $0      ($139,696)

Pro Forma Weighted Average Common Shares               32,916,938   2,493,333  2,866,667  4,423,746  8,370,512           51,071,196

Pro Forma Income (Loss) Per Common Share
     from Continuing Operations (G)                        ($4.34)                                                           ($2.74)

See notes to Pro Forma Combined Financial Statements.
*Historical

HIBERNIA CORPORATION
NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS



A. Hibernia Corporation will issue common stock with an aggregate market value at the date of merger of $36.0 million to effect the merger with First Bancorp of Louisiana, Inc. (First Bancorp). It is assumed that prior to this merger $800,000 of First Bancorp convertible subordinated debentures will be converted to 30,064 shares of First Bancorp common stock. The Hibernia Corporation common stock is assumed to have a market value of $7.50 per share resulting in the issuance of 4,800,000 shares of common stock for all the outstanding common stock of First Bancorp (exchange ratio of 20.20). The stated value of Hibernia Corporation common stock is $1.92 per share. In accordance with the pooling of interests method of accounting, the historical equities of the merged companies are combined.


B. Hibernia Corporation will use available federal funds sold to retire First Bancorp debt of $3,580,000 and related accrued interest of $29,000. The retirement of the First Bancorp debt is required by the debt agreement.


C. In addition to the First Bancorp merger, Hibernia Corporation is a party to pending mergers with Commercial Bancshares, Inc. (Commercial Bancshares), Bastrop National Bank (Bastrop National), First Continental Bancshares, Inc. (First Continental) and Pioneer Bancshares Corporation (Pioneer). Hibernia Corporation will issue common stock to effect these mergers in transactions using the pooling of interests method of accounting.

      It is assumed that prior to these mergers $595,000 of convertible premium related to First Continental senior secured notes will be converted to 415,107 of First
      Continental common stock and that such common stock will then be exchanged for Hibernia Corporation common stock.

      The Hibernia Corporation common stock is assumed to have a market value of $7.50 per share and a stated value of $1.92 per share. In accordance with the pooling of interests method of accounting, the historical equities of the merged companies are combined.

                              Hibernia    Mkt Value   Stated Value  Exchange
                               Shares     of Shares     of Shares     Ratio
      Commercial Bancshares   2,493,333  $ 18,700,000  $ 4,787,000     8.85
      Bastrop National        2,866,667    21,500,000    5,504,000     9.55
      First Continental       4,069,125    30,518,000    7,813,000     1.60
      Pioneer                 8,370,512    62,779,000   16,071,000    30.50
            Total            17,799,637  $133,497,000  $34,175,000



D.    Hibernia Corporation will acquire the outstanding First
      Continental preferred stock through the issuance of approximately $2,660,000 of common stock and payment of $13,435,000 of cash. The Hibernia Corporation common stock is assumed to have a market value of $7.50 per share resulting in the issuance of 354,621 shares. The stated value of Hibernia Corporation common stock is $1.92 per share. Available federal funds will be used to fund the cash payment.


E. Hibernia Corporation will use available federal funds sold and investment securities to retire debt and related accrued interest and redemption premium. Investment securities of $473,000, which represent an escrow account previously established by First Continental, will be used to fund a portion of the debt retirement.

                                                           Redemption
                                  Debt        Interest      Premium
      Commercial Bancshares    $ 2,955,000   $    9,000    $   -
      First Continental         11,400,000    4,465,000     300,000
      Pioneer                    6,259,000       50,000        -
                               $20,614,000   $4,524,000    $300,000


      The retirement of the Commercial Bancshares and Pioneer debt is not a requirement of the merger. The retirement of the First Continental debt is required by the merger agreement.


F.    To eliminate intercompany transactions between Hibernia
      Corporation and First Continental primarily related to data processing charges paid by First Continental to Hibernia
      Corporation.


G. Hibernia Corporation expects to achieve savings through reductions in interest expense and operating costs in connection with the proposed mergers. The savings vary from merger to merger depending upon Hibernia Corporation's pre-merger operations in the respective geographic area. The majority of the savings will be achieved through the retirement of long-term debt upon merger and consolidation of certain operations. The extent to which the savings will be achieved depends, among other things, on the regulatory environment and economic conditions, and may be affected by unanticipated changes in business activities, inflation and certain external factors such as FDIC assessments. Therefore, there can be no assurance that such savings will be realized. No adjustment has been included in the unaudited pro forma financial statements for the anticipated savings.

                         PROPOSED MERGER

     This section of the Proxy Statement-Prospectus describes certain aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated herein by reference. All shareholders are urged to read the Agreement carefully and in its entirety.

Background and Reasons for Merger

     As a result of recent improvement in the Louisiana economy, there has been a sharp increase in the level of interest in and the number of acquisitions of financial institutions in Louisiana. One of the responsibilities of the Board of Directors of First Bancorp is to consider various strategic alternatives, including whether to affiliate with a larger, more diversified financial organization, as viable opportunities might arise.

     In May 1993, another bank holding company unaffiliated with First Bancorp or Hibernia contacted First Bancorp about a proposed affiliation. Extensive discussions were held with this bank holding company over the ensuing months and resulted in an offer to acquire First Bancorp. In October 1993, prior to these negotiations being concluded, Hibernia contacted representatives of First Bancorp and expressed a similar interest in a proposed affiliation. The financial terms of the proposed transaction with Hibernia were considerably more advantageous to First Bancorp and its shareholders than the offer received from the other potential acquirer. After several meetings and extensive negotiations, the Agreement was executed on November 4, 1993. The Agreement calls for an exchange of Hibernia Common Stock for all of the outstanding shares of First Bancorp in a tax-free merger.

     In determining that the Merger was in the best interests of First Bancorp and its stockholders, the Board of Directors of First Bancorp considered a numerous factors, including: (a) the business, earnings and potential for future growth of First Bancorp and Hibernia; (b) potential operational and managerial benefits that could be derived from the Merger; (c) the consideration to be received by First Bancorp stockholders in the Merger in relation to the book value and earnings of First Bancorp; (d) the prices paid for First Bancorp stock in the limited trades known to First Bancorp management; (e) prices paid in similar merger transactions;
(f) the tax-free nature of the stock-for-stock exchange; (g) the liquidity provided by holding shares of Hibernia which are traded on the NYSE; and (h) the fairness opinion issued by Austin Associates.

     Based on the foregoing, the Board of Directors of First Bancorp has unanimously approved the Agreement and believes that the Merger is in the best interests of the shareholders of First Bancorp, and recommends that the shareholders vote FOR the Merger. The Board of Directors has received from Austin Associates an opinion that the terms of the Merger are fair, from a financial point of view, to the common shareholders of First Bancorp. See "PROPOSED MERGER -- Opinion of Financial Advisor." First Bancorp's Board believes that the Merger will provide significant value to all First Bancorp shareholders and will enable them to participate in opportunities for growth that First Bancorp's Board believes the Merger makes possible.

Terms of the Merger

     On the Effective Date, each outstanding share of First Bancorp Common Stock (other than shares held by dissenting shareholders) will be converted into the number of shares of Hibernia Common Stock determined in accordance with the following formula: ($36.0 million divided by 237,676 (the number of outstanding shares of First Bancorp Common Stock taking into account the issuance of 30,064 shares as a result of conversion of certain convertible debentures)) divided by the Fair Market Value of Hibernia Common Stock. The Fair Market Value of the Hibernia Common Stock will be the average of the high and low trading prices of the stock for the ten business days prior to the last trading day immediately preceding the Closing Date. For example, if the Fair Market Value of the Hibernia Common Stock is $7.50, each share of First Bancorp Common Stock will be exchanged for 20.20 shares of Hibernia Common Stock.

     The Agreement also provides that the aggregate value of Hibernia Common Stock to be exchanged for First Bancorp Common Stock will be increased if the book value of First Bancorp is at least $14.6 million in each month after March 31, 1994 prior to the Closing Date. In that event, the increase in value, to be paid in shares of Hibernia Common Stock, will be the lesser of (i) the net aggregate after-tax income of First Bancorp for each full month ended after March 31, 1994 and prior to the Closing Date, and (ii) $250,000 per month ending after March 31, 1994. It is anticipated that the aggregate value of Hibernia Common Stock to be received by First Bancorp shareholders in the Merger will be approximately $37 million, assuming the Closing occurs on or about July 31, 1994, or $37.25 million if the Closing were to be postponed until the end of August, 1994.

     The Agreement also provides for a minimum value, regardless of the actual market price, of $10.00 per share of Hibernia Common Stock in the event Hibernia enters into a merger in which Hibernia is not the surviving entity or sells all or substantially all of its assets prior to the Closing Date of the Merger. This provision does not establish a maximum exchange ratio; rather, its effect is to limit the amount of dilution that would be experienced by FBL shareholders if Hibernia were to merge with another company in a transaction in which Hibernia was not the surviving entity.

     Upon the effectiveness of the Merger, the conversion of shares of First Bancorp Common Stock to Hibernia Common Stock will be automatic, and First Bancorp shareholders will automatically be entitled to all of the rights and privileges afforded to Hibernia shareholders as of such date. However, the exchange of First Bancorp stock certificates for certificates representing Hibernia Common Stock will occur after the Effective Date of the Merger.

     SHAREHOLDERS OF FIRST BANCORP SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO FIRST BANCORP OR HIBERNIA AT THIS TIME. IF THE MERGER IS CONSUMMATED, FIRST BANCORP SHAREHOLDERS WILL RECEIVE INSTRUCTIONS REGARDING THE EXCHANGE OF THEIR CERTIFICATES FOR HIBERNIA COMMON STOCK.

     For a discussion of the rights of dissenting shareholders, see "PROPOSED MERGER -- Rights of Dissenting Shareholders."

Advice and Opinion of Financial Advisor

     First Bancorp retained the financial institution consulting firm of Austin Associates, Inc., Toledo, Ohio ("Austin Associates"), as financial advisor in connection with the proposed Merger. Prior to execution of the Agreement, Austin Associates orally advised the Board of Directors that the terms of the Merger provided fair consideration to First Bancorp shareholders. Austin Associates subsequently delivered to the Board of Directors of First Bancorp its written opinion dated April 15, 1994 that, based on the matters set forth therein, the terms of the Merger as provided for in the Agreement are fair to First Bancorp's stockholders from a financial point of view. A copy of Austin Associates' opinion is set forth as Appendix B to this Proxy Statement-Prospectus and should be read in its entirety.

     Austin Associates, as part of its financial institution consulting business, is routinely engaged in the valuation of banks and other financial institutions and their securities in connection with mergers and acquisitions and other transactions. First Bancorp retained Austin Associates on the basis of its reputation and its experience in evaluating financial institutions. In addition, Austin Associates had performed consulting services for First Bancorp in the past and was familiar with First Bancorp and its operations. The terms of the Merger were negotiated between the respective managements of First Bancorp and Hibernia. Austin Associates did not participate in direct negotiations between the parties.

     In rendering its opinion, Austin Associates reviewed, among other things: (1) this Proxy Statement-Prospectus; (2) the financial statements of First Bancorp and Hibernia for the years 1990 through 1993; (3) publicly available information regarding the performance of a peer group of six regional bank holding companies in Louisiana and Mississippi (First Commerce Corporation, Premier Bancorp, Inc., Whitney Holding Corporation, Deposit Guaranty Corporation, Trustmark Corporation and Grenada Sunburst System Corporation); (4) the financial terms, to the extent publicly available, of sale transactions involving commercial banking organizations with total assets between $100 and $500 million that occurred from 1987 to 1993 certain comparable transactions; and (5) conducted such other analysis and reviewed such other information as Austin Associates deemed relevant.

     Austin Associates did not conduct a physical inspection of any of the properties or assets of First Bancorp or Hibernia. Austin Associates has assumed and relied upon the accuracy and completeness of the financial and other information provided to it or publicly available, has relied upon the representations and warranties of First Bancorp and Hibernia made in the Agreement, and has not independently attempted to verify any of such information. Austin Associates has also assumed that the conditions to the Merger as set forth in the Merger Agreement would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement. No limitations were imposed by First Bancorp upon Austin Associates on the scope of its investigation nor were any specific instructions given to Austin Associates in connection with its fairness opinion.

     Set forth below is a summary of selected analyses performed by Austin Associates in reaching its opinion.

     Summary of Proposal. Austin Associates reviewed the terms of the merger proposal, including the consideration provided for in the Agreement, the resulting percentage ownership of the combined company that would be held by First Bancorp shareholders immediately following the proposed transaction, and the value of the consideration offered.

     Pro Forma Merger Analysis. Austin Associates analyzed certain pro forma effects resulting from the Merger, assuming a purchase price of $36,000,000, including changes in earnings, the change in the ratio of tangible common equity to assets, the change in book value per share and dividends. The analysis showed, among other things, dilution in earnings per share ("EPS") and dilution in book value per share for the shareholders of Hibernia. Based on an assumed closing price of $8.00 per share for Hibernia and expected quarterly cash dividends of Hibernia of $.03 per share, dividends per share received by current First Bancorp shareholders would increase 127 percent.

     Analysis of Selected Merger Transactions. Austin Associates analyzed selected bank holding company mergers involving acquisitions of certain commercial banking companies which have consummated since June 1, 1987. Austin Associates reviewed the prices paid for organizations with total assets between $100 and $500 million. Austin Associates calculated the price/last twelve-month ("LTM") EPS multiple and the price/book value multiple in each such merger. These calculations yielded a median price/LTM EPS multiple of 12.7x and a median price/book value multiple of
1.32. The resulting price/LTM EPS from the Hibernia proposal to acquire First Bancorp was 16.9x and the resulting price/book multiple using First Bancorp's June 30, 1993 total shareholders' equity was 2.96.

     No company or transaction used in the above analyses as a comparison is identical to First Bancorp, Hibernia or the contemplated transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

     Stock Trading History. Austin Associates examined the history of the trading prices and volumes for the common stock of First
Bancorp and Hibernia.

     Consideration for Shares. The rate of exchange and general terms of the Agreement were proposed by Hibernia and negotiated and agreed to by First Bancorp on an arm's-length basis.

     The summary set forth above does not purport to be a complete description of the analyses performed by Austin Associates. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Austin Associates believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting part or all of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in the Austin Associates opinion. In addition, Austin Associates may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Austin Associates' view of the actual value of First Bancorp or the combined company. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analyses.

     Hibernia and First Bancorp, through arms' length negotiation, determined the amount of consideration to be given to First Bancorp shareholders in the Merger. Austin Associates did not advise
Hibernia in any manner with regard to establishing the consideration to be paid.

     For Austin Associates' services as financial advisor in the proposed transaction, First Bancorp will pay Austin Associates fees of $76,000, of which $25,000 will be paid for the issuance of the fairness opinion. In addition, First Bancorp has agreed to reimburse Austin Associates for reasonable out-of-pocket expenses and indemnify Austin Associates against certain liabilities, including liabilities under the securities laws.

Surrender of Certificates

     As soon as practicable after the Effective Date, the transfer agent of Hibernia, in its capacity as Exchange Agent, will mail all non-dissenting shareholders of First Bancorp a letter of transmittal, together with instructions for the exchange of their First Bancorp Common Stock certificates for certificates representing Hibernia Common Stock. Until so exchanged, each certificate representing First Bancorp Common Stock outstanding immediately prior to the Effective Date shall be deemed for all purposes to evidence ownership of the number of shares of Hibernia Common Stock into which such shares have been converted on the Effective Date. Shareholders should not send their First Bancorp Common Stock certificates for surrender until they receive further instructions from the Exchange Agent.

Representations and Warranties; Conditions to the Merger; Waiver

     The Agreement contains representations and warranties by First Bancorp regarding, among other things, its organization, authority to enter into the Agreement, capitalization, properties, financial statements, pending and threatened litigation, contractual obligations and contingent liabilities. The Agreement also contains representations and warranties by Hibernia regarding, among other things, its organization and authority to enter into the Agreement, capitalization, financial statements and public reports. Except as otherwise provided in the Agreement, these representations and warranties will not survive the Effective Date.

     The obligations of Hibernia and First Bancorp to consummate the Merger and the Bank Merger are conditioned upon, among other things, approval of the Agreement by First Bancorp's shareholders; the receipt of necessary regulatory approvals, including the approval of the OCC and the Federal Reserve without any materially burdensome conditions; the receipt of an opinion to the effect that the Merger, when consummated in accordance with the terms of the Agreement, will constitute a reorganization within the meaning of
Section 368 of the Code and that, to the extent First Bancorp Common Stock is exchanged for Hibernia Common Stock, First Bancorp's shareholders will recognize no gain or loss for federal income tax purposes with respect to such exchange; the effectiveness under the Securities Act of a registration statement relating to the Hibernia Common Stock to be issued in connection with the Merger and the absence of a stop order suspending such effectiveness; the absence of an order, decree or injunction enjoining or prohibiting the consummation of the Merger and the Bank Merger; the receipt of all required state securities law permits or authorizations; the accuracy of the representations and warranties set forth in the Agreement as of the Closing Date; the listing of the Hibernia Common Stock to be issued in the Merger on the NYSE; the receipt of certain opinions of counsel; in the case of First Bancorp, the receipt of certain opinions of Austin Associates and, in the case of Hibernia, the absence of an event that would preclude the Merger from being accounted for as a pooling-of-interests. In this regard, Hibernia may abandon the Merger if First Bancorp shareholders holding more than 10% of the outstanding First Bancorp Common Stock exercise and perfect dissenters' rights.

     Except with respect to any required shareholder or regulatory approval, substantially all of the conditions to consummation of the Merger may be waived at any time by the party for whose benefit they were created, and the Agreement may be amended or supplemented at any time by written agreement of the parties, except that no such waiver, amendment or supplement executed after approval of the Agreement by First Bancorp's shareholders may reduce the Exchange Ratio. In addition, any material change in the terms of the Merger after the Special Meeting would require a resolicitation of votes from First Bancorp shareholders.

Regulatory and Other Approvals

     Hibernia is a registered bank holding company and as such is regulated by the Federal Reserve Board. The approval of the Federal Reserve Board of the Merger is required in order to consummate the Merger, and the Merger must be consummated within 90 calendar days after such approval is obtained. Approval of the Federal Reserve Board for the Merger was obtained on July 1, 1994.

     HNB is regulated by the OCC, and the Bank Merger consequently must be approved by the OCC before it may be effected. The OCC has approved the Merger.

     First Bancorp and Hibernia must wait at least 30 days after July 1, 1994 (the date of Federal Reserve Board approval) before they may consummate the Merger. During this 30-day period, the Department of Justice may object to the Merger on antitrust grounds.

     The shares of Hibernia Common Stock offered pursuant to the Proxy Statement-Prospectus will be registered with the Securities and Exchange Commission and the state securities regulators in those states that require such registration. The shares will also be listed on the NYSE.

     The regulatory approvals sought in connection with the Merger and the Bank Merger may be obtained or denied prior to or after the Special Meeting. The vote on the Merger at the Special Meeting is not dependent or conditioned upon receipt of any such approvals prior to the Special Meeting. Even if the Merger is approved at the Special Meeting, it may not be consummated thereafter. Failure to receive the requisite regulatory approvals will result in a termination of the Agreement.

Business Pending the Merger

     Under the terms of the Agreement, neither First Bancorp nor the Banks may, without the prior written consent of Hibernia or as otherwise provided in the Agreement: (i) create or issue any additional shares of capital stock or any options or other rights to purchase or acquire shares of capital stock; (ii) enter into employment contracts with directors, officers or employees or otherwise agree to increase the compensation of or pay any bonus to such persons except in accordance with existing policy; (iii) enter into or substantially modify any employee benefits plans; (iv) establish any automatic teller machines or branch or other banking offices; (v) make any capital expenditure(s) in excess of $100,000;
(vi) merge with any other company or bank or liquidate or otherwise dispose of its assets; or (vii) acquire another company or bank (except in connection with foreclosures of bona fide loan transactions). In addition, First Bancorp may not solicit bids or other transactions that would result in a merger of First Bancorp or the Banks with an entity other than Hibernia or HNB. First Bancorp may pay normal and customary dividends prior to the Closing Date.

Effective Date of the Merger; Termination

     After all conditions to consummation of the Merger have been satisfied or waived, the effective date of the Merger shall be the date and time that the Merger will become effective as of the date and time of the issuance by the Louisiana Secretary of State of a certificate of merger relating to the Merger (the "Effective Date").

     Prior to the Effective Date, the Agreement may be terminated by either party, whether before or after approval of the Agreement and the Merger by First Bancorp's shareholders: (i) in the event of a material breach by the other party of any representation, warranty or covenant which has not been cured within the period allowed by the Agreement; (ii) if any of the conditions precedent to the obligations of such party to consummate the Merger have not been satisfied, fulfilled or waived as of the Closing Date; (iii) if any application for any required federal or state regulatory approval has been denied, and the time for all appeals of such denial has run; (iv) if the shareholders of First Bancorp fail to approve the Merger at the Special Meeting; or (v) in the event that the Merger is not consummated by September 30, 1994. The Agreement also may be terminated at any time by the mutual consent of the parties. In the event of termination, the Agreement becomes null and void, except that certain provisions thereof relating to expenses and confidentiality and the accuracy of information provided for inclusion in the Registration Statement of which this Prospectus is a part survive any such termination and any such termination does not relieve any breaching party from liability for any uncured breach of any covenant or agreement giving rise to such termination.

Management and Operations After the Merger

     On the Effective Date, First Bancorp will be merged with and into Hibernia. Immediately thereafter, the Banks will merge with and into HNB and the separate existences of First Bancorp and the Banks will cease. The offices of the Banks will operate as branch banking offices of HNB. The employees of the Banks on the Effective Date will become employees of HNB as of the Effective Date and will be employed on an "at will" basis thereafter, subject to any existing employment agreements or similar contractual obligations assumed by Hibernia or HNB.

     The Boards of Directors of Hibernia and HNB following the Merger shall consist of those persons serving as directors immediately prior thereto. Certain information regarding the directors of Hibernia elected at its annual meeting of shareholders on April 27, 1993 is contained in documents incorporated herein by reference. See "AVAILABLE INFORMATION." The directors of First Bancorp and the Banks will resign their positions as directors as of the Effective Date. Some of these directors may serve on an advisory board of Hibernia after the Merger. In addition, it is expected that Mr. Boydstun will be considered for a position on the Board of Directors of Hibernia. See "PROPOSED MERGER -- Interests of Certain Persons in the Merger."

Certain Differences in Rights of Shareholders

     If the shareholders of First Bancorp approve the Merger and the Merger is subsequently consummated, all shareholders of First Bancorp, other than any shareholders who exercise and perfect dissenters' rights, will become shareholders of Hibernia. As shareholders of Hibernia, their rights will be governed by and subject to Hibernia's Articles of Incorporation and Bylaws, rather than First Bancorp's Articles of Incorporation and Bylaws. The following is a summary of the principal differences between the rights of shareholders of First Bancorp and Hibernia not described elsewhere in this Proxy Statement-Prospectus.

     Liquidity of Stock. There currently is no ready market for the shares of First Bancorp Common Stock, and such a market is not likely to develop in the future. The shares of Hibernia Common Stock that will be issued in the Merger will be registered under applicable securities laws and may therefore be freely resold by persons who are not "affiliates" of First Bancorp or Hibernia. In addition, the Hibernia Common Stock is listed on the NYSE and actively traded on that exchange. Current quotes of the market price of Hibernia Common Stock are available from brokerage firms and other securities professionals, as well as other sources, and are published in major newspapers on a daily basis.

     Preemptive Rights. Neither shareholders of Hibernia nor First Bancorp have preemptive rights.

     Removal of Directors. Shareholders of Hibernia may remove a director for cause (defined as gross negligence or wilful misconduct) by the vote of a majority of the total voting power and may remove a director without cause by a vote of two-thirds of the total voting power. One or more directors of First Bancorp may be removed by the affirmative vote of 75% of the total power present at a meeting called for that purpose.

     Amendment of Articles and Bylaws. Hibernia's Articles of Incorporation may be amended by a vote of a majority of the voting power present at any meeting called for that purpose. The Articles of Incorporation of First Bancorp may be amended by the affirmative vote of two-thirds of the voting power present at a meeting called for that purpose.

     The Bylaws of Hibernia may be amended or repealed by a vote of two-thirds of the total voting power outstanding or by a vote of two-thirds of the "continuing directors" of the company, as defined in the Bylaws. A "continuing director" for this purpose is generally a director who was nominated for election by a majority of the existing directors. The Bylaws of First Bancorp may be amended by the affirmative vote of a majority of the voting power present at any meeting called for that purpose.

     Special Meetings of Shareholders. Special meetings of the shareholders of Hibernia may be called by the Chairman of the Board, the President, the Chief Executive Officer or the Treasurer of Hibernia. In addition, shareholders holding one-fifth or more of the total voting power of Hibernia may request a special meeting of shareholders and, upon receipt of such request, the Secretary of Hibernia is required to call a special meeting of the shareholders. A special meeting of shareholders of First Bancorp may be called at any time by the President, the Board of Directors, or the holders of not less than ten percent (10%) of all shares entitled to vote at such meeting.

     Shareholder Proposals. Hibernia's Bylaws contain certain provisions expressly allowing shareholders to submit shareholder proposals and to nominate individuals for election as directors, under certain circumstances and provided the shareholder complies with all of the conditions set forth in those provisions.

     Certain Transfer Restrictions Relating to 5-Percent Shareholders. Article IX of Hibernia's Articles of Incorporation restricts transfers of equity interests in the Hibernia under certain circumstances. This restriction (the "5-Percent Restriction") is intended to protect Hibernia from certain transfers of equity interests which could have a material adverse effect on Hibernia's ability to use certain tax benefits to reduce its taxable income. Under the 5-Percent Restriction, if, before December 29, 1995, a shareholder transfers or agrees to transfer Hibernia stock or stock equivalents, the transfer will be prohibited and void to the extent that it would result under applicable Federal income tax rules in the identification of a new "5-percent shareholder" of Hibernia or an increase in the percentage stock ownership of any existing "5-percent shareholder" is increased.

      The 5-Percent Restriction does not apply to any transfer which has been approved in advance by the Board of Directors of Hibernia, or which is made in compliance with exceptions established from time to time by resolution of the Board of Directors. The Board of Directors may withhold its approval of a transfer only if, in its judgment, the transfer may result in any limitation on the use by Hibernia of its net operating loss carryforwards or built-in tax losses or other tax attributes. The Board of Directors may adopt further resolutions exempting additional transfers from the 5-Percent Restriction.

     The 5-Percent Restriction may adversely affect the marketability of the Hibernia Common Stock by discouraging potential investors from acquiring equity securities of Hibernia.
However, since its adoption in September 1992, the 5-Percent
Restriction does not appear to have had any such adverse affect on the marketability of the Hibernia Common Stock.

     While the 5-Percent Restriction may have the effect of impeding a shareholder's attempt to acquire a significant or controlling interest in Hibernia, the purpose of the 5-Percent Restriction is to preserve the tax benefits of Hibernia's previous losses, not to insulate management from change. Management of Hibernia believes the tax benefits outweigh any anti-takeover impact of the 5-Percent Restriction. Any anti-takeover effect of the 5-Percent Restriction will end with the termination of the 5-Percent Restriction on December 29, 1995.

     Indemnification of Officers and Directors. Hibernia's Articles of Incorporation provide for indemnification of officers and directors of the company under the circumstances permitted by Louisiana law. This indemnification provision requires indemnification, except as prohibited by law, of officers and directors of Hibernia or any of its wholly-owned subsidiaries against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative (including any action by or in the right of Hibernia) by reason of the fact that the person served as an officer or director of Hibernia or one of its subsidiaries. Officers and directors may only be indemnified against expenses in cases brought by the officer or director against Hibernia if the action is a claim for indemnification, the officer or director prevails in the action, or indemnification is included in any settlement or is awarded by the court. The indemnification provision further requires Hibernia to advance defense costs to officers and directors in such suits and proceedings upon receipt of an undertaking to repay such expenses unless it is ultimately determined that the officer or director is entitled to indemnification as authorized by the Article.

     First Bancorp's Articles of Incorporation provide that First Bancorp shall indemnify its directors, officers, employees, and agents of the Corporation and may purchase and maintain liability insurance for such persons as, and to the extent, permitted by Louisiana law.

Interests of Certain Persons in the Merger

     Indemnification of First Bancorp Directors. The terms of the Merger include certain provisions that protect the officers and directors of First Bancorp and the Banks from and against liability for actions arising while they served in those capacities for First Bancorp and/or the Banks. The Agreement provides for indemnification of such persons to the same extent as they would have been indemnified under the Articles of Incorporation and Bylaws of Hibernia in effect on November 4, 1993, except that the Agreement limits Hibernia's aggregate liability for such indemnification to $12 million and requires each officer and director eligible for such indemnification to execute a joinder agreement in which such persons agree to cooperate with Hibernia in any litigation or proceeding giving rise to a claim of indemnification. The indemnification provisions of the Agreement do not apply to claims of which such persons were aware or should have been aware on or prior to the Closing Date as to which First Bancorp's or either of the Banks' director and officer liability insurance carrier was not notified prior to the Closing.

     The Agreement also provides for indemnification of First Bancorp's officers, directors and certain affiliates from and against liability arising under the Securities Act or otherwise if such liability arises out of or is based on an untrue statement or omission of a material fact required to be stated therein or necessary to make the statements made therein not misleading. This indemnification does not apply to statements made in reliance on information furnished to Hibernia by First Bancorp for use in the Registration Statement, including this Proxy Statement-Prospectus.

     Employment Agreements. Hibernia has executed, subject to consummation of the Merger, employment agreements with J. Herbert Boydstun, President of First Bancorp, and Malcolm E. Maddox, President of FNB. In addition, SNB entered into an employment agreement in November 1993 with John R. Ulmer, President of SNB, which would be assumed by Hibernia if the Merger is consummated. Each of these contracts provides for employment for a period of three years after the date thereof and salaries at the levels currently earned by those individuals, with annual salary increases and bonuses based upon Hibernia's policies and the performance of each individual. Mr. Boydstun's contract includes a minimum bonus of $46,000, and Mr. Maddox's contract includes a minimum bonus of $25,000. Each contract may be terminated for cause by Hibernia without liability for further payments thereunder. The agreements may also be terminated without cause by Hibernia or for "good reason", as defined therein, by the individual, which termination would require Hibernia to pay the individual the salary provide for therein for the remainder of the unexpired term of the contract. For purposes of these contracts, "good reason" is generally defined as a material diminution or other adverse change in the duties and responsibilities of the employee or requiring the employee to relocate without his consent.

     Advisory Board of Directors; Membership on Hibernia's Board of Directors. If the Merger occurs, HNB is considering the creation of an Advisory Board of Directors for the Northeast Region. The Advisory Board would function in largely the same manner as Hibernia's City Boards of Directors, meeting on a quarterly basis and providing business development support to HNB. An Advisory Board would give HNB the benefit of the experience of some of the individuals who have been involved with the institutions that Hibernia intends to acquire in the Monroe area. If the Advisory Board is created, the number and identities of the persons who would serve on that Board has not been determined, but the Board, if created, is likely to include some members of the Board of Directors of the Banks. The function and authority some of such a Board has not yet been determined. If such a Board is created, the members of the Advisory Board would be compensated for their attendance at each meeting of the board in an amount that has not been determined but that is expected to be comparable to the amounts currently paid to HNB's other advisory boards.

     It is also anticipated that Mr. Boydstun will be considered for a position on Hibernia's Board of Directors after the Merger. Membership on Hibernia's Board would entitle Mr. Boydstun to the same rights, privileges and obligations as other directors of Hibernia who are also employees of the company.

     Repurchase of SNB Shares. Pursuant to the terms of agreements executed by directors of SNB in August 1993, the directors' qualifying shares purchased by such directors will be repurchased by SNB at the time the directors resign their positions. The directors are expected to resign their positions on or before the Closing Date. The amount to be paid to each director is $1,000 (the amount originally paid by the director for the shares) plus interest at a rate of 8% per annum. For this purpose, interest will be calculated from the date the director purchased the shares through the date of his resignation from the SNB board of directors. These agreements provide for such a repurchase regardless of the reason for the director's resignation, and, therefore, these amounts would be required to be paid in certain circumstances even if the merger did not occur.

Material Tax Consequences

     The following is a summary description of the material income tax consequences of the Merger; it is not intended to be a complete description of the federal income tax consequences of the Merger. Tax laws are complex, and each shareholder's individual circumstances may affect the tax consequences to such shareholder. In addition, no information is provided with respect to the tax consequences of the Merger under applicable state, local or other tax laws. Each shareholder is therefore urged to consult a tax advisor regarding the tax consequences of the Merger to him or her.

     Consummation of the Merger is conditioned upon the receipt of an opinion to the effect that the Merger, when consummated in accordance with the terms of the Agreement will constitute a reorganization within the meaning of Section 368 of the Code, and that the exchange of First Bancorp Common Stock for Hibernia Common Stock will not give rise to the recognition of gain or loss for federal income tax purposes to First Bancorp's shareholders with respect to such exchange. See "PROPOSED MERGER -- Representations and Warranties; Conditions to the Merger; Waiver."

     If the Merger constitutes a reorganization within the meaning of Section 368 of the Code: (i) no gain or loss will be recognized by First Bancorp, the Banks, Hibernia or HNB by reason of the Merger; (ii) a shareholder of First Bancorp will not recognize any gain or loss for federal income tax purposes to the extent Hibernia Common Stock is received in the Merger in exchange for First Bancorp Common Stock; (iii) the tax basis in the Hibernia Common Stock received by a shareholder of First Bancorp will be the same as the tax basis in the First Bancorp Common Stock surrendered in exchange therefor; and (iv) the holding period, for federal income tax purposes, for Hibernia Common Stock received in exchange for First Bancorp Common Stock will include the period during which the shareholder held the First Bancorp Common Stock surrendered in the exchange, provided that the First Bancorp Common Stock was held as a capital asset at the Effective Date.

     The Louisiana income tax treatment to the shareholders of First Bancorp should be substantially the same as the federal income tax treatment to the shareholders of First Bancorp described above. Shareholders residing in states other than Louisiana are encouraged to consult their tax advisors regarding the state income tax implications of the Merger to them.

     The parties have received the opinion of Ernst & Young, certified public accountants, to the effect that the Merger, if consummated in accordance with the terms of the Agreement, will constitute a reorganization for purposes of Section 368 of the Code and will have the tax effects described in this section. A copy of the form of opinion of Ernst & Young in this regard is attached hereto as Appendix D. As noted in the opinion, the opinion is based upon certain representations and assumptions described therein. Shareholders of First Bancorp are urged to review the full text of the opinion of Ernst & Young attached hereto as Appendix D with regard to the tax consequences of the Merger to them.

     For information regarding the federal income tax consequences of cash payments received by dissenting shareholders, see "PROPOSED MERGER -- Rights of Dissenting Shareholders."

Resale of Hibernia Common Stock

     The shares of Hibernia Common Stock issuable to shareholders of First Bancorp upon consummation of the Merger have been registered under the Securities Act. It is a condition to closing of the Merger that all shares of Hibernia Common Stock issued in connection with the Merger be approved for listing, upon official notice of issuance, on the NYSE. Such shares may be traded freely by those shareholders not deemed to be affiliates of First Bancorp as that term is defined under the Securities Act. The term "affiliate" generally means each person who controls, or is a member of a group that controls, or who is under common control with, First Bancorp, and for purposes hereof could be deemed to include all executive officers, directors and 10% shareholders of First Bancorp.

     Hibernia Common Stock received and beneficially owned by those shareholders who are deemed to be affiliates of First Bancorp may be resold without registration as provided by Rule 145, or as otherwise permitted, under the Securities Act. Such affiliates, provided they are not affiliates of Hibernia Corporation, may publicly resell Hibernia Common Stock received by them in the Merger subject to certain limitations, principally as to the manner of sale, during the two years following the Effective Date. After the two-year period, such affiliates may resell their shares without restriction. In addition, shares of Hibernia Common Stock issued to affiliates of First Bancorp in the Merger will not be transferable until financial statements pertaining to at least 30 days of post-Merger combined operations of Hibernia and First Bancorp have been published, in order to satisfy certain requirements of the Securities and Exchange Commission relating to pooling-of-interests accounting treatment.

     The Agreement provides that First Bancorp will use its best efforts to identify those persons who may be deemed to be affiliates of First Bancorp and to cause each person so identified to deliver to Hibernia a written agreement providing that such person will not dispose of First Bancorp Common Stock or Hibernia Common Stock received in the Merger except in compliance with the Securities Act, the rules and regulations promulgated thereunder and the Commission's rules relating to pooling-of-interests accounting treatment.

Rights of Dissenting Shareholders

     Each First Bancorp shareholder who objects to the Merger is entitled to the rights and remedies of dissenting shareholders provided in Louisiana Revised Statutes Section 12: 131 of the Louisiana Business Corporation Law, as amended ("LBCL"), a copy of which is set forth as Appendix E hereto.

     Section 131 requires that shareholders of Louisiana companies who vote against a merger have the right to dissent if the merger is authorized by less than 80% of the total voting power of the company. In order to so dissent, the shareholder must file with the corporation a written objection to the merger, which objection must be filed with the corporation prior to the date of the meeting at which the vote is taken. In addition, the shareholder must vote against the merger at the meeting. If the merger is approved by less than eighty percent of the total voting power of the company, the company must provide by registered mail notice of such vote to shareholders who filed a written objection and voted against the merger. A dissenting shareholder may then file with the company a written demand for the fair cash value of his shares as of the date before the vote was taken. The demand must be made within twenty days of the mailing of the notice from the company and must include the fair value being requested by the dissenting shareholder. The shareholder must also include in the demand a post office address to which the company's reply may be sent and must deposit his shares in escrow at a bank, duly endorsed and transferred to the company on the sole condition that the fair value be paid. If the company does not agree with the fair value requested by the dissenting shareholder, it must notify the shareholder within twenty days after receipt of the shareholder's demand and state in such notice the value it is willing to pay for the shares. If a disagreement continues over the fair value, the LBCL provides a method for determination of fair value by a district court in the parish in which the corporation (if it still exists) or the merged corporation has its registered office.

     The amount received by a dissenting shareholder may be more or less than, or equal to, the value of the Hibernia Common Stock received by other First Bancorp shareholders in the Merger.

     Shareholders who file a demand for payment of fair value cease to have any rights as shareholders of the company thereafter.
Also, shareholders may withdraw their demand at any time before the company gives notice of disagreement. Withdrawal of a demand thereafter requires the written consent of the company in order to be effective.

     Each step must be taken in strict compliance with the applicable provisions of the statute in order for holders of First Bancorp Common Stock to perfect dissenters' rights.

     Cash received by a dissenting shareholder of First Bancorp in exchange for his or her First Bancorp stock should be treated as having been received by such shareholder as a distribution in redemption of his or her stock, subject to the provisions and limitations of Section 302 of the Code. If, as a result of such distribution, a shareholder owns no stock either directly or through the application of Section 318(a) of the Code, the redemption should be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment in exchange for his or her stock, as provided by Section 302(a) of the Code. The Louisiana income tax treatment to dissenting shareholders of First Bancorp will be substantially the same as the federal income tax treatment to such shareholders. Shareholders residing outside of Louisiana should consult their tax advisors as to the state income tax consequences of exercising dissenters' rights.

Dividend Reinvestment Plan

     Hibernia Corporation maintains a Dividend Reinvestment Plan through which shareholders of Hibernia who participate in the plan may reinvest dividends in Hibernia Common Stock. Shares are purchased for participants in the plan at their market value as determined by the market price of the stock as listed on the NYSE. The plan also permits participants to purchase additional shares with cash at the then-current market price. All shares purchased through the plan are held in a separate account for each participant maintained by Hibernia's transfer agent. Shareholders who participate in the Dividend Reinvestment Plan purchase shares through the plan without paying brokerage commissions or other costs ordinarily associated with open market purchases of stock.
It is anticipated that the Dividend Reinvestment Plan will continue after the Effective Date and that shareholders of First Bancorp who become shareholders of Hibernia will have the same opportunity to participate in the plan as other shareholders of Hibernia.

Accounting Treatment

     It is anticipated that the Merger will be accounted for as a "pooling-of-interests" transaction. In order for the Merger to qualify for pooling-of-interests accounting treatment, 90% or more of the outstanding First Bancorp Common Stock, including all of the shares to be issued on conversion of the Debentures, must be exchanged for Hibernia Common Stock. If holders of more than 10% of the outstanding First Bancorp Common Stock exercise and perfect dissenters' rights, the Merger will not qualify for pooling-of-
interest accounting.   Also, in order for the pooling-of-interests
accounting method to apply, "affiliates" of First Bancorp cannot reduce their holdings of Hibernia Common Stock received in the Merger for a period beginning 30 days prior to the Effective Date and ending upon the publication of at least 30 days of post-Merger combined operations of First Bancorp and Hibernia. Persons believed by First Bancorp to be "affiliates" have agreed to comply with these restrictions.

     First Bancorp has agreed to use its best efforts to permit the transaction to be accounted for as a pooling-of-interests.
Hibernia is not obligated to consummate the Merger if the Merger does not qualify for pooling-of-interests accounting treatment.

                CERTAIN REGULATORY CONSIDERATIONS

General

     As a bank holding company, Hibernia is subject to the regulation and supervision of the Federal Reserve Board. Under the Band Holding Company Act of 1956 (the "BHCA"), bank holding companies may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited from engaging under the BHCA in nonbanking activities, subject to certain exceptions.

     Hibernia's banking subsidiary, Hibernia National Bank, is subject to supervision and examination by applicable federal and state banking agencies. HNB is a national banking association subject to the regulation and supervision of the Comptroller of the Currency (the "Comptroller"). HNB is also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon and limitations on the types of investments that may be made and the types of services that may offered. Various consumer laws and regulations also affect the operations of HNB. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

Payment of Dividends

     Hibernia has substantial capital in excess of its needs for capital. Consequently, although Hibernia would ordinarily depend upon payment of dividends by HNB in order to pay dividends to its shareholders, it does not currently depend upon HNB dividends for the sources of its dividends to shareholders. In the event its capital position changes or management determines to preserve holding company capital for other purposes, Hibernia would derive substantially all of its income from the payment of dividends by HNB, and its ability to pay dividends would be affected by the ability of HNB to pay dividends. HNB is subject to various statutory restrictions on its ability to pay dividends to Hibernia. Under such restrictions, the amount available for payment of dividends to Hibernia by HNB was approximately $61 million at December 31, 1993. In addition, the OCC has the authority to prohibit any national bank from engaging in an unsafe or unsound practice, and the OCC has indicated its view that it generally would be an unsafe and unsound practice to pay dividends except out of current operating earnings. The ability of HNB to pay dividends in the future is presently, and could be further, influenced by bank regulatory policies or agreements and by capital guidelines. Additional information in this regard is contained in documents incorporated by reference herein. See "AVAILABLE INFORMATION."

     In addition, consistent with its policy regarding bank holding companies serving as a source of strength for their subsidiary banks, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company's capital needs, asset quality and overall financial conditions.

Restrictions on Extensions of Credit

     HNB is subject to restrictions imposed by federal law on the ability of any national bank to extend credit to affiliates, including Hibernia, to purchase the assets thereof, to issue a guarantee, acceptance or letter of credit on their behalf (including an endorsement or standby letter of credit) or to purchase or invest in the stock or securities thereof or to take such stock or securities as collateral for loans to any borrower. Such extensions of credit and issuances generally must be secured by eligible collateral and are generally limited to 15% of HNB's capital and surplus.

          CERTAIN INFORMATION CONCERNING FIRST BANCORP

Description of Business

     General. First Bancorp is a registered bank holding company headquartered in West Monroe, Louisiana that was incorporated under the laws of Louisiana in 1987. First Bancorp engages in the banking business through its subsidiaries, FNB and SNB. As of March 31, 1994, First Bancorp's consolidated assets were equal to $219 million, and the Banks had aggregate deposits of $193 million as of that date.

     FNB is located in Ouachita Parish, Louisiana (which Parish has approximately 142,000 residents) and operates its main office and seven additional branch offices in West Monroe, Calhoun and Monroe, Louisiana. As of March 31, 1994, FNB had total assets of approximately $158 million and deposits of approximately $139 million. In 1993 First Bancorp acquired SNB, which is located in Madison Parish, Louisiana (a parish of approximately 12,000 residents). SNB had total assets of approximately $61 million and total deposits of approximately $55 million as of March 31, 1994. SNB operates a single office.

     The Banks provide a wide range of retail banking services, including checking and savings accounts; certificates of deposit;
individual retirement accounts; commercial, real estate, consumer and agricultural loans; and safe deposit boxes.

     There is no individual customer or group of customers, the loss of which would have a material adverse effect on the operations of the Banks. No significant portion of the Banks' loans is concentrated within a single industry or group of related industries.

     Properties. FNB operates in six locations (500 Natchitoches Street, 200 Thomas Road and 1905 North 7th Street in West Monroe, 1604 Winnsboro Road and 2289 Louisville Avenue in Monroe and 2995 Highway 80 in Calhoun), and SNB operates in one location at 500 East Askew in Tallulah. Each of the properties on which branches or offices of the Banks are located are owned by First Bancorp or the Banks or operated under leases with third parties, the terms of which are fair to the Banks and provide for rent in amounts that do not exceed the rates charged for similar properties to other entities in the relevant markets.

     Employees. FNB had 85 employees as of December 31, 1993, and SNB had 29 employees as of that date. First Bancorp has no employees that are not otherwise employed by one of the Banks.

     Competitive Conditions. The principal markets in which First Bancorp competes are Ouachita and Madison Parishes. For deposits and loans, First Bancorp competes with other banks, savings institutions, credit unions, finance companies, insurance companies, governmental agencies and other financial institutions.

     Litigation. First Bancorp and the Banks are parties to litigation arising in the ordinary course of their businesses. In addition, on June 6, 1994, a lawsuit was commenced in the United States District Court for the Western District of Louisiana against First Bancorp and certain of its officers, directors and shareholders on behalf of Walter T. Silmon. The complaint in Silmon v. First Bancorp, et al. alleges that the defendants fraudulently induced the plaintiff to redeem a debenture of First Bancorp for cash rather than First Bancorp Common Stock by withholding material information from the plaintiff at the time the debentures were redeemed. The plaintiff seeks damages in an approximate amount of $5.6 million. First Bancorp believes this case is without merit and intends to vigorously defend the litigation.

Ownership of First Bancorp Common Stock and Dividends

     Market Prices. As of the Record Date, there were 207,612 shares of First Bancorp Common Stock outstanding and approximately 189 shareholders of record of such shares. There is no established trading market for First Bancorp Common Stock, and it has been subject to only limited trading. The shares are not listed on any exchange or quoted on any automated quotation system, and no institution makes a market in the stock. The following table sets forth sales prices for shares of First Bancorp Common Stock, of which First Bancorp's management is aware, occurring since January 1, 1992. The prices are based on the best knowledge of First Bancorp's management, are not necessarily indicative of the fair market value of the shares at the time of the trade, and may not reflect all trades or the prices of those trades.

     Approximate
       Date of
     Transaction         Number of Shares         Price Per Share

     02/19/92                14                   $23.75*
     02/19/92             1,472                   $16.02*
     03/10/92             1,001                   $23.75*
     03/26/92               454                   $23.75*
     04/21/92               104                   $23.75*
     05/06/92            11,812                   $25.55*
     05/28/92               125                   $23.75
     05/28/92               175                   $23.75
     06/08/92                45                   $23.75*
     06/12/92             7,007                   $26.61**
     06/25/92               717                   $26.61**
     11/04/92                63                   $15.87
     11/04/92                63                   $23.75
     11/06/92               471                   $23.75*
     03/10/93               200                   $23.75
     03/10/93               200                   $23.75
     04/16/93                38                   $23.75
     04/16/93                38                   $23.75
     04/22/93               195                   $25.00
     05/06/93            11,813                   $25.04*
     06/09/93             1,536                   $34.66**
     09/23/93               449                   Unknown

________________
 * Denotes purchase by First Bancorp
** Denotes purchase by First Bancorp from the First Bancorp ESOP

     The transactions which occurred on May 6, 1992 and 1993 resulted from the foreclosure by FNB on a loan that was secured by First Bancorp Common Stock. First Bancorp purchased those shares from FNB in each of those transactions.

     The proposed Merger was first publicly announced on November 4, 1993. The most recent sale of First Bancorp Common Stock of which First Bancorp's management is aware before that date occurred on or about September 23, 1993 for a total of 449 shares, the sale price of which is not known to First Bancorp.

     Ownership of Principal Shareholders. Except for the First Bancorp Common Stock, First Bancorp has no other class of voting securities issued or outstanding. The following table provides information concerning persons known to First Bancorp to be beneficial owners, directly or indirectly, of more than 5% of the outstanding shares of First Bancorp Common Stock, as of the Record Date. Except as set forth below, no person is known by First Bancorp as of such date to be the beneficial owner of more than 5% of the outstanding voting securities of First Bancorp. Unless otherwise noted, the named persons own the shares directly and have sole voting and investment power with respect to the shares indicated.

 Name and Address        Amount and Nature
of Beneficial Owner    of Beneficial Ownership    % of Class

Louise G. Leigh              12,476                 6.00%
1401 South Grand
Monroe, LA 71202-2011

J. Herbert Boydstun          20,956(1)             10.09%
P. O. Box 487
West Monroe, LA 71294-0487

Robert P. McLeod             12,792                6.16%
P. O. Box 2270
Monroe, LA 71207-2270


     The foregoing table assumes that none of the Debentures, which are convertible into First Bancorp Common Stock, are converted.
See "PROPOSED MERGER -- Vote Required." The following table shows the holdings of First Bancorp's principal shareholders assuming all of the Debentures are fully converted.

Name                    Number of Shares        % of Class

Louise G. Leigh              12,476                 5.25%

J. Herbert Boydstun          26,593(2)             11.19%

Robert P. McLeod             18,680                 7.86%




_____________________
(1) Includes 6,112 shares held in the ESOP for Mr. Boydstun's account, which he is entitled to vote in the Merger.

(2) Includes 6,112 shares held in the ESOP for Mr. Boydstun's account, which he is entitled to vote in the Merger.

     Ownership of Directors and Executive Officers of First Bancorp. The following table provides information concerning the shares of First Bancorp Common Stock beneficially owned, directly or indirectly, by each director and executive officer of First Bancorp, and all directors and executive officers as a group, as of the Record Date. Unless otherwise noted, the named persons have sole voting and investment power with respect to the shares indicated.

Name                    Number of Shares        % of Class

J. Herbert Boydstun          20,956(1)             10.09%

R. L. Davis, Jr.             3,258(2)               1.57%

Dave Norris                    292                    *

Patrick L. Spencer           3,925(3)               1.89%

All directors and
executive officers
as a group                  28,431                 13.69%

_________
*  Less than 1%.
____________________
(1) Includes 6,112 shares held by the ESOP for Mr. Boydstun's account which Mr. Boydstun will vote in the Merger.
(2) Includes 149 shares held by Mr. Davis' wife.
(3) Includes 3,555 shares held by the ESOP for Mr. Spencer's account which Mr. Spencer may vote in the Merger.

     The foregoing table assumes that none of the Debentures that are convertible into First Bancorp Common Stock are converted prior to the Record Date. See "PROPOSED MERGER -- Vote Required." The following table shows the ownership of First Bancorp Common Stock by directors and executive officers assuming that all of the Debentures are converted prior to the Record Date.

Name                    Number of Shares        % of Class

J. Herbert Boydstun         26,593(4)              11.19%

R. L. Davis, Jr.             8,895(5)               3.74%

Dave Norris                    292                    *

Patrick L. Spencer           9,562(6)               4.02%

All directors and
executive officers
as a group                  45,342                 19.08%



____________________
(4) Includes 6,112 shares held by the ESOP for Mr. Boydstun's account which Mr. Boydstun is entitled to vote in the Merger.
(5) Includes 149 shares held by Mr. Davis' wife.
(6) Includes 3,555 shares held by the ESOP for Mr. Spencer's account which Mr. Spencer may vote in the Merger.

     Dividends. First Bancorp has paid dividends to its shareholders in each of the last three fiscal years, including a dividend of $.35 per share in 1991, a dividend of $.50 per share in 1992 and a dividend of $1.00 per share in 1993.

     First Bancorp's ability to pay dividends is dependent upon the earnings and financial condition of the Banks, since substantially all of the funds used by First Bancorp to pay dividends are derived from dividends paid by the Banks to First Bancorp. Dividend payments by the Banks to First Bancorp are subject to certain regulatory restrictions.

             RELATIONSHIP WITH INDEPENDENT AUDITORS

     KPMG Peat Marwick continuously served as the independent auditors for First Bancorp from 1987 through 1993. A representative of KPMG Peat Marwick is expected to be present at the Special Meeting of First Bancorp's shareholders, will have an opportunity to make a statement if he desires and will be available to respond to appropriate questions.

                       VALIDITY OF SHARES

     The validity of the shares of Common Stock offered hereby has been passed upon for Hibernia by Patricia C. Meringer, Associate Counsel and Secretary of Hibernia. As of the date of this prospectus, Ms. Meringer owned no shares of Hibernia Common Stock and held options to purchase 15,716 shares of Hibernia Common Stock, which options are not currently exercisable.

                             EXPERTS

     The consolidated financial statements of Hibernia incorporated in this Prospectus by reference from Hibernia's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon incorporated herein by reference, and has been so incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of First Bancorp as of December 31, 1993 and 1992 and for each of the years in the three-year period ended December 31, 1993 contained in this Proxy Statement-Prospectus have been audited by KPMG Peat Marwick, certified public accountants, as set forth in their report thereon contained therein, and have been included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                       FIRST BANCORP OF LOUISIANA, INC.
                               AND SUBSIDIARIES

                       Consolidated Financial Statements

                       December 31, 1993, 1992, and 1991

                  (With Independent Auditors' Report Thereon)
                         Independent Auditors' Report



To the Board of Directors
First Bancorp of Louisiana, Inc.:

We have audited the accompanying balance sheets of First Bancorp of Louisiana, Inc. and Subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Bancorp of Louisiana, Inc. and Subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in note 10 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.


KPMG PEAT MARWICK

Shreveport, Louisiana
February 10, 1994

               FIRST BANCORP OF LOUISIANA, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets

                          December 31, 1993 AND 1992

                                         1993            1992

                                    ASSETS

Cash and Due from Banks             $ 10,963,341      11,815,310
Federal Funds Sold                    15,775,000         825,000
Interest-bearing deposits with
  financial institutions               1,077,101       1,077,474
Investment securities:
  Mortgage-backed securities,
    approximate market values of
    $33,053,954 in 1993 and
    $22,305,977 in 1992               32,607,926      21,769,377
  Other debt securities,
    approximate market values of
    $63,326,454 in 1993 and
    $49,221,605 in 1992               61,788,482      47,446,139
                                      94,396,408      69,215,516
Loans, net                            98,362,065      69,563,468
Premises and Equipment, net            2,002,263       1,640,299
Accrued interest receivable            1,876,458       1,518,937
Other Assets                             629,393         899,659

            TOTAL ASSETS              $225,082,029    156,555,663

                      LIABILITIES AND STOCKHOLDERS EQUITY

DEPOSITS
  Demand, noninterest-bearing       $ 33,067,489      26,975,743
  Interest-bearing demand accounts    47,460,816      33,391,507
  Savings                             18,455,891      11,772,828
  Time                               100,550,732      68,654,612
            TOTAL DEPOSITS             199,534,928     140,794,690
Long-term debt                         4,890,000       2,452,487
Federal Home Loan Bank advances        3,861,662
Accrued Interest Payable                 622,867         350,295
Securities sold under agreements
  to repurchase                        2,021,249       1,700,513
Other Liabilities                        563,304         309,752
            TOTAL LIABILITIES          211,494,010     145,607,737

STOCKHOLDERS' EQUITY
  Common Stock, Par Value $5
    per share.  1,000,000 shares
    authorized; 272,700 shares
    issued                             1,363,500       1,363,500
  Capital Surplus                      6,743,622       6,743,622

  Retained Earnings                    7,519,598       5,020,586
  Treasury stock, 65,088 and
    63,552 shares in 1993
    and 1992, respectively,
    at cost                           (1,638,701)     (1,585,463)
  Employee Stock Ownership
    Plan commitment                     (400,000)       (594,319)
      TOTAL STOCKHOLDERS' EQUITY       13,588,019      10,947,926

COMMITMENTS AND CONTINGENT
  LIABILITIES

                                    $225,082,029     156,555,663

See accompanying notes to consolidated financial statements.

               FIRST BANCORP OF LOUISIANA, INC. AND SUBSIDIARIES

                       Consolidated Statements of Income

                 Years ended December 31, 1993, 1992, and 1991

                            1993            1992            1991

INTEREST INCOME
  Loans              $ 7,470,388       6,286,019       5,845,228
  Investment
   Securities:
    U. S. Government
    and Agency
    Obligations        2,335,376       2,472,422       2,523,581
  Mortgage-backed      1,618,751       1,668,749       1,587,823
  Obligations of
    states and
    political
    subdivisions         536,931         555,133         573,989
  Other                  723,870         798,813         631,160
  Interest-bearing
    deposits with
    financial
    institutions         100,337         131,584         323,943
  Federal Funds
    sold and other       206,532         146,539         385,977
TOTAL INTEREST
  INCOME              12,992,185      12,059,259      11,871,701

INTEREST EXPENSE:
  Deposits:
    Time               2,955,949       3,400,329       4,985,181
    Interest-bearing
      demand accounts    983,959         975,395       1,163,020
    Savings              368,954         361,915         431,118
    Long-Term debt       376,688         185,786         318,789
    Other                 58,861          69,056          74,244
    TOTAL INTEREST
      EXPENSE          4,744,411       4,992,481       6,972,352
    NET INTEREST
      INCOME           8,247,774       7,066,778       4,899,349
    Provision (reduction
      of allowance)
      for loan
      losses            (235,000)        710,000         432,000
    NET INTEREST
      INCOME AFTER
      PROVISION FOR
      LOAN LOSSES       8,482,774      6,356,778       4,467,349

OTHER OPERATING INCOME
  Customer
    Service Charges       803,412        660,963         604,577
  Investment Securities
    Gains (losses),
    net                    90,030         59,527         (17,972)
  Other Real Estate
    Gains, net            110,210         63,226          26,475
  Other                   613,337        536,824         581,067
  TOTAL OTHER
    OPERATING INCOME    1,616,989      1,320,540       1,194,147

OTHER OPERATING EXPENSES
  Salaries and
    Employee Benefits   3,210,959      2,403,749        2,194,554
  Occupancy and
    Equipment             964,727        941,884          588,902
    Other               2,187,842      1,788,475        1,535,132
TOTAL OTHER
  OPERATING EXPENSES    6,363,528      5,134,108        4,318,588

  INCOME BEFORE
    TAX EXPENSE         3,736,235      2,543,210       1,342,908
  Income Tax Expense    1,029,611        597,789         304,888

  NET INCOME           $2,706,624      1,945,421       1,038,020

Net income per share:
  Average common
    shares outstanding $   13.00            9.11            4.67
  Average common
    shares outstanding
    assuming full
    dilution           $   11.58            8.15            4.18

See accompanying notes to consolidated financial statements.

                        FIRST BANCORP OF LOUISIANA, INC. AND SUBSIDIARIES
                         Consolidated Statements of Stockholders' Equity
                            Years ended December 31, 1993 and 1992
                                                                                      Employee
                                                                                       Stock        Total
                                                                                     Ownership      Stock-
                                   Common     Capital      Retained     Treasury       Plan        holders'
                                    Stock     Surplus      Earnings      Stock      Commitment      Equity

Balances at December 31, 1990    $1,363,500   6,743,622    2,237,445   (1,228,654)    (825,254)    8,290,659
 Purchase of 3,878 shares of
  common stock as treasury
  stock                                   -           -            -      (93,718)           -       (93,718)
 Cash dividends declared,
  $.35 per share                          -           -      (89,583)      12,402            -       (77,181)
 Reduction of commitment to
  ESOP                                    -           -            -            -      105,815       105,815
  Net income                              -           -    1,038,020                         -     1,038,020
Balances at December 31, 1991     1,363,500   6,743,622    3,185,882    (1,309,970)   (719,439)    9,263,595

 Purchase of 11,285 shares of
  common stock as treasury
  stock                                   -           -            -      (281,400)          -      (281,400)
 Cash dividends declared,
  $.50 per share                          -           -     (110,717)        5,907           -      (104,810)
 Reduction of commitment to
  ESOP                                    -           -            -             -     125,120       125,120
 Net income                               -           -    1,945,421             -           -     1,945,421
Balances at December 31, 1992     1,363,500   6,743,622    5,020,586    (1,585,463)   (594,319)   10,947,926
 Purchase of 1,536 shares of
  common stock as treasury
  stock                                   -           -            -       (53,238)          -       (53,238)
 Cash dividends declared,
  $1.00 per share                         -           -     (207,612)            -           -      (207,612)
 Reduction of commitment to
  ESOP                                    -           -            -             -     194,319       194,319
 Net income                               -           -    2,706,624             -           -     2,706,624
Balances at December 31, 1993    $1,363,500   6,743,622    7,519,598    (1,638,701    (400,000)   13,588,019

See accompanying notes to consolidated financial statements.
               FIRST BANCORP OF LOUISIANA, INC. AND SUBSIDIARIES


                           Statements of Cash Flows

                 Years ended December 31, 1993, 1992, and 1991

                            1993            1992           1991

OPERATING ACTIVITIES:
Net Income              $  2,706,624     1,945,421     1,038,020
Adjustments to
  reconcile net
  income to net
  cash provided
  by operating
  activities:
  Provision (reduction
    of allowance) for
    loan losses             (235,000)      710,000       432,000
  Provision for
    depreciation             328,069       453,101       273,117
  Net amortization of
    premium on
    investment
    securities               154,484        44,834         1,617
  Deferred income
    taxes                    162,918      (376,239)      (40,403)
  Losses (gains) on
    sales of investment
    securities               (90,030)      (59,527)       17,972
  Gains on sales of
    premises and
    equipment and
    other assets            (119,157)      (64,403)      (31,281)
  Decrease in
    accrued interest
    receivable               598,996        92,053        58,756
  Decrease (increase)
    in other assets          248,496       (10,632)      (44,401)
  Increase (decrease)
    in accrued interest
    payable                   33,565      (555,792)      (10,889)
  Increase (decrease)
    in other
    liabilities             (635,890)      (55,144)      202,116
NET CASH PROVIDED BY
 OPERATING ACTIVITIES      3,153,075     2,123,672     1,896,624
INVESTING ACTIVITIES:
Net decrease in interest-
  bearing deposits with
  financial institutions        373      1,060,526     2,272,000
Proceeds from sales
  of investment
  securities                568,168      2,193,324       482,028
Proceeds from maturities
  and principal paydowns
  of investment
  securities             30,132,787     14,611,400     9,783,826
Purchases of investment
  securities            (22,284,485)   (20,957,384)  (17,601,250)
Purchases of loans                -              -    (4,273,050)
Net Increase in Loans    (7,616,547)   (10,526,270)   (7,203,051)
Proceeds from sales of
  premises and
  equipment and
  other assets              220,989        290,489       180,479
Purchases of premises
  and equipment            (244,253)    (1,011,264)      (99,068)
Cash paid to purchase
  subsidiary bank        (9,180,612)             -             -
Cash received from
  acquisition             6,366,076               -             -
NET CASH USED BY
  INVESTING ACTIVITIES  ( 2,037,504)    (14,339,179)  (16,458,086)
FINANCING ACTIVITIES:
Net Increase in
  Deposits                6,563,555       5,044,047    21,584,755
Net (decrease)
  increase in
  obligations under
  repurchase
  agreements                186,261         481,565      (186,600)
Cash Dividends Paid     (   207,612)    (   104,810)  (    77,181)
Payments to acquire
  treasury stock            (53,238)       (281,400)      (93,718)
Proceeds from long-
  term debt               8,500,000         850,000     2,048,168
Payments on long-
  term debt              (5,868,168)     (1,360,000)   (2,908,168)
Proceeds from Federal
  Home Loan Bank
  advances                4,006,000               -             -
Payments on Federal
  Home Loan Bank
  advances                 (144,338)              -             -
NET CASH PROVIDED BY
  FINANCING ACTIVITIES   12,982,460       4,629,402    20,367,256
INCREASE (DECREASE) IN CASH
  & CASH EQUIVALENTS     14,098,031      (7,586,105)    5,805,794
CASH AND CASH
  EQUIVALENTS AT
  BEGINNING OF YEAR      12,640,310      20,226,415    14,420,621
CASH AND CASH
  EQUIVALENTS AT
  END OF YEAR            26,738,341      12,640,310    20,226,415

See accompanying notes to consolidated financial statements.

               FIRST BANCORP OF LOUISIANA, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(1)   Business and Summary of Significant Accounting Policies

Business - First Bancorp of Louisiana, Inc. ("First Bancorp") is incorporated under the laws of the State of Louisiana as a bank holding company. First Bancorp, through its subsidiary banks, provides a full range of banking services to individual and corporate customers in northeast Louisiana. First Bancorp and its subsidiary banks are subject to regulations of certain federal agencies and undergo periodic examinations by those regulatory authorities.

Principles of Consolidation and Basis of Presentation - The consolidated financial statements include the results of operations of First Bancorp and First National and its subsidiary, First National Computer Center, Inc. for the three year period ended December 31, 1993, and the results of operations of Southern National Bank at Tallulah since August 31, 1993, its date of acquisition (See note 2). All significant intercompany balances and transactions have been eliminated in consolidation.

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of other real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and the valuation of other real estate, management obtains independent appraisals for significant properties.

Cash and Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for one-day periods.

Investment Securities - Investment securities are carried at cost adjusted for accretion of discount and amortization of premium on a constant yield basis to maturity. Gains or losses on the sale of investment securities are based upon the adjusted cost of the specific security sold.

All investments in debt securities held by First Bancorp are classified in the accompanying financial statements as investment securities based on management's ability and intention to hold such securities for the foreseeable future.

The amortization of premiums and discounts on mortgage-backed securities and collateralized mortgage obligations are periodically adjusted to reflect the actual prepayment experience on the underlying mortgage loans.

In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Statement 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Statement 115 is effective for fiscal years beginning after December 15, 1993, and must be adopted prospectively. First Bancorp will adopt Statement 115 effective January 1, 1994. While management has not made a final determination of the impact of adopting Statement 115, First Bancorp expects its stockholders' equity to increase for a portion of the net unrealized gains reflected in note 3, net of tax, on securities that will be classified as available for sale. There will be no effect from adopting Statement 115 on First Bancorp's results of operation.

Loans - Loans are stated at the principal amount outstanding with appropriate reduction for unearned discount and the allowance for loan losses.

Interest on commercial, real estate, and installment loans is accrued as earned. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is uncertain. Normally, loans are reviewed for placement in a noninterest-accruing status when the principal or interest has been billed and uncollected for a period of ninety days. Generally, when a loan is placed on nonaccrual status, any interest previously accrued but not collected is reversed unless the collateral for the loan is sufficient to cover the accrued interest or a guarantor assures payment of interest.

In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan. Statement 114 addresses recognition criteria for loan impairment and the measurement methods for certain impaired and restructured loans. If it is probable that a creditor will be unable to collect all principal and interest due, then impairment is measured by (1) the present value of expected future cash flows discounted at the loan's original effective interest rate, (2) market price of impaired loan, or (3) fair value of collateral. Statement 114 is effective for fiscal years beginning after December 15, 1994, and must be adopted prospectively. Management has not determined the effect of adopting Statement 114 on its financial position or results of operations.

Allowance for Loan Losses - The allowance for loan losses is maintained at a level believed adequate by management to absorb potential loan losses. Management's determination of the adequacy of the allowance is based on an evaluation of the relative risks inherent in the loan portfolio, taking into consideration the nature, volume, and quality of the portfolio, specific problem loans, past credit loss experience, current and future economic conditions, results of internal review procedures, and other relevant factors. The provision for loan losses is charged to expense and loans charged off, net of recoveries, are charged directly to the allowance.

While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review First Bancorp's allowance for loan losses.
Such agencies may require First Bancorp to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

Premises and Equipment - First Bancorp premises and equipment are stated at acquisition cost, less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the life of the respective lease or the estimated useful lives of the improvements, whichever is shorter. Maintenance and repairs are charged to operating expense and renewals and betterments are capitalized. Gains or losses on dispositions are reflected currently in the statement of income.

Income Taxes - First Bancorp and its subsidiary banks file a consolidated federal tax return. Income taxes and benefits are allocated based on each company's contribution to the total federal tax liability.

Effective January 1, 1993, First Bancorp adopted the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryfowards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The impact of the adoption of Statement 109 was not significant and accordingly a cumulative effect of a change in accounting principle is not reflected in the consolidated statement of income for 1993.

Prior to 1993, First Bancorp accounted for its income taxes in accordance with APB Opinion No. 11. Pursuant to the deferred method under APB Opinion 11, deferred income taxes were recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable in the year of the calculation. Under the deferred method, deferred taxes are not adjusted for subsequent changes in tax rates.

Other Real Estate - Other real estate and repossessed assets of $114,000 and $144,000 are included in other assets in the consolidated financial statements at December 31, 1993 and 1992, respectively, and consist of properties acquired in satisfaction of uncollectible loans. These properties are carried at the lower of acquisition cost or fair value based on their appraised value at the date acquired less selling costs. Any write-down required from the loan receivable to acquisition cost or fair value at the date of foreclosure is charged to the allowance for loan losses. Subsequent gains or losses on the sale of these properties are credited or charged to earnings while losses resulting from periodic valuation of these properties are charged to earnings.

Net Income Per Share - Net income per average share outstanding is calculated based on the weighted average number of shares outstanding during the year. The average number of shares outstanding during 1993, 1992, and 1991 was 208,258, 213,587, and
222,248, respectively. Net income per average share outstanding assuming full dilution also considers the impact of conversion of First Bancorp's subordinated debentures into common shares as of the beginning of each year. The average number of shares outstanding during 1993, 1992, and 1991 assuming full dilution was 238,322, 245,530, and 264,353, respectively.

Reclassifications - Certain prior year amounts have been reclassified to conform to the 1993 presentation.

(2)   Acquisition

On August 31, 1993, First Bancorp acquired 100% of the outstanding common stock of Southern National Bank at Tallulah ("Southern") for a total cost of $9,181,000. The acquisition was accounted for as a purchase. The fair values of net assets acquired approximated the purchase price at date of acquisition, accordingly no goodwill was recorded as a result of the acquisition. At the date of acquisition, Southern had approximately $62,620,000 of assets, which included $21,034,000 of loans, $33,662,000 of investments, $6,366,000 of cash and cash equivalents, and $1,558,000 of other assets. Additionally, Southern had $52,176,000 of deposits, $1,263,000 of other liabilities, and $9,181,000 in stockholders' equity.

The following unaudited pro forma information reflects results of operations for the years 1993 and 1992, as though the acquisition had occurred as of January 1, 1992:
                                          1993        1992
                                           (unaudited)
Total interest income                   $15,935,341  16,928,628
Net interest income                     $10,084,403   9,900,520
Net income                              $ 3,167,804   2,774,155
Net income per common share             $     15.21       12.99
Net income per common share assuming
  full dilution                         $     13.51       11.53

(3)   Proposed Merger with Hibernia Corporation

On November 4, 1993, First Bancorp entered into an agreement with Hibernia Corporation (Hibernia) whereby the shareholders of First Bancorp will receive a certain number of Hibernia shares of common stock based upon the fair value of the Hibernia stock at the agreement's closing date. It is anticipated that First Bancorp's convertible subordinated debentures will be converted into First Bancorp common stock pursuant to the terms of the debenture agreements prior to the merger. At the time the merger with Hibernia is closed, First Bancorp's notes payable will become due and payable.

Completion of the merger is subject to regulatory approvals and approval of the shareholders of First Bancorp.

(4)   Cash and Due From Banks

The subsidiary banks are members of the Federal Reserve System and are required to maintain reserve balances in accordance with Federal Reserve Bank requirements. Included in cash and due from banks are reserve requirements of $1,242,000 and $877,000 at December 31, 1993 and 1992, respectively.

(5)   Investment Securities

The amortized cost and estimated market values of investments in debt securities at December 31, 1993 and 1992, are as follows:

                                  December 31, 1993

                                  GROSS       GROSS
                     AMORTIZED  UNREALIZED  UNREALIZED   MARKET
                       COST       GAINS       LOSSES     VALUE

U. S. Treasury
  Securities and
  Obligations of
  Other U. S.
  Government
  Agencies and
  Corporations       42,566,411   783,848   (33,793)   43,316,466
Obligations of
  States and
  Political
  Subdivisions        9,478,349   602,746    (4,547)   10,076,548
Corporate
  Securities          8,523,704   190,043         -     8,713,747
Other Securities      1,220,018         -      (325)    1,219,693
                     61,788,482 1,576,637   (38,665)   63,326,454
Mortgage-backed
  Securities         32,607,926   547,644  (101,616)   33,053,954

     TOTAL          $94,396,408 2,124,281  (140,281)   96,380,408

                                  December 31, 1992

                                  GROSS       GROSS
                     AMORTIZED  UNREALIZED  UNREALIZED   MARKET
                       COST       GAINS       LOSSES     VALUE
U. S. Treasury
  Securities and
  Obligations of
  Other U. S.
  Government
  Agencies and
  Corporations       31,065,082  1,057,409        -    32,122,491
Obligations of
  States and
  Political
  Subdivisions        6,099,710   424,065         -     6,523,775
Corporate
  Securities          9,055,433   289,355         -     9,344,788
Other Securities      1,225,914     4,637         -     1,230,551
                     47,446,139 1,775,466         -    49,221,605
Mortgage-backed
  Securities         21,769,377   592,928   (56,328)   22,305,977
     TOTAL          $69,215,516 2,368,394   (56,328)   71,527,582
The amortized cost and estimated market value of debt securities at December 31, 1993 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
                                                        ESTIMATED
                                            AMORTIZED    MARKET
                                              COST        VALUE

Due in One Year or Less                    26,944,000   27,370,348
Due After One Year Through Five Years      24,246,109   24,779,886
Due After Five Years Through Ten Years      7,122,459    7,528,472
Due After Ten Years                         3,475,914    3,647,748
                                           61,788,482   63,326,454
Mortgage-backed securities                 32,607,926   33,053,954


     TOTAL                                 94,396,408   96,380,408

Proceeds from sales of investment securities during 1993 were $570,000. Gross gains of $90,000 were realized on those sales. Proceeds from sales of investment securities during 1992 were $2,193,000, which resulted in gross gains of $60,000. Proceeds from sales of investment securities during 1991 were $482,000, which resulted in gross losses of $18,000.

Investments in debt securities having an amortized cost of $35,523,000 and $21,164,000 at December 31, 1993 and 1992,
respectively, were pledged to secure public funds on deposit and for other purposes as required or permitted by law.

(6)   Loans and Allowance for Loan Losses

The composition of First Bancorp loan portfolio at December 31, 1993 and 1992, is as follows:

                                1993            1992

Commercial, industrial,
  and agricultural           31,853,101       22,609,889
Real Estate - Mortgage       51,830,849       38,811,613
Real Estate - Construction    5,775,000        4,449,000
Installment Loans to
  Individuals                10,735,015        5,844,216
      Total                  100,193,965       71,714,718
Less:
  Allowance for
    loan losses              (1,413,027)      (1,983,588)
Unearned Discount              (418,873)        (167,662)

      Loans, Net              98,362,065       69,563,468

At December 31, 1993 and 1992, First Bancorp had discontinued the accrual of interest on loans aggregating approximately $863,000 and $1,513,000, respectively. Net interest income for 1993 and 1992 would have been higher by approximately $108,000 and $167,000, respectively, had interest been accrued at contractual rates on these nonperforming loans.

Changes in the allowance for loan losses for the years ended
December 31, 1993, 1992, and 1991 are summarized as follows:

                                  1993       1992       1991


Balance, January 1             1,983,588   1,415,131  1,299,786
Allowance for loan losses
  acquired from acquisition
  of Southern                    332,450           _          _
Provision (reduction of
  allowance) for loan losses    (235,000)    710,000    432,000
Loans Charged Off               (829,032)   (217,336)  (406,327)

Recoveries on loans
  previously charged off         161,021      75,793     89,672

Balance, December 31          $1,413,027   1,983,588  1,415,131

During 1993, 1992, and 1991, First Bancorp reduced loans through the repossession of other real estate and assets in the amount of approximately $85,000, $134,000, and $62,000, respectively. Also during 1990, $918,000 of First Bancorp common stock representing 35,437 shares was received by First National in lieu of repayment on a loan. First Bancorp purchased 11,813 shares of this stock from First National for $296,000 during 1993, 11,812 shares of this stock for $308,000 during 1992, and 11,812 shares of this stock for $314,000 during 1991. This stock is reflected as treasury stock in the accompanying First Bancorp balance sheet since its repossession.

(7)   Premises and Equipment

Premises and equipment at December 31, 1993 and 1992, are summarized as follows:

                           Estimated
                             Useful         1993           1992
                              Life

Land                           -         559,700        424,417
Buildings and
  Leasehold Improvements  5-40 years   2,124,569      1,593,545
Furniture, Fixtures and
  Equipment               3-10 years   2,560,402      1,651,808
Automobiles               2-3 years      187,231        133,154
                                       5,431,902      3,802,924
Less Accumulated
  Depreciation and
  Amortization                        (3,429,639)    (2,162,625)
       Premises and Equipment, Net   $ 2,002,263    $ 1,640,299

(8)   Time Deposits

Included in time deposits at December 31, 1993 and 1992, are $23,277,000 and $10,750,000, respectively, of certificates of deposits in denominations of $100,000 or more. Interest on certificates of $100,000 or more amounted to $792,000, $465,000, and $768,000 in 1993, 1992, and 1991, respectively.

(9)   Long-Term Debt and Federal Home Loan Bank Advances

Long-term debt and Federal Home Loan Bank advances outstanding at December 31, 1993 and 1992, consist of the following:

                                          1993         1992

Notes payable to an unaffiliated bank
  in quarterly principal installments
  of $90,000 plus interest at a New
  York bank's prime rate plus 1%
  through 1997                         $    -        $1,008,168

Note payable to an unaffiliated
  bank in quarterly principal
  installments of $110,000 plus
  interest at a New York bank's
  prime rate plus 1% (7% at
  December 31, 1993) through
  2003                                  3,690,000             -

Convertible subordinated
  debentures payable; interest
  due semiannually at 10% due
  2002                                    800,000       850,000

Employee Stock Ownership Plan
  commitment consisting of a
  note payable to an unaffiliated
  bank in quarterly principal
  installments of $31,280 through
  1997 plus interest at 97% of a
  New York bank's prime rate (5.8%
  at December 31, 1993)                   400,000       594,319
                                        4,890,000     2,452,487
Federal Home Loan Bank advances         3,861,662             -
                                       $8,751,662    $2,452,487

The note payable to an unaffiliated bank of $3,690,000 at December 31, 1993, is collateralized by the common stock of the subsidiary banks. The loan agreement places certain restrictions on First Bancorp with respect to dividends, other distributions to stockholders, future borrowings, issuance of common stock, sale of stock of subsidiaries, and other matters. In addition, the loan agreement related to the Employee Stock Ownership Plan commitment contains similar restrictions.

During 1992, First Bancorp repurchased the subordinated debentures which were outstanding at December 31, 1991. In a separate transaction, First Bancorp issued $850,000 in convertible, subordinated debentures to certain directors and officers and others. The terms of the new debentures are the same as the original debentures with the exception of a change in the conversion price. During 1993, First Bancorp repurchased $50,000 of these debentures from one debenture holder.

The holders of subordinated debentures may elect, upon maturity, to convert the debentures into shares of First Bancorp common stock at the conversion price of $26.61 per share or receive cash equal to the principal amount of the debentures plus accrued interest.
Also, at the option of the holder, the debentures are convertible into common stock at the conversion price at any time prior to maturity. At the option of First Bancorp, the debentures may be redeemed for cash equal to the principal amount of the debentures plus accrued interest at any time prior to maturity.

The aggregate scheduled principal payments of long-term debt including the ESOP commitment for the next five years and thereafter are as follows:

                 1994                 $565,120
                 1995                  565,120
                 1996                  565,120
                 1997                  464,640
                 1998                  440,000
                 Thereafter          2,290,000

The scheduled maturities do not include special annual principal payments commencing in March 1995 on the note payable to an unaffiliated bank. The additional principal payments are to be paid in an amount equal to the product of the First Bancorp's net income for the prior year, less all debt service payments made with respect to the note during the year, multiplied by fifty percent. The above schedule also does not consider any pre-payments which can be made at the discretion of First Bancorp.

The advances from the Federal Home Loan Bank were obtained to fund certain loans made by First Bancorp. The balance of loans which secure the advances amounted to $3,899,000 at December 31, 1993. The advances accrue interest at contractual rates of 5.7% to 6.3% per annum and are due in monthly installments of approximately $39,000, including interest. The advances are scheduled to amortize through various dates between 2002 and 2008. However, should the loans for which the advances were obtained pay down at a faster rate than anticipated, then the advances are to be paid down at a correspondingly faster rate.

(10)  Income Taxes

Effective January 1, 1993, First Bancorp adopted Statement 109.
The cumulative effect of this change in accounting for income taxes determined as of January 1, 1993, was not significant and accordingly a cumulative effect of change in accounting principle is not reflected in the consolidated statement of income for the year ended December 31, 1993. Prior year's financial statements have not been restated to apply the provisions of Statement 109.

Federal income tax expense (benefit) applicable to net income for the years ended 1993, 1992, and 1991, is as follows:

                                   1993      1992      1991

Current expense              $  866,693   974,028   345,291
Deferred expense (benefit)      162,918  (376,239) ( 40,403)
                             $1,029,611   597,789   304,888

The significant components of deferred income tax expense (benefit) for the years ended December 31, 1992 and 1991, are as follows:

                                             1992      1991

Depreciation and amortization            $(66,013)      196
Net accretion of discount on
  investment securities                     1,947    19,162
Provision for loan losses                (193,275)  (39,217)
Effect of Alternative Minimum Tax        (116,768)        _
Other                                      (2,130)  (20,544)

Deferred income tax expense (benefit)   $(376,239)  (40,403)

A reconciliation of the expected federal income tax expense
[computed by applying the federal corporate income tax rate of 34% in 1993, 1992, and 1991 to pretax income (loss)] to actual income tax benefit follows:
                                   1993      1992      1991

Expected federal income
  tax expense                $1,270,319   864,692   456,589
Tax-exempt income              (136,364) (142,184) (146,050)
Utilization of Alternative
  Minimum Tax credit
  carryforward                  (46,861) (116,768)        -
Other                           (57,483)   (7,951)   (5,651)

Actual income tax            $1,029,611   597,789   304,888

Effective tax rate                27.6%               23.5%     22.7%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993, are presented below:

Deferred tax assets:
  Premises and equipment - depreciation          $  60,423
  Allowance for loan losses                         74,867
  Other real estate                                 22,279
    Total gross deferred tax assets                157,569
    Less valuation allowance                             -
    Net deferred tax assets                        157,569
Deferred tax liabilities - investment securities    38,170
  Total deferred tax liabilities                    38,170

Net deferred tax asset                            $119,399

No valuation allowance was recorded against the gross deferred tax asset because management believes that it is more likely than not the gross deferred tax asset will be realized in full. First Bancorp based its conclusion on various factors, including ongoing profitable operations as well as significant taxes available in the carryback period. There was no change in the valuation allowance during 1993.

At December 31, 1993, current income taxes payable of $32,000 was included in other liabilities, while at December 31, 1992, current income taxes payable of $74,000 was included in other liabilities. At December 31, 1993 and 1992, deferred tax assets of $119,000 and $382,000, respectively, were included in other assets.

(11)  Employee Benefit Plans

First Bancorp maintains an Employee Stock Ownership Plan (ESOP). The Plan covers substantially all employees who qualify as to age and length of service. A participant's interest in his or her account becomes totally vested after completion of five years of service. Contributions to the ESOP are at the discretion of the Board of Directors of First Bancorp; however, contributions, including dividends received from First Bancorp, must be sufficient to pay any current obligations of the ESOP. Expense related to the ESOP of $466,000, $135,000, and $154,000 is included in salaries and employee benefits in the consolidated statements of income for the years ended December 31, 1993, 1992, and 1991, respectively.

On October 15, 1993, Plan management elected to allocate additional shares to participant accounts up to the maximum permissible amount as determined by the Internal Revenue Code effective for the Plan year ended December 31, 1992. Under this new amendment, an additional 6,914 shares and 6,339 shares were allocated to participant accounts for the Plan years ended December 31, 1993 and 1992, respectively.

At December 31, 1993 and 1992, the ESOP had outstanding a note payable to an unaffiliated bank in the amount of $400,000 and $594,000, respectively, which is guaranteed by First Bancorp. Interest on this debt amounted to $32,000, $41,000, and $69,000, during the years ended December 31, 1993, 1992, and 1991, respectively. All interest payments were made by the ESOP. At December 31, 1993, the borrowing is secured by 16,842 shares of First Bancorp's common stock and is payable in quarterly installments of $31,280 through 1997, plus interest at 97% of a New York bank's prime rate (5.8% at December 31, 1993).

At December 31, 1993 and 1992, the ESOP owned 66,274 and 67,810 shares, respectively, of First Bancorp common stock.

(12)  Regulatory Matters

Applicable federal regulations impose restrictions on the amounts of dividends that may be declared by First Bancorp and its subsidiary banks. In addition to the formal statutes and regulations, regulatory authorities also consider the adequacy of total capital in relation to assets, deposits, and other such items. Capital adequacy considerations could further limit the availability of dividends from the subsidiary banks to First Bancorp.

National banks are required to obtain approval of the Comptroller of the Currency if dividends declared in any year exceed the profits of that year combined with the net retained profits of the preceding two years. During 1993, 1992, and 1991, the subsidiary banks paid dividends to First Bancorp totaling $6,790,000, $850,000, and $1,200,000, respectively. For First National, prior approval of the regulatory authorities will be required during 1994, if the amount to be paid as dividends exceeds profits for the same period plus $1,190,000 available for payment at December 31, 1993. Regulatory approval will be required during 1994 for Southern to pay any dividends.

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was signed into law on December 19, 1991. The prompt corrective actions of FDICIA place restrictions on any insured depository institution that does not meet certain requirements, including minimum capital ratios. The restrictions are based on an institution's FDICIA defined capital category and become increasingly more severe as an institution's capital category declines. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and operations.

The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To be considered "well capitalized," an institution is required to have at least a 5% leverage ratio, a 6% Tier I risk-based capital ratio, and a 10% total risk-based capital ratio. However, the regulatory agencies may impose higher minimum standards on individual institutions or may downgrade an institution from one category because of safety and soundness concerns.

At December 31, 1993, First Bancorp's leverage ratio was 6.1%, Tier I risk-based ratio was 11.0%, and a total risk-based ratio was 12.8%.

(13)  Related Parties

First Bancorp enters into various loans and other transactions in the ordinary course of business with its directors, executive officers, and some of their related business interests. The loans and other transactions are made on substantially the same terms as those prevailing at the time for comparable loans and similar transactions with other persons. Certain officers and directors and entities in which these individuals were principals were indebted to First Bancorp in the aggregate amount (net of participation loans sold) of $2,087,000 and $1,874,000 at December 31, 1993 and 1992, respectively. During 1993, First Bancorp loaned $678,000 in new loans to these individuals and recorded $857,000 in reductions.

(14)  Supplemental Cash Flow Information

During 1993, 1992, and 1991, First Bancorp paid to depositors and other banks interest payments of $5,645,000, $5,548,000, and $6,983,000, respectively. Also during 1993, 1992, and 1991, First Bancorp paid to the Internal Revenue Service $975,000, $1,019,000, and $255,000 in tax payments, respectively.

(15)  Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires that First Bancorp disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for First Bancorp's financial instruments.

Cash and Cash Equivalents and Other Short-Term Investments - For those short-term investments, the carrying amount is a reasonable estimate of fair value.

Investment Securities _ The fair value, which approximates the estimated market values, of longer-term investments and mortgage-backed securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value, which approximates the estimated market values, of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

Loan Receivables - Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage, and consumer. The carrying amount of performing loans that were funded or will mature within three months of the balance sheet date approximate the fair value of those loans.
Additionally, the carrying amount of adjustable rate loans that reprice within ninety days also approximate the fair value of those loans. The fair value of the remaining performing and nonperforming loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on First Bancorp's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

Deposit Liabilities and Repurchase Agreements - The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW accounts, money market accounts, and repurchase agreements, is equal to the amount payable. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Long-Term Debt and Federal Home Loan Bank Advances - The carrying amount of First Bancorp's long-term debt approximates fair value as the note payable to a bank and the Employee Stock Ownership Plan commitment adjust for changes in current interest rates. Additionally, the carrying amount of First Bancorp's subordinated debentures also approximate fair value as management of First Bancorp has determined that the original terms in which the subordinated debentures were issued would not be significantly different from the terms of new debentures if such were to be issued at each year end.

Interest Accruals - The fair value of First Bancorp's accrued interest receivable and accrued interest payable amounts approximate their carrying value due to the short maturity of these financial instruments.

The estimated fair values of First Bancorp's financial instruments at December 31, 1993 and 1992, are as follows:

                            1993                   1992
                   Carrying    Estimated  Carrying     Estimated
                   Amount      Fair Value Amount       Fair Value

Financial assets:
Cash and due
  from banks    $ 10,963,341  10,963,341  11,815,310   11,815,310
Federal funds
  sold and
  other
  temporary
  investments     15,775,000  15,775,000     825,000      825,000
Interest-bearing
  deposits with
  financial
  institutions     1,077,101   1,077,101   1,077,474    1,077,474

Investment
  securities      94,396,408  96,380,408  69,215,516   71,527,582
Loans, net        98,362,065  99,269,088  69,563,468   70,090,806
Accrued interest
  receivable       1,876,458   1,876,458   1,518,937    1,518,937

Financial liabilities:
Deposits:
  Demand,
    noninterest-
    bearing       33,067,489  33,067,489  26,975,743   26,975,743
  Interest-
    bearing
    demand
    accounts      47,460,816  47,460,816  33,391,507   33,391,507
  Savings         18,455,891  18,455,891  11,772,828   11,772,828
  Time           100,550,732 100,739,001  68,654,612   68,983,458
Long-term debt     4,890,000   4,890,000   2,452,487    2,452,487
Federal Home Loan
  Bank advances    3,861,662   3,861,662           -            _
Accrued interest
  payable            622,867     622,867     350,295      350,295
Securities sold
  under agreements
  to repurchase    2,021,249   2,021,249   1,700,513    1,700,513

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time First Bancorp's entire holdings of a particular financial instrument. Because no market exists for a significant portion of First Bancorp's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.
Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments, without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.

(16)  Financial Instruments With Off-Balance Sheet Risk

First Bancorp is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contractual or notional amounts of those instruments reflect the extent of involvement First Bancorp has in particular classes of financial instruments.

First Bancorp's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. First Bancorp uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

                                                Contractual or
                                               Notional Amount
                                             at December 31, 1993

Financial instruments whose contract
  amounts represent credit risk:
     Aggregate commitments to extend credit     $  7,778,333
     Less amounts previously funded               (2,617,678)
          Net commitments unfunded              $  5,160,655
     Standby letters of credit                  $    964,238

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by First Bancorp upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable; inventory; property, plant, and equipment; real estate; and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by First Bancorp to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private short-term borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. First Bancorp holds collateral supporting those commitments for which collateral is deemed necessary.

17)   Concentration of Credit Risk

First Bancorp grants real estate, commercial, industrial, agricultural, and other loans to customers primarily in northeast Louisiana. Although First Bancorp has a diversified loan portfolio, a substantial portion (approximately 58%) of its loans, although not always funded for such purpose, are secured by real estate and its ability to fully collect its loans is dependent upon the real estate market in this region. First Bancorp typically requires collateral sufficient in value to cover the principal amount of the loan. Such collateral is evidenced by mortgages on property held and readily accessible to First Bancorp.

(18)  Parent Company Only Condensed Financial Information

The financial information below summarizes the financial position, results of operations, and cash flows for First Bancorp of Louisiana, Inc. (parent company only) as of and for the years ended December 31, 1993 and 1992, and for each year in the three year period ended December 31, 1993.

                                Balance Sheets
                                 (Parent Only)

                          December 31, 1993 and 1992


                Assets                        1993         1992

Cash                                   $   181,885      793,069
Investment in subsidiaries              18,205,750   12,854,630
Other assets                               152,720      183,346
Total assets                           $18,540,355   13,831,045

Liabilities and Stockholders' Equity
Liabilities:
  Long-term debt                       $ 4,890,000    2,452,487
  Payable to subsidiary bank                     _      295,781
  Accrued interest payable                  50,336       34,923
  Other liabilities                         12,000       99,928
          Total liabilities              4,952,336    2,883,119

Stockholders' equity:
  Common stock                           1,363,500    1,363,500
  Capital surplus                        6,743,622    6,743,622
  Undivided profits                      7,519,598    5,020,586
  Treasury stock                        (1,638,701)  (1,585,463)
  Employee Stock Ownership
    Plan commitment                       (400,000)    (594,319)

          Total stockholders' equity    13,588,019   10,947,926

          Total liabilities and
            stockholders' equity       $18,540,355   13,831,045

                             Statements of Income
                                 (Parent Only)

                 Years ended December 31, 1993, 1992 and 1991


                                     1993        1992        1991

Dividends                        $6,790,000   850,000   1,200,000
Interest income                       7,915    22,286      79,478
Interest expense-long-term debt     206,440   185,786     318,789
Operating expenses                 (213,791)  (43,771)    (54,486)
Income before income tax
  benefit and equity in
  undistributed earnings of
  subsidiaries                    6,377,684   642,729     906,203
Income tax benefit                  158,432   138,162     106,802
Income before equity in
  undistributed earnings of
  subsidiaries                    6,536,116   780,891   1,013,005
Equity in undistributed earnings
  (distributions in excess
  of earnings) of subsidiaries   (3,829,492) 1,164,530                25,015

Net income                       $2,706,624  1,945,421  1,038,020

                           Statements of Cash Flows
                                 (Parent Only)
                 Years ended December 31, 1993, 1992 and 1991

                                  1993       1992        1991

Operating activities:
 Net income                   $2,706,624   1,945,421   1,038,020
 Adjustments to reconcile
  net income to net cash
  used by operating
  activities:
   Equity in earnings
    of subsidiary             (2,960,508) (2,014,530) (1,225,015)
   Decrease in payable
    to subsidiary bank          (295,781)   (307,704)   (314,199)
   Decrease (increase) in
    other assets                  30,626      21,477    (105,945)
   Increase (decrease) in
    accrued interest
    payable                       15,413      (9,753)    (12,045)
   Decrease (increase) in
    other liabilities            (87,928)   (128,354)     83,385
         Net cash used by
          operating activities  (591,554)   (493,443)   (535,799)

Investing activities:
 Cash paid to purchase
  subsidiary bank             (9,180,612)          -           -
 Dividends received from
  subsidiary banks             6,790,000     850,000   1,200,000
         Net cash provided
          (used) by investing
          activities          (2,390,612)    850,000   1,200,000

Financing activities:
 Cash dividends paid            (207,612)   (104,810)    (77,181)
 Proceeds from long-term
  debt                         8,500,000     850,000   2,048,168
 Payments on long-term
  debt                        (5,868,168) (1,360,000) (2,908,168)
 Payments to acquire
  treasury stock                 (53,238)   (281,400)               (93,718)
          Net cash provided
           (used) by financing
           activities          2,370,982    (896,210) (1,030,899)

Net decrease in cash            (611,184)   (539,653)   (366,698)

Cash at beginning of year        793,069   1,332,722   1,699,420

Cash at end of year             $181,885     793,069   1,332,722

                     FIRST BANCORP OF LOUISIANA, INC. AND SUBSIDIARIES
                                Consolidated Balance Sheets
                                Unaudited ($ in thousands)


                                                     March 31,       March 31,
Assets                                                  1994            1993

Cash and due from banks                              $10,893          $6,731
Federal funds sold and securities purchased
  under agreements to resell                           5,200           4,750

    Total Cash and Cash Equivalents                  $16,093         $11,481

Interest-bearing deposits with financial
  institutions                                           784           1,078
Investment securities                                      -          62,480
Securities available for sale                         63,003               -
Securities held to maturity                           36,393               -
Loans, (net of allowance for loan losses of
  $1,390 and 1,973 at March 31, 1994 and 1993
  respectively)                                       97,728          72,537
Premises and equipment, net                            1,963           1,594
Accrued interest receivable                            1,916           1,787
Real Estate Owned                                        117             219
Other assets                                           1,279             825

        Total Assets                                $219,276        $152,001

Liabilities and Stockholders' Equity

Deposits
  Demand, noninterest bearing                        $29,875         $21,561
  Money Market and NOW accounts                       46,220          32,595
  Savings                                             19,859          11,989
  Time                                               $97,278         $68,378

       Total Deposits                               $193,232        $134,523

Notes payable                                          4,380           1,731
FHLB Advances Payable                                  3,802           1,450
Federal Funds purchased and securities sold
  under agreements to repurchase                       1,767           1,649
Accrued interest payable                                 624             412
Other Liabilities                                        706             679

        Total Liabilities                           $204,511        $140,444

Stockholders' equity:
  Common stock, par value $5 per share.
   1,000,000 shares authorized; 272,700
   shares issued                                       1,363           1,363
  Capital surplus                                      6,744           6,744
  Retained earnings                                    8,193           5,599
  Unrealized Gain - FAS 115                              104               0
  Treasury stock, 65,088 and 63,552 shares in
   1994 and 1993, respectively, at cost               (1,639)         (1,586)
  Employee Stock Ownership Plan commitment                 0            (563)

          Total Stockholders' Equity                 $14,765         $11,557

Total Liabilities and Stockholders' Equity          $219,276        $152,001


See accompanying notes to consolidated financial statements.

                             Consolidated Statements of Income
                     Unaudited ($ in thousands, except per share data)

                                                     3 months ended March 31,

                                                     1994             1993
Interest Income
  Loans, including fees                            $2,206           $1,605
  Investment securities:
  US government and agency obligations                653              526
  Mortgage-backed                                     403              376
  Obligations of states and political
   subdivisions                                       158              120
  Other                                               168              191
  Deposits with financial institutions                 22               25
  Federal funds sold and other                         89               20

     Total interest income                          3,699            2,863

Interest expense
  Deposits:
   Time                                               886              634
   Money Market and NOW accounts                      261              217
   Savings                                            106               81
Notes payable                                          84               38
Other                                                  70               30

 Total interest expense                             1,407            1,000

     Net interest income                            2,292            1,863
Provision for loan losses                            (45)                0

     Net interest income after provision
      for loan losses                               2,337            1,863

Other operating income:
  Customer service charges                            273              174
  Other charges and commissions                       176              154
  Investment securities gains
   (losses), net                                        0                0

     Total other operating income                     449              328

Other operating expenses:
   Salaries and employee benefits                   1,007              632
   Occupancy and equipment                            277              234
   Other operating expenses                           550              493

     Total other operating expenses                 1,834            1,359

Income before income tax expense                      952              832
Income tax expense                                    279              254

Net Income                                           $673             $578

Net income per share
   Average common shares outstanding                $3.24            $2.76
   Average common shares outstanding
    assuming full dilution                          $2.89            $2.46

See accompanying notes to consolidated financial statements.


                         FIRST BANCORP OF LOUISIANA, INC. AND SUBSIDIARIES
                          Consolidated Statements of Stockholders' Equity
                                   Unaudited ($ in thousands)

                                     For the 3 months ended

                                          March 31, 1994

                                                                                               Employee Stock
                                                                                 Unrealized      Ownership      Total
                                                                                     Gains          Plan        Stock-
                                   Common     Capital      Retained     Treasury      on           Stock        holders'
                                    Stock     Surplus      Earnings      Stock     Securities    Commitment     Equity

Balances at December 31, 1993      $1,363      $6,744      $  7,520     ($1,639)                       ($400)    $13,588

Reduction of commitment to ESOP                                                                         $400     $   400

Effect of change in accounting
 for securities available for
 sale, net of tax                                                                        $104                    $   104

Net income                                                 $    673                                              $   673

Balances at March 31, 1994         $1,363      $6,744      $  8,193      ($1,639)        $104           -0-      $14,765

Balances at December 31, 1992      $1,363      $6,744      $  5,020      ($1,585)                     ($594)     $10,948

Reduction of commitment to ESOP                                                                        $ 31      $    31

Net income                                                 $    578                                              $   578

Balances at March 31, 1993         $1,363      $6,744      $  5,598      ($1,585)                     ($563)     $11,557


FIRST BANCORP OF LOUISIANA, INC AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Unaudited ($ in thousands)

                                                     3 months ended March 31
                                                         1994            1993
Operating Activities
  Net Income                                           $  673          $  578
  Adjustments to reconcile net income to net cash
  provided by operating activities:
    Provision for depreciation and amortization            88              84
    Net amortization of investment securities              61              26
    Decrease (increase) in accrued
      interest receivable                                 (39)           (268)
    Decrease (increase) in other assets                  (768)            (61)
    Increase in accrued interest payable                    0              61
    Increase in other liabilities                          92             369

     Net Cash Provided by Operating Activities            107             789

Investing Activities

   Net decrease in interest-bearing deposits with
     financial institutions                               293               0
   Proceeds from maturities and principal paydowns of
     investment securities                             10,728           6,710
   Purchases of investment securities                 (15,634)              0
   Net decrease (increase) in loans                       634          (3,056)
   Proceeds from sales of premises and equipment and
    other assets                                            2               0
   Purchases of premises and equipment                    (49)            (38)


     Net cash (used by) provided by investing
       activities                                      (4,026)          3,616
Financing activities:
   Net decrease in deposits                            (6,303)         (6,272)
   Net decrease in Federal Funds Purchased
    and obligations under repurchase agreements          (254)            (52)
   Payments on notes payable                             (110)           (690)
   Net increase (decrease) in FHLB advances               (59)          1,450

      Net cash used by financing activities            (6,726)         (5,564)
Increase (decrease) in cash and cash equivalents      (10,645)         (1,159)
Cash and cash equivalents at beginning of year         26,738          12,640

Cash and cash equivalents at end of year              $16,093         $11,481



See accompanying notes to consolidated financial statements.

FIRST BANCORP OF LOUISIANA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Unaudited ($ in thousands)

NOTE 1 - Per Share Data and Market Value of Stock

Net income per average share outstanding is calculated based on the weighted average number of shares outstanding during the year. The average number of shares outstanding for the three months ended March 31, 1994 and 1993 was 207,612 and 209,148, respectively. Net income per average share outstanding assuming full dilution also considers the impact of conversion of First Bancorp's subordinated debentures into common shares as of the beginning of each year. The average number of shares outstanding during the three months ended March 31, 1994 and 1993 was 237,676 and 241,091 respectively.

There is not an established public trading market for the Company's common stock. However, an annual valuation of the stock is prepared for the Employee Stock Ownership Plan. As of December 31, 1993 the value of the Company's common stock was estimated to be $53.00.


NOTE 2 - Non-Performing Loans
                                       March 31,

                                     1994        1993

Nonaccrual loans                    $ 762        $1,567

Restructured loans                    781           857


Total nonperforming loans           $1,543       $2,424


Accruing loans past due
ninety days or more                   $170       $  832


When the payment of principal or interest on a loan is delinquent for 120 days, or earlier in some cases, the loan is placed on nonaccrual status, unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. If the decision is made to continue accruing interest on the loan, periodic reviews are made to confirm the accruing status of the loan. When a loan is placed on nonaccrual status, interest accrued during the current year prior to the judgement of uncollectibility is charged to operations. Interest accrued during prior periods is charged to the allowance for loan losses. Generally, any payments received on nonaccrual loans are applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest.

Interest income in the amount of $30 would have been recorded on nonaccrual loans during the three months ended March 31, 1994 if they had been performing in accordance with their contractual terms. During the three months ended March 31, 1994, the company recorded no interest income on nonaccrual loans.

In addition to the nonperforming loans disclosed above, management has identified loans totalling $292 thousand for which payments are current, but which, in management's opinion, are subject to potential future classification as non-performing or past due.

FIRST BANCORP OF LOUISIANA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Unaudited ($ in thousands)

NOTE 3 - Investment Securities and Money Market Assets

During the first quarter of 1994 First Bancorp adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in debt and Equity Securities" (FAS 115). This pronouncement provides guidance regarding the appropriate classification of debt and equity securities in a company's balance sheet and also provides for the recognition of unrealized holding gains and losses as a result of changes in the fair value of securities available for sale. For the Company, the balance sheet classification guidelines pursuant of FAS 115 are consistent with the Company's classification prior to adoption of FAS 115. The carrying value of securities held to maturity continues to be amortized cost. Securities available for sale are now carried at their estimated fair value in accordance with FAS 115. As a result of adopting FAS 115, the carrying value of securities held for sale reflects $155 in net unrealized gains as of March 31, 1994. The aggregate market value of securities held to maturity exceeded their amortized cost by approximately $445 at March 31, 1994.

First Bancorp's Management's Discussion and Analysis

The following discussion provides certain information concerning the financial condition and results of operations of First Bancorp of Louisiana, Inc. ("First Bancorp") for the three years ended December 31, 1993. The financial position and results of operations of FBL were due primarily to its banking subsidiary, First National Bank of West Monroe ("FNB") until August 31, 1993 and FNB and Southern National Bank at Tallulah ("SNB") from September 1, 1993 until December 31, 1993. Management's discussion should be read in conjunction with the financial statements and accompanying notes presented elsewhere in this Proxy Statement.

Acquisition

On August 31, 1993, First Bancorp acquired 100% of the outstanding common stock of SNB for a total of $9,181,000. The acquisition was accounted for as a purchase. The fair values of net assets acquired approximated the purchase price at date of acquisition, accordingly no goodwill was recorded as a result of the acquisition. At the date of acquisition, SNB had approximately $62,620,000 of assets, which included $21,034,000 of loans, $33,662,000 of investments, $6,366,000 of cash and cash equivalents, and $1,558,000 of other assets. Additionally, SNB had $52,176,000 of deposits, $1,263,000 of other liabilities, and $9,181,000 in stockholders' equity.

Merger

An Agreement and Plan of Merger between First Bancorp and Hibernia Corporation was signed on November 4, 1993. The Agreement provides for a merger of the companies in a stock for stock exchange accounted for as a pooling of interests. Total consideration is approximately $36 million of Hibernia stock. The merger is contingent upon shareholder and regulatory approval.

Results of Operations of the Interim Period March 31, 1994 Compared With March 31, 1993.

Net income for the first quarter of 1994 was $673,000 compared to
$578,000 for the same quarter of 1993.   Net income is largely
dependent upon net interest income, or the difference between interest received on loans and investments, the interest-bearing assets, and interest paid on certain deposit accounts and long-term debt, the interest-bearing liabilities. Net interest income is affected by the average yield on the loans and investments, the balances of these interest-bearing assets and liabilities, and the magnitude of change of each.

Interest income increased $836,000 from $2,863,000 in the first quarter of 1993 to $3,699,000 in the first quarter of 1994, and of this increase, SNB accounted for $1,048,000 increase and FNB decreased $208,000. Interest expense increased $407,000 from $1,000,000 in 1993 to $1,407,000 in 1994. FNB declined $24,000 and
SNB accounted for an increase of $384,000. The decrease in interest income at FNB resulted primarily from maturing assets continuing to re-price at lower yields after most liabilities had already reached lower rates at this point in the low rate environment.

Net interest income increased by $429,000 from $1,863,000 in 1993 to $2,292,000 in 1994. The result of this increase is due to the inclusion of SNB in the first quarter results of 1994.

Non-interest income increased $121,000 during the period, from $328,000 in 1993 to $449,000 in 1994 with SNB accounting for $126,000 of this increase.

Non-interest expense, excluding income taxes and provision for loan losses, increased $476,000 from $1,358,000 in 1993 to $1,834,000 in
1994.  SNB accounted for $425,000 of this increase.

FNB and SNB maintain an allowance for potential loan losses that management believes is adequate to cover future losses on outstanding loans. The allowance for loan losses was $1,390,000 at March 31, 1994, compared to $2,571,000 at March 31, 1993. During the first quarter of 1994, a negative provision of $45,000 was recorded with no provision charged to operations during the first quarter of 1993.

Income taxes increased $25,000 from $254,000 in 1993 to $279,000 in 1994 due to an increase of $119,000 in income before taxes.


Results of Operations December 31, 1993 compared with December 31,
1992

For the year ended December 31, 1993, net income was $2,707,000 as compared to $1,945,000 for the year ended December 31, 1992. Interest income increased $933,000 from $12,059,000 in 1992 to $12,992,000 in 1993, and of this increase, SNB accounted for $1,470,000 and FNB decreased $523,000. Interest expense declined $248,000 from $4,992,000 for 1992 to $4,744,000 for 1993. FNB declined $822,000 and SNB accounted for an increase of $554,000.

The increase in net interest income at FNB resulted primarily from maturing investments being redeployed in the form of increased loan demand and liabilities continuing to re-price at lower yields. As a result of the above, net interest income increased by $1,181,000 from $7,067,000 in 1992 to $8,248,000 in 1993. The net interest margin, the difference in the average yield on assets and the average rate paid on liabilities, increased slightly at FNB from 4.20% in 1992 to 4.36% in 1993.

Non-interest income increased $296,000 during the period, from $1,321,000 in 1992 to $1,617,000 in 1993 with SNB accounting for
$183,000 of this increase.

Non-interest expense, excluding income taxes and provision for loan losses, increased $1,230,000 from $5,134,000 in 1992 to $6,364,000 in 1993. Of this increase, SNB accounted for $586,000, FNB, $473,000 and First Bancorp, $163,000. The $473,000 increase at FNB was primarily due to an increase in pension expense of $341,000. The increase of $163,000 at First Bancorp relates to professional fees incurred in merger negotiations with various financial institutions.

FNB and SNB maintain an allowance for potential loan losses that management believes is adequate to cover future losses on outstanding loans. The allowance for loan losses was $1,413,000 at the end of 1993, compared to $1,984,000 at the end of 1992. A negative provision of $235,000 was charged to operations during 1993 with a $710,000 provision charged to operations during 1992.

Income taxes increased $432,000 from $598,000 in 1992 to $1,030,000 in 1993 due to an increase of $1,193,000 in income before taxes.


Results of Operations as of December 31, 1992 Compared With
December 31, 1991.

Net income for 1992 was $1,945,000, as compared to $1,038,000 for 1991. The increase of $907,000 for 1992 over 1991 was due primarily to a 44% increase in net interest income from $4,899,000 for 1991 to $7,067,000 for 1992, for a difference of $2,168,000.

Interest income for 1992 was $12,059,000, and, for 1991, was $11,872,000. The increase of $187,000 resulted from an increase in the average balances of interest-earning assets.

Interest expense for 1992 was $4,992,000, and, for 1991, was $6,972,000. The decrease of $1,980,000 is attributable to lower interest rates paid on deposits and long-term debt partially offset by an increase in the average balances of interest-bearing liabilities.

The greater decline in interest expense than in interest income is attributable to more frequent repricing of liabilities than assets early in the declining rate environment. This resulted in an increase in net interest margin from 2.90% in 1991 to 4.20% in 1992 and the 44% increase in net interest income.

Non-interest income for 1992 and 1991 was $1,321,000 and $1,194,000, respectively. The increase of $127,000 is primarily attributable to sales of investment securities and other real estate in 1992, that resulted in net pre-tax gains of $123,000.

Non-interest expense, excluding income taxes and provision for loan losses, increased $815,000 from $4,319,000 in 1991 to $5,134,000 in
1992. The majority of the increase is attributable to an increase in personnel expenses of $209,000, increased occupancy expenses of $353,000, and general overhead expenses of $253,000. The increase in personnel expense is primarily related to an increase in personnel associated with opening an additional branch location and an increase in incentive bonuses paid in 1992. The increase in occupancy expenses is also due to opening the additional branch location. The increase in general overhead of $253,000 is primarily due to increases in banking agency assessments of $70,000, donations of $32,000, and advertising costs of $33,000.

The allowance for loan losses for 1992 and 1991 was $1,415,000 and $1,300,000, respectively, with $710,000 charged to operations in 1992 and $432,000 charged to operations in 1991 to provide for the allowance.

Income taxes increased from $305,000 in 1991 to $598,000 in 1992, due to the $1,200,000 increase in income before taxes.

Results of Operations as of December 31, 1991 Compared With
December 31, 1990.

Net income for 1991 was $1,038,000, as compared to 1990 net income of $682,000. The increase of $356,000 for 1991 over 1990 was due primarily to a 22% increase in net interest income from $4,005,000 in 1990 to $4,899,000 in 1991, for a difference of $894,000.

Interest income increased $990,000 from $10,882,000 in 1990 to $11,872,000 in 1991. The increase was due to a $16,256,000 increase (15%) in interest-earning assets as a result of the closing of a local savings and loan.

Interest expense for 1991 and 1990 was $6,972,000 and $6,877,000, respectively, an increase of $95,000. The increase in interest expense was due to the increase in average interest bearing liabilities of $15,931,000 or 18% largely offset by re-pricing early in the declining rate environment. Earning asset yields declined from 9.83% in 1990 to 9.31% in 1991 while the cost of interest-bearing liabilities declined from 7.37% in 1990 to 6.41% in 1991, thereby increasing the net interest margin from 2.46% in 1990 to 2.90% in 1991.

Non-interest income decreased $13,000 from $1,207,000 in 1990 to $1,194,000 in 1991, due primarily to an decrease in income from Other Real Estate of $214,000 offset by an increase in income from the initial year of alternative investment product sales of $175,000.

Non-interest expense, excluding income taxes and provision for loan losses, increased from $4,003,000 in 1990 to $4,319,000 in 1991 or
$316,000. The primary change was related to increases in banking agency assessments of $120,000 and professional fees of $60,000.

The allowance for loan losses was $1,415,000 and $1,300,000 at the end of 1991 and 1990, respectively. During 1991 and 1990, $432,000 and $440,000, respectively, was charged to operations to provide for the allowance.

Income taxes increased $218,000 from $87,000 in 1990 to $305,000 in 1991, due to the $574,000 increase in income before taxes.

                           APPENDIX A


                  AGREEMENT AND PLAN OF MERGER
                               OF
                FIRST BANCORP OF LOUISIANA, INC.
                          WITH AND INTO
                      HIBERNIA CORPORATION


     AGREEMENT AND PLAN OF MERGER dated as of November 4, 1993
(this "Agreement"), adopted and made by and between First Bancorp of Louisiana, Inc. ("FBL") and Hibernia Corporation ("Hibernia").

     FBL is a corporation duly organized and existing under the laws of the State of Louisiana; has its registered office at 500 Natchitoches Street, West Monroe, Louisiana 71291; and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). The presently authorized capital stock of FBL consists solely of 1,000,000 shares of common stock of the par value of $5.00 each ("FBL Common Stock"). As of July 31, 1993, 272,700 shares of FBL Common Stock had been issued, 207,612 shares of FBL Common Stock were outstanding, and 65,088 shares of FBL Common Stock were held in FBL's treasury. All outstanding shares of FBL Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. The foregoing are the only voting securities of FBL authorized, issued, or outstanding, and there are no existing options, warrants, calls, or commitments of any kind obligating FBL to issue any share of its capital stock or any other security of which it is or will be the issuer, other than the obligation to issue shares upon conversion of the Debentures (as defined herein). None of the shares of FBL's capital stock has been issued in violation of preemptive rights of shareholders. FBL owns 96.8 percent and 100 percent, respectively, of the outstanding voting shares of Southern National Bank of Tallulah and First National Bank of West Monroe ( collectively, the "Banks"), each of which is a Louisiana banking corporation duly organized and existing under the laws of the State of Louisiana.

     Hibernia is a corporation duly organized and existing under the laws of the State of Louisiana; has its registered office at 313 Carondelet Street, New Orleans, Louisiana 70130; and is a bank holding company within the meaning of the Bank Holding Company Act. Hibernia owns all of the issued and outstanding shares of capital stock of Hibernia National Bank ("HNB"). The presently authorized capital stock of Hibernia is 300,000,000 shares, consisting of 100,000,000 shares of preferred stock, no par value, 100,000,000 shares of Class B non-voting common stock, no par value, and 100,000,000 shares of Class A voting common stock, no par value (the Class A voting common stock being referred to hereinafter as "Hibernia Common Stock"). As of July 31, 1993, no shares of Hibernia's preferred stock or its Class B non-voting common stock were outstanding, 83,437,931 shares of Hibernia Common Stock were outstanding, and no shares of Hibernia Common Stock were held in Hibernia's treasury. All outstanding shares of Hibernia Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. The foregoing are the only voting securities of Hibernia authorized, issued or outstanding and there are no existing options, warrants, calls or commitments of any kind obligating Hibernia to issue any share of its capital stock or any other security of which it is or will be the issuer, except that Hibernia has authorized or reserved 1,500,000 shares of Hibernia Common Stock for issuance under its 1987 Stock Option Plan, pursuant to which options covering 817,837 shares of Hibernia Common Stock were outstanding as of July 31, 1993, 2,823,970 (as adjusted) shares of Hibernia Common Stock for issuance under its 1992 Long-Term Incentive Plan, pursuant to which options covering 914,500 shares of Hibernia Common Stock were outstanding as of July 31, 1993, 1,000,000 shares of Hibernia Common Stock for issuance under its 1993 Director Stock Option Plan, pursuant to which options covering 75,000 shares of Hibernia Common Stock are outstanding as of the date hereof and 703,263 shares of Hibernia Common Stock are available for issuance pursuant to Hibernia's Dividend Reinvestment and Stock Purchase Plan. None of the shares of Hibernia's capital stock has been issued in violation of preemptive rights of shareholders.

     The Boards of Directors of FBL and Hibernia have duly approved this Agreement and have authorized the execution hereof by FBL's President and Hibernia's President and Chief Executive Officer, respectively. FBL will direct that this Agreement be submitted to a vote of its shareholders in accordance with Part XI of the Louisiana Business Corporation Law ("LBCL") and the terms of this Agreement.

     In consideration of their mutual promises and obligations, the parties hereto adopt and make this Agreement for the merger of FBL with and into Hibernia and prescribe the terms and conditions of such merger and the mode of carrying it into effect, which shall be as follows:

      1. The Merger. On the Effective Date (as defined in Section 14 hereof), FBL shall be merged with and into Hibernia under the Articles of Incorporation of Hibernia, pursuant to the provisions of, and with the effect provided in, Part XI of the LBCL (the "Merger") and the Merger Agreement in substantially the form of
Exhibit 1 hereto (the "Merger Agreement").

      2. Hibernia Capital Stock. The shares of the capital stock of Hibernia issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.
      3.  FBL Common Stock.

          3.1. Conversion. On the Effective Date and subject to the provisions of Section 3.7 hereof,

          (a) each share of FBL Common Stock issued and outstanding immediately prior to the Effective Date, other than (i) shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 12: 131 of the LBCL and (ii) shares owned beneficially by Hibernia or its subsidiaries, shall, by virtue of the Merger automatically and without any action on the part of the holder thereof, become and be converted into the number of shares of Hibernia Common Stock that equals the Exchange Rate set forth in Section 3.8 hereof;

          (b) holders of certificates which represent shares of FBL Common Stock outstanding immediately prior to the Effective
Date (hereinafter called "Old Certificates") shall cease to be, and shall have no rights as, shareholders of FBL;

          (c) each share of FBL Common Stock held in the treasury of FBL or owned beneficially by Hibernia or any of its subsidiaries shall be cancelled; and

          (d) Old Certificates shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates for the number of whole shares of Hibernia Common Stock to which such holders shall be entitled in accordance with the Exchange Rate set forth in Section 3.8 and a check representing cash paid in lieu of fractional shares as provided in Section 3.2 hereof.

          3.2. Fractional Shares. Each holder of Old Certificates who would otherwise have been entitled to receive a fraction of a share of Hibernia Common Stock (after taking into account all shares of FBL Common Stock represented by the Old Certificates then delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share multiplied by the average of the mean of high and low prices of one share of Hibernia Common Stock for the five business days preceding the Effective Date as reported in The Wall Street Journal, or, if the Hibernia Common Stock is not then so reported, the average of the fair market values of one share of Hibernia Common Stock on the five business days preceding the Effective Date determined pursuant to such reasonable method as the Board of Directors of Hibernia may adopt in good faith for such purpose, and no such holder shall be entitled to dividends, voting rights or any other right of shareholders in respect of any fractional share.

          3.3. Transmittal Materials. As promptly as practicable after the Effective Date, Hibernia shall send or cause to be sent to each former shareholder of record of FBL transmittal materials for use in exchanging Old Certificates for certificates representing Hibernia Common Stock and a check representing cash paid in lieu of fractional shares, if any. The letter of transmittal will contain instructions with respect to the surrender of Old Certificates and the distribution of certificates representing Hibernia Common Stock. If any certificate for shares of Hibernia Common Stock is to be issued in a name other than that in which an Old Certificate surrendered for exchange is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the exchange agent to be appointed by Hibernia in connection with such exchange (the "Exchange Agent") that such taxes are not payable.

          3.4. Rights as Shareholders. Former shareholders of FBL will be able to vote after the Effective Date at any meeting of Hibernia shareholders or pursuant to any written consent procedure the number of whole shares of Hibernia Common Stock into which their shares of FBL Common Stock are converted, regardless of whether they have exchanged their Old Certificates. Whenever a dividend is declared by Hibernia on the Hibernia Common Stock after the Effective Date, the declaration shall include dividends on all shares issuable hereunder, but no shareholder will be entitled to receive his distribution of such dividends until physical exchange of his Old Certificates shall have been effected. Upon physical exchange of his Old Certificates, any such person shall be entitled to receive from Hibernia an amount equal to all dividends (without interest thereon and less the amount of taxes, if any, that may have been withheld, imposed or paid thereon) declared, and for which the payment has occurred, on the shares represented thereby.

          3.5. Cancellation of Old Certificates. On and after the Effective Date there shall be no transfers on the stock transfer books of FBL or Hibernia of the shares of FBL Common Stock which were issued and outstanding immediately prior to the Effective Date. If, after the Effective Date, Old Certificates are properly presented to Hibernia, they shall be cancelled and exchanged for certificates representing shares of Hibernia Common Stock and a check representing cash paid in lieu of fractional shares as herein provided. Any other provision of this Agreement notwithstanding, neither the Exchange Agent nor any party hereto shall be liable to a holder of FBL Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

          3.6. Property Transfers. From time to time, as and when requested by Hibernia and to the extent permitted by Louisiana law, the officers and directors of FBL last in office shall execute and deliver such deeds and other instruments and shall take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to Hibernia title to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authorities of FBL, and otherwise to carry out the purposes of this Agreement.

          3.7. Dissenters' Shares. Shares of FBL Common Stock held by any holder having rights of a dissenting shareholder as provided in Part XIII of the LBCL, who shall have properly objected to the Merger and who shall have properly demanded payment on his stock in accordance with and subject to the provisions of Section 12:131 of the LBCL, shall not be converted as provided in Section
3.1 hereof until such time as such holder shall have failed to perfect, or shall have effectively lost, his right to appraisal of and payment for his shares of FBL Common Stock, at which time such shares shall be converted as provided in Section 3.1 hereof.

          3.8.  Exchange Rate.

          (a) The Exchange Rate shall be the number that is number obtained by dividing the Deliverable Amount (as defined below) by the total number of issued and outstanding shares of FBL Common
Stock on the Closing Date.

          (b) For purposes of this Agreement, and except as provided in paragraph (d) of this Section, the Deliverable Amount shall be the number that equals $ 36 million divided by the Average Market Price of Hibernia Common Stock on the Closing Date (as defined in paragraph (c) below); provided, however, that, in the event that this Closing does not occur on or before March 31, 1994 and FBL's book value is greater than or equal to $15 million in each full month following March 31, the Deliverable Amount shall be increased by an amount equal to the lesser of (i) the aggregate net after tax income of FBL for each full month ended after March 31, 1994 and prior to the Closing, or (ii) $250,000.

          (c) For purposes of this Agreement, the Average Market Price of Hibernia Common Stock on the Closing Date shall be the average of the mean of the high and low prices of one share of Hibernia Common Stock for the ten business days preceding the last trading day immediately prior to the Closing Date as reported in The Wall Street Journal.

          (d) In the event that, prior to the Effective Date, Hibernia has publicly announced its intention to merge with an unaffiliated third party as a result of which Hibernia would not be the surviving corporation, be acquired by an unaffiliated third party or sell or transfer all or substantially all of its assets to an unaffiliated person pursuant to which a controlling interest in Hibernia or Hibernia National Bank, then the Average Market Price for purposes of computing the Exchange Ratio shall be the lesser of
(i) the Average Market Price as computed in accordance with Section 3.8(c) above, or (ii) $10.00 per share.

      4. Articles of Incorporation; Bylaws. The Articles of Incorporation and Bylaws of Hibernia in force immediately prior to the Effective Date shall on and after the Effective Date continue to be the Articles of Incorporation and Bylaws of Hibernia, respectively, unless altered, amended or repealed in accordance with applicable law.

      5. Employees. Hibernia shall cause to be provided as soon as practicable after the Effective Date for the employees of FBL and the Banks immediately prior to the Effective Date the employee benefits then made available to employees of Hibernia and its subsidiaries, subject to the terms and conditions under which those employee benefits are made available to such employees; provided, however, that for purposes of determining the eligibility of an employee of FBL or either of the Banks (or both) to receive, and the benefits to which such employee shall be entitled, under Hibernia's benefits plans after the Effective Date, any period of employment of such employee with FBL or either of the Banks shall be deemed equivalent to having been employed for that same period by Hibernia and/or its subsidiaries.

      6. Negative Covenants. From the date hereof until the Effective Date, or until the termination of this Agreement, FBL covenants and agrees that it will not do, or agree to commit to do, and FBL will cause the Banks not to do and not to agree or commit to do, without the prior written consent of Hibernia, any of the following:

          (a) in the case of FBL (and not the Banks), make, declare, set aside or pay any dividend, other than regularly declared dividends in accordance with past practice, or declare or make any distribution on, or directly or indirectly combine, redeem, purchase or otherwise acquire, any shares of FBL Common Stock (other than in a fiduciary capacity and except as required by Section 15.02 of FBL's Employee Stock Ownership Plan (the "FBL ESOP"));

          (b) authorize the creation or issuance of or issue any additional shares of its capital stock, or any options, calls, warrants, stock appreciation rights or commitments relating to its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from it, shares of its capital stock;

          (c) except as otherwise contemplated in this Agreement, enter into any employment contracts with, increase the rate of compensation of, or pay or agree to pay any bonus to, any of its directors, officers or employees, except in accordance with the existing policy and past practices;

          (d) except with respect to the termination and distribution of the FBL ESOP as contemplated herein, enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

          (e) other than as contemplated hereby, (i) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (ii) amend its or the Banks' Articles of Incorporation or Bylaws, (iii) impose, or suffer the imposition, on any share of stock held by FBL in the Banks, of any material lien, charge, or encumbrance, or permit any such lien to exist, (iv) establish or add any automatic teller machines or branch or other banking offices, (v) make any capital expenditures in excess of $100,000, (vi) sell assets, including but not limited to, loans or securities (other than securities listed as held for sale on the FBL Financial Statements), for the purpose of taking profits or (vii) take any action that would materially and adversely affect the ability of any party hereto to obtain the approvals necessary for consummation of the transactions contemplated hereby or that would materially and adversely affect FBL's ability to perform its covenants and agreements hereunder;

          (f) except with respect to transactions contemplated hereby, merge with any other corporation or bank or permit any other corporation or bank to merge into it or consolidate with any other corporation or bank; acquire control over any other firm, bank, corporation or organization or create any subsidiary (except in a fiduciary capacity or in connection with foreclosures in bona fide loan transactions); liquidate; or sell or dispose of any assets or acquire any assets, otherwise than in the ordinary course of its business consistent with its past practice; or

          (g) knowingly fail to comply with any laws, regulations, ordinances, or governmental actions applicable to it and to the conduct of its business in a manner significant, material and adverse to its business.

      7. Representations and Warranties of FBL. FBL (and not its directors or officers in their personal capacities) hereby represents and warrants as follows:

          7.1. Recitals. The facts set forth in the preamble to this Agreement with respect to it are true and correct.

          7.2. Organization and Qualification. Each of FBL and the Banks is a corporation or bank duly organized, validly existing, and in good standing under the laws of the State of Louisiana; each of FBL and the Banks have the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its assets, properties and business; and FBL has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

          7.3. Ownership of Other Banks. FBL does not own, directly or indirectly, 5 percent or more of the outstanding capital stock or other voting securities of any corporation, bank, or other organization except the Banks. The presently authorized capital stock of First National Bank of West Monroe consists solely of 1,280,000 shares of common stock of the par value of $ 5.00 each, of which 484,252 shares of common stock are outstanding and no such shares are held in treasury. The presently authorized capital stock of Southern National Bank of Tallulah consists solely of 75,046 shares of common stock of the par value of $ 5.00 each, of which 75,046 shares of common stock are outstanding and no such shares are held in treasury. The outstanding shares of capital stock of the Banks are validly issued and outstanding, fully paid and, except as may be affected by Louisiana Revised Statute Section 6:262, nonassessable and, except as provided on Schedule 7.3 hereto, all of such shares are owned by FBL (except for 2,400 shares of the common stock of Southern National Bank Tallulah, which are held by the directors of such bank), free and clear of all liens, claims and encumbrances.

          7.4. Corporate Authorization. The execution, delivery and performance of this Agreement have been authorized by FBL's Board of Directors, and, subject to the approval of this Agreement by its shareholders in accordance with the LBCL, all corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance by FBL of this Agreement and the consummation of the Merger have been validly and appropriately taken. Subject to such shareholder approval and to such regulatory approvals as are required by law, this Agreement is a legal, valid and binding obligation of FBL, enforceable against FBL in accordance with its terms, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles or principles of Louisiana law that are similar to equitable principles in jurisdictions that recognize a distinction between law and equity.

          7.5. No Conflicts. Except as disclosed on Schedule 7.5 hereto, the execution and delivery of this Agreement by FBL does not, and the consummation of the transactions contemplated hereby by it will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of FBL or the Banks or to which FBL or the Banks is subject, which breach, violation or default would have a material and adverse effect on the financial condition, properties, businesses or results of operations of FBL and the Banks taken as a whole or on the transactions contemplated hereby, (ii) to the best of the knowledge of FBL's management, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of FBL or the Banks or to which FBL or the Banks is subject, or (iii) a breach or violation of, or a default under, the Articles of Incorporation or Bylaws of FBL or the Banks; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any required approvals of shareholders and applicable regulatory authorities.

          7.6. Financial Statements; Dividend Restrictions. FBL has delivered to Hibernia prior to the execution of this Agreement true and correct copies of the following consolidated financial statements (collectively referred to herein as the "FBL Financial Statements"): FBL's Consolidated Balance Sheets as of September 30, 1993 and 1992 (unaudited) and December 31, 1992, 1991 and 1990
(audited); Consolidated Statements of Income and Changes in Stockholders' Equity and Consolidated Statements of Cash Flows for the years ended December 31, 1992, 1991 and 1990 (audited), and Consolidated Statements of Income for the nine-month periods ended September 30, 1993 and 1992 (unaudited). Each of the FBL Financial Statements (including the related notes) fairly presents the consolidated results of operations of FBL and the Banks for the respective periods covered thereby and the consolidated financial condition of FBL and the Banks as of the respective dates thereof (subject, in the case of unaudited statements, to year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Except as disclosed in the FBL Financial Statements, including the notes thereto, or Schedule 7.6 hereto, and except as otherwise required by this Agreement, there are no restrictions in any note, indenture, agreement, statute or otherwise (except for statutes or regulations applicable to Louisiana corporations or state banks generally) precluding FBL or the Banks from paying dividends, in each case when, as and if declared by its Board of Directors.

          7.7. No Material Adverse Change. Since September 30, 1993, there has been no event or condition of any character (whether actual, or to the knowledge of FBL or the Banks, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to FBL, would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of FBL or the Banks, excluding changes in laws or regulations that affect banking institutions generally.

          7.8.  Litigation and Proceedings.  Except as set forth on
Schedule 7.8 hereto, no litigation, proceeding or controversy before any court or governmental agency is pending against FBL that in the opinion of its management is likely to have a material and adverse effect on the business, results of operations or financial condition of FBL and the Banks taken as a whole, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened or is contemplated. Except as disclosed on
Schedule 7.8 hereto, no member of FBL's consolidated group is subject to any written agreement, memorandum, or order with or by any bank or bank holding company regulatory authority restricting its operations or requiring any material actions.

          7.9. Material Contracts. Except for this Agreement and arrangements made in the ordinary course of business or disclosed on Schedule 7.9 hereto, neither FBL nor either of the Banks is bound by any material contract to be performed after the date hereof that is not terminable by FBL or the Banks without penalty or liability on thirty days prior notice.

          7.10. Brokers' or Finders' Fees. No agent, broker, investment banker, investment or financial advisor or other person acting on behalf of FBL or the Banks or under their authority is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement; provided, however, that Austin & Associates will provide the Fairness Opinion to FBL in connection with the Merger, and FBL will pay Austin & Associates a fee in connection with such Fairness Opinion.

          7.11.  Contingent Liabilities.  Except as disclosed on
Schedule 7.11 hereto or as reflected in the FBL Financial Statements and except in the case of the Banks for unfunded loan commitments made in the ordinary course of business consistent with past practices, as of September 30, 1993, neither FBL nor either of the Banks have any obligation or liability (contingent or otherwise) that was material, or that when combined with all similar obligations or liabilities would have been material, to FBL and the Banks taken as a whole and there does not exist a set of circumstances resulting from transactions effected or events occurring prior to, on, or after September 30, 1993, or from any action omitted to be taken during such period that, to the knowledge of FBL, could reasonably be expected to result in any such material obligation or liability.

          7.12. Tax Liability. The amounts set up as liabilities for taxes in the FBL Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local, and foreign excise, franchise, property, payroll, income, capital stock, and sales and use taxes) accrued in accordance with GAAP and unpaid at the respective dates thereof.

          7.13. Material Obligations Paid. Since September 30, 1993, neither FBL nor the Banks have incurred or paid any obligation or liability that would be material to FBL on a consolidated basis, except for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with its past practices.

          7.14. Tax Returns; Payment of Taxes. All federal, state, local, and foreign tax returns (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of FBL or the Banks have been timely filed or requests for extensions have been timely filed and granted and have not expired for periods ending on or before December 31, 1992, and all returns filed are complete and accurate to the best information and belief of their respective managements; all taxes shown on filed returns have been paid. As of the date hereof, there is no audit, examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to FBL or the Banks except as reserved against in the FBL Financial Statements. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid, and FBL's reserves for bad debts at December 31, 1992, as filed with the Internal Revenue Service were not greater than the maximum amounts permitted under the provisions of Section 585 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

          7.15. Loans. To the best knowledge and belief of its management, each loan reflected as an asset of FBL in the FBL Financial Statements, as of September 30, 1993, or acquired since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, and no loan is subject to any asserted defense, offset or counterclaim known to FBL, except as disclosed in writing to Hibernia on or prior to the date hereof.

          7.16. Allowance for Loan Losses. The allowances for possible loan losses shown on the balance sheets of FBL as of September 30, 1993 are adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries, relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of September 30, 1993, and each such allowance has been established in accordance with GAAP.

          7.17.  Title to Assets; Adequate Insurance Coverage.

          (a) As of September 30, 1993, FBL and the Banks had, and except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now have, good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected in the FBL Financial Statements, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the FBL Financial Statements or which secure deposits of public funds as required by law; (ii) liens for taxes accrued by not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after September 30, 1993, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any such owned properties or assets; (v) the pledge of the stock of the Banks to Whitney National Bank disclosed on Schedule
7.6 hereto, (vi) the pledge of certain mortgage-backed securities to the Federal Home Loan Bank ("FHLB") to secure certain advances from FHLB and (vii) capital leases and leases, if any, to third parties for fair and adequate consideration. FBL and the Banks own, or have valid leasehold interests in, all material properties and assets, tangible or intangible, used in the conduct of its business. Any real property and other material assets held under lease by FBL or the Banks are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made or proposed to be made by Hibernia in such lease of such property.

          (b) With respect to each lease of any real property or a material amount of personal property to which FBL or either of the Banks is a party, except for financing leases in which FBL or the Banks is lessor: (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid;
(ii) there exists no default or event, occurrence, condition or act which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) neither the Merger nor the merger of the Banks and HNB will constitute a default or a cause for termination or modification of such lease.

          (c) Neither FBL nor the Banks have any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

          (d) To the knowledge and belief of its management, the policies of fire, theft, liability and other insurance, including fidelity bonds, maintained with respect to the assets or businesses of FBL and the Banks provide adequate coverage against loss.

          7.18. Employee Plans. To the best of FBL's knowledge and belief, it, the Banks, and all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover one or more employees employed by FBL or the Banks:

               (i) is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or to such plan or any of its employees (because of such employee's activities on behalf of it), the breach or violation of which could have a material and adverse effect on such business; and

               (ii) has received no notification from any agency or department of federal, state or local government or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations or ordinances that such governmental authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization, and is subject to no agreement with any such governmental authority with respect to its assets or business.

          7.19. Copies of Employee Plans. On or prior to the date hereof, FBL has provided Hibernia with true, complete and accurate copies of all pension, retirement, stock purchase, stock bonus, stock ownership, stock option, savings, stock appreciation right or profit-sharing plans, any employment, deferred compensation, consultant, severance, bonus, or collective bargaining agreement or group insurance contract, or any other incentive, welfare, or employee benefit plan or agreement maintained by it or the Banks for its or the Banks' employees or former employees.

          7.20. Plan Liability. Except for liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid, and except for liabilities to the Internal Revenue Service under section 4971 of the Internal Revenue Code, all of which have been fully paid, neither FBL nor the Banks have any liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Internal Revenue Code.

          7.21. No Default. Neither FBL nor the Banks are in default in any material respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

          7.22. Minutes. Within thirty days after the date hereof, FBL will make available to Hibernia, for inspection pursuant to the terms of Section 9.5 hereof, the minutes of meetings of FBL's and the Banks' Boards of Directors and all committees thereof held prior to the date hereof, which minutes are complete and correct in all respects and fully and fairly present the deliberations and actions of such Boards and committees and accurately reflect the business condition and operations of FBL and the Banks as of the dates and for the periods indicated therein.

          7.23.  Insurance Policies.  Attached hereto as Schedule
7.23 is a schedule detailing all policies of fire, theft, public liability, and other insurance (including without limitation fidelity bonds and directors and officers liability insurance) maintained by FBL or the Banks at the date hereof. Except as disclosed on Schedule 7.23 hereto, neither FBL nor the Banks have received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither FBL nor the Banks have been refused any insurance coverage sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience of FBL or the Banks.

          7.24. Investments. Except for pledges to secure public or trust deposits, none of the investments reflected in the FBL Financial Statements under the heading "Investment Securities," and none of the investments made by FBL or the Banks since September 30, 1993, and none of the assets reflected in the FBL Financial Statements under the heading "Cash and Due From Banks," is subject to any restriction, whether contractual or statutory, that materially impairs the ability of FBL or the Banks freely to dispose of such investment at any time. With respect to all repurchase agreements to which FBL or the Banks is a party, FBL or the Banks, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement which equals or exceeds the amount of the debt secured by such collateral under such agreement.

          7.25. Environmental Matters. Neither FBL nor the Banks nor, to the knowledge of FBL and the Banks, any previous owner or operator of any properties at any time owned (including any properties owned as a result of foreclosure of a loan, whether still owned or subsequently resold) leased, or occupied by FBL or the Banks or used by FBL or the Banks in their respective business ("FBL Properties") used, generated, treated, stored, or disposed of any hazardous waste, toxic substance, or similar materials on, under, or about FBL Properties except in compliance with all applicable federal, state, and local laws, rules, and regulations pertaining to air and water quality, hazardous waste, waste disposal, air emissions, and other environmental matters ("Environmental Laws"). Neither FBL nor the Banks have received any notice of noncompliance with Environmental Laws, applicable laws, orders, or regulations of any governmental authorities relating to waste generated by any such party or otherwise or notice that any such party is liable or responsible for the remediation, removal, or clean-up of any site relating to FBL Properties.

      8.  Representations and Warranties of Hibernia.  Hibernia
(and not its directors or officers in their personal capacities) hereby represents and warrants as follows:

          8.1. Recitals. The facts set forth in the preamble to this Agreement with respect to it are true and correct.

          8.2. Organization and Qualification. Hibernia is a corporation, and HNB is a national banking association, duly organized, validly existing and in good standing under the laws of the State of Louisiana and the United States of America, respectively. Each of Hibernia and its material subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its assets, properties and business, and Hibernia has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

          8.3. Shares Fully Paid and Non Assessable. The outstanding shares of capital stock of Hibernia Corporation and HNB are validly issued and outstanding, fully paid and nonassessable (subject, in the case of HNB, to 12 U.S.C. Section 55) and all of such shares of HNB are owned directly or indirectly by Hibernia free and clear of all liens, claims, and encumbrances. The shares of Hibernia Common Stock to be issued in connection with the Merger pursuant to this Agreement will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable.

          8.4. Due Authorization. The execution, delivery and performance of this Agreement have been authorized by Hibernia's Board of Directors, and, subject to the regulatory and other approvals required by Section 12 hereof, all corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance by Hibernia of this Agreement and the consummation of the Merger have been validly and appropriately taken. Subject to receipt of the regulatory and other approvals required by Section 12 hereof, this Agreement is a legal, valid, and binding obligation of Hibernia enforceable against Hibernia in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights generally and by general equitable principles or principles of Louisiana law that are similar to equitable principles in jurisdictions that recognize a distinction between law and equity.

          8.5. No Conflicts. Except as disclosed on Schedule 8.5 hereto, the execution and delivery of this Agreement by Hibernia does not, and the consummation of the transactions contemplated hereby by it will not, constitute (i) a breach or violation of, or a default under, any law, rule, or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture, or instrument of Hibernia or its subsidiaries or by which Hibernia or any of its subsidiaries is subject, which breach, violation or default would have a material and adverse effect on the financial condition, properties, businesses, or results of operations of Hibernia and its subsidiaries taken as a whole or on the transactions contemplated hereby, (ii) to the best of the knowledge of Hibernia's management, a breach or violation of, or a default under, any law, rule, or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture, or instrument of Hibernia or its subsidiaries or to which Hibernia or any of its subsidiaries is subject, or (iii) a breach or violation of, or a default under the Articles of Incorporation or Association or Bylaws of Hibernia, or of its subsidiaries, and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture, or instrument, other than any required approvals of shareholders and applicable regulatory authorities.

          8.6. Reports of Hibernia. As of their respective dates, none of its Annual Report on Form 10-K for the fiscal year ended December 31, 1992, its Quarterly Reports on Form 10-Q for the periods ended March 31 and September 30, 1993, and its proxy statement for its 1993 annual meeting of shareholders, each in the form (including exhibits) filed with the Securities and Exchange Commission (the "SEC") and its quarterly report to shareholders for the period ended September 30, 1993 (collectively, the "Hibernia Reports"), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. There is no fact or circumstance that, individually or in the aggregate, materially and adversely has affected or is so affecting, or, in the opinion of the executive officers of Hibernia, may reasonably be expected in the future to so affect, the business, financial condition, net worth, properties, prospects or results of operations of Hibernia and its subsidiaries, taken as a whole, that has not been disclosed in the Hibernia Reports. Each of the balance sheets in or incorporated by reference into the Hibernia Reports (including the related notes) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of income and stockholders' equity and statement of cash flows or equivalent statements in the Hibernia Reports (including any related notes and schedules) fairly presents the results of operations and changes in stockholders' equity, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited statements, to year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Copies of the Hibernia Reports have been furnished to FBL on or before the date hereof.

          8.7. No Material Adverse Change. Since September 30, 1993, there has been no event or condition of any character (whether actual, or to the knowledge of Hibernia or HNB, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to Hibernia, would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of Hibernia or HNB, excluding changes in laws or regulations that affecting banking institutions generally.

          8.8. Loans. To the best knowledge and belief of its management, and management of HNB, each loan reflected as an asset of Hibernia in the unaudited consolidated balance sheet contained in Hibernia's quarterly report to shareholders for the period ended September 30, 1993, or acquired since that date, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, and no loan is subject to any asserted defense, offset, or counterclaim known to Hibernia, except as disclosed on Schedule 8.8 hereto.

          8.9. Litigation. Except as disclosed on Schedule 8.9 hereto, no litigation, proceeding or controversy before any court or governmental agency is pending that in the opinion of its management is likely to have a material and adverse effect on the business, results of operations or financial condition of Hibernia and its subsidiaries taken as a whole, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened or is contemplated. Except as disclosed on Schedule 8.9, neither Hibernia nor HNB is subject to any written agreement, memorandum or order with or by any bank or bank holding company regulatory authority that materially restricts its operations or requires any material actions.

          8.10. Environmental Matters. Hibernia and HNB are in material compliance with all environmental laws and regulations applicable to them as to which failure to comply could be reasonably anticipated to result in a material adverse change in the financial condition of Hibernia or a material loss to Hibernia or HNB.

      9. Agreements and Covenants. Hibernia and FBL each hereby agrees and covenants to the other that:

          9.1. Shareholder Approvals. If required by applicable law, this Agreement shall be submitted to its respective shareholders at a special meeting called and held in accordance with applicable provisions of law (to be scheduled to the extent possible for the date of the shareholders' meeting for the other party hereto, if any) at which its shareholders shall be asked to consider and vote upon this Agreement and the transactions contemplated hereby.

          9.2. Actions Necessary to Complete Merger. It shall use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable so as to permit the consummation of this Agreement at the earliest possible date (including obtaining the consent or approval of each governmental authority and individual, partnership, corporation, association, or any other form of business or professional entity whose consent or approval is required for the consummation of the transactions contemplated hereby, requesting the delivery of appropriate opinions and letters from its counsel and recommending that this Agreement be approved by its shareholders) and cooperate fully with the other party hereto to that end; provided, however, that neither party shall be obligated to satisfy any materially burdensome condition placed upon any regulatory approval required in order to consummate the Merger.

          9.3. Preparation of Registration Statement and Proxy Statement. It shall prepare as promptly as practicable jointly with the other party hereto a proxy statement to be mailed to the shareholders of each party the shareholders of which are to vote upon this Agreement in connection with the transactions contemplated hereby and to be part of a registration statement (the "Registration Statement") to be filed by Hibernia with the SEC pursuant to the Securities Act of 1933, as amended (the "1933 Act") with respect to the shares to be issued in the Merger. When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the time of the last shareholder meeting with respect to the transactions contemplated hereby, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Hibernia relating to Hibernia and by FBL relating to FBL, (i) will comply in all material respects with the provisions of the 1933 Act and the rules and regulations of the SEC thereunder and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. Hibernia will advise FBL promptly after it receives notice thereof of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Hibernia Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

          9.4. Press Releases and Public Statements. Unless approved by Hibernia and FBL in advance, FBL and Hibernia will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law. The parties will cooperate in any public announcements directly related to the Merger; provided, however, that, in the event Hibernia determines to file a current report on Form 8-K that discloses only the substantive facts of a previously released press release, such filing may be made without prior consultation with FBL so long as FBL is furnished with a copy of such report prior to its filing.

          9.5.  Material Developments; Access to Information.

               (i)  In order to afford FBL access to such
information as it may reasonably deem necessary to perform its due diligence review with respect to Hibernia and its assets in connection with the Merger, Hibernia shall (and shall cause HNB to), (A) upon reasonable notice, afford FBL and its officers, employees, counsel, accountants and other authorized representatives, during normal business hours throughout the period prior to the Effective Date and to the extent consistent with applicable law, access to its premises, properties, books and records, and to furnish FBL and such representatives with such financial and operating data and other information of any kind respecting its business and properties as FBL shall from time to time reasonably request to perform such review, (B) furnish FBL with copies of all reports filed by Hibernia with the Securities and Exchange Commission ("SEC") throughout the period after the date hereof prior to the Effective Date promptly after such reports are so filed, and (C) promptly advise FBL of the occurrence before the Effective Date of any event or condition of any character (whether actual or to the knowledge of Hibernia, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to Hibernia, would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of its consolidated group as a whole.

               (ii) In order to afford Hibernia access to such information as it may reasonably deem necessary to perform any due diligence review with respect to the assets of FBL to be acquired as a result of the Merger, FBL shall (and shall cause the Banks to), upon reasonable notice, afford Hibernia and its officers, employees, counsel, accountants, and other authorized representatives access, during normal business hours throughout the period prior to the Effective Date, to all of its and the Banks' properties, books, contracts, commitments, loan files, litigation files, and records (including, but not limited to, the minutes of the Boards of Directors of FBL and the Banks and all committees thereof), and it shall (and shall cause the Banks to), upon reasonable notice and to the extent consistent with applicable law, furnish promptly to Hibernia such information as Hibernia may reasonably request to perform such review.

               (iii) No investigation pursuant to this Section 9.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, either party to this Agreement.

          9.6. Prohibited Negotiations. Prior to the Effective Date, neither FBL nor the Banks shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, FBL or the Banks or any business combination with FBL or the Banks other than as contemplated by this Agreement. FBL shall instruct each officer, director, agent, or affiliate of it or the Banks to refrain from doing any of the above, and FBL will notify Hibernia promptly if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, FBL; provided, however, that nothing contained in this section shall be deemed to prohibit any officer or director of FBL or the Banks from taking any action that, in the opinion of counsel to FBL or the Banks, a copy of which opinion shall be furnished to Hibernia upon its request, is required by applicable law.

          9.7. Affiliates. Prior to the Closing Date (as defined in Section 14 hereof), FBL shall deliver to Hibernia a letter identifying all persons whom it believes to be "affiliates" of FBL for purposes of Rule 145(c) or Rule 144 (as applicable) under the 1933 Act ("Affiliates"). FBL shall use its best efforts to cause each person so identified to deliver to Hibernia prior to the Effective Date a written agreement in substantially the form of
Exhibit 9.7 hereto providing, among other things,that such person will not dispose of Hibernia Common Stock received in the Merger except in compliance with the 1933 Act and the rules and regulations thereunder and except in accordance with Section 201.01 of the SEC's Codification of Financial Reporting Policies; provided, however, that FBL shall have no such obligation to use its best efforts to cause any such identified person to deliver to Hibernia such agreement if such person may not lawfully execute such agreement.

          9.8. Adjustment for Changes in Outstanding Shares. In the event that prior to the Effective Date the outstanding shares of Hibernia Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split, or other like changes in the Hibernia's capitalization, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of Hibernia Common Stock to be thereafter delivered pursuant to Section 3.1 hereof.

          9.9. Accounting Treatment. It shall use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment to the extent factors affecting such treatment are within its control. In addition, the parties hereto shall endeavor to obtain a comfort letter from a certified public accounting firm regarding accounting for the Merger as a pooling-of-interests prior to execution hereof, which letter shall be affirmed as of the Closing Date.

          9.10. Cooperation in Bank Merger. Promptly upon request by Hibernia, FBL shall, and it shall cause the Banks to, take any and all necessary or appropriate actions to cause the Banks to become merged with and into HNB effective as of, or as soon as practicable after, the Effective Date.

          9.11. Adoption of Accounting Policies. As soon as practicable after the satisfaction or waiver of all conditions to the Closing set forth in Section 12 of this Agreement and in any event prior to the Effective Date (unless this Agreement is terminated pursuant to Section 13 hereof), FBL shall, and it shall cause the Banks to, take any and all necessary or appropriate actions to adopt all Hibernia accounting procedures and policies (including without limitation those policies pertaining to charged-off and non-accrual assets); provided, however, that no such action taken by FBL or the Banks at the request of Hibernia or HNB pursuant to this Section shall be deemed to be, or be deemed to cause, a breach of any representation or warranty made by FBL herein.

          9.12. Covenant to Close. At such time as is deemed appropriate by the parties hereto or as otherwise set forth in this Agreement, and upon satisfaction or waiver of each of the conditions to Closing of the Merger, the parties agree to take such actions as are reasonably necessary or appropriate to effect the Closing and the Merger.

          9.13. Cooperation in Rule 144 Transfers. Hibernia agrees to use its best efforts to file in a timely manner all materials required to be filed pursuant to Section 13, 14, or 15(d) of the Exchange Act, or the rules and regulations promulgated thereunder, so as to continue the availability of Rule 144 for sales of Hibernia Common Stock. In the event of any proposed sale by any former shareholder of FBL who receives shares of Hibernia Common Stock by reason of the Merger, Hibernia covenants to use its best efforts to cooperate with such shareholder so as to enable such sale to be made in accordance with Rule 144, the requirements of Hibernia's transfer agent and the reasonable requirements of any broker through which such a sale is proposed to be executed, including, but not limited to, furnishing at its expense an opinion of counsel or other statement satisfactory to the transfer agent to the effect that the shares may be transferred, to the extent it is able to furnish such an opinion.

          9.14. Indemnification of Directors and Officers of FBL and the Banks.

          (a) From and after the Effective Date of the Merger, Hibernia agrees to indemnify and hold harmless each person who, as of the date immediately prior to the Closing Date, served as an officer or director of FBL or either of the Banks (an "Indemnified Person") from and against all damages, liabilities, judgments and claims (and related expenses including, but not limited to, attorney's fees and amounts paid in settlement) based upon or arising from his capacity as an officer or director of FBL or the Banks, to the same extent as he would have been indemnified under the Articles of Incorporation and/or Bylaws of Hibernia, as such documents were in effect on the date of this Agreement as if he were an officer or director of Hibernia at all relevant times; provided, however, that the indemnification provided by this Section shall not apply to any claim against an Indemnified Person if such Indemnified Person knew or should have known of the existence of the claim and failed to make a good faith effort to require FBL or either of the Banks, as the case may be, to notify its director and officer liability insurance carrier of the existence of such claim prior to the Closing Date.

          (b) The rights granted to the Indemnified Persons hereby shall be contractual rights inuring to the benefit of all Indemnified Persons and shall survive this Agreement and any merger, consolidation or reorganization of Hibernia or HNB.

          (c) The rights to indemnification granted by this subsection 9.14 are subject to the following limitations: (i) the total aggregate indemnification to be provided by Hibernia pursuant to subsection 9.14(a) shall not exceed, as to all of the Indemnified Persons as a group, the sum of $12,000,000, and Hibernia shall have no responsibility to any Indemnified person for the manner in which such sum is allocated among that group (but nothing in this subsection is intended to prohibit the Indemnified Persons from seeking reallocation among themselves); (ii) a director or officer who would otherwise be an Indemnified Person under this subsection 9.14 shall not be entitled to the benefits hereof unless such director or officer has executed a Joinder Agreement (the "Joinder Agreement") in the form of Exhibit 9.14 hereto; and (iii) amounts otherwise required to be paid by Hibernia to an Indemnified Person pursuant to this subsection 9.14 shall be reduced by any amounts that such Indemnified Person recovers by virtue of the claim for which other employees and officers indemnification is sought.

          (d) Hibernia agrees that the $12,000,000 indemnification limit set forth in paragraph (c) of this Section 9.14 shall not apply to any damages, liabilities, judgments and claims (and related expenses, including but not limited to attorney's fees and amounts paid in settlement) insofar as they arise out of or are based upon the matters for which indemnification is provided in
Section 11.2 hereof.

     9.15. Administration of FBL ESOP after Closing. At the Effective Date, Hibernia will freeze participation in the FBL ESOP and will continue to maintain the FBL ESOP through the "transition period" as defined by Section 410 (b) (6) (C) of the Code. During the transition period and to the extent permitted by law, Hibernia will, to the extent permitted under Section 404 and Section 415 of the Code, accelerate the allocation of the "special suspense shares" and "suspense shares" as defined in the FBL ESOP; provided, however, that additional employer contributions for the purpose of accelerating the allocation of suspense shares will not be made by Hibernia until all special suspense shares have been allocated.

10. Permits, Consents and Approvals. As promptly as practicable after the date hereof:

          (a) Hibernia shall submit an application to the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") for approval of the transactions contemplated hereby in accordance with the provisions of the Bank Holding Company Act;

          (b) Hibernia shall submit an application to the Comptroller of the Currency (the "Comptroller") for approval of the transactions contemplated hereby in accordance with the provisions of the Bank Merger Act;

          (c) FBL shall endeavor to have its Affiliates execute a written agreement in substantially the form of Exhibit 9.7 hereto; provided, however, that FBL shall have no such obligation prior to the receipt by the Board of Directors of FBL of the Fairness Opinion; and

          (d) FBL shall endeavor to have each of the directors of FBL and First National Bank of West Monroe execute a Non-Competition Agreement in substantially the form of Exhibit 10(d) hereto; provided, however, that FBL shall have no such obligation prior to the receipt by the Board of Directors of FBL of the Fairness Opinion.

     11.  Confidentiality; Hold Harmless; Restriction on
Acquisitions.

          11.1. Confidentiality. For a period of five years after the date hereof, the parties hereto acknowledge that each of them or their representatives or agents has engaged in, and may continue to engage in, certain due diligence reviews and examinations with respect to the other and that, in the course of such reviews and examination, has received or may receive in the future confidential or proprietary information. Hibernia and FBL agree, on behalf of themselves, their respective officers, directors, employees, representatives and agents, that they will not use any information obtained pursuant to due diligence investigations for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and, if the Merger is not consummated, will hold all such information and documents in confidence unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed, in which event the party required to make such disclosure shall advise and consult with the other party reasonably in advance of such disclosure regarding the information proposed to be disclosed. In the event of the termination of this Agreement, Hibernia and FBL shall, promptly upon request by the other party, either destroy or return any documents so obtained.

          11.2. Hold Harmless. Hibernia will indemnify and hold harmless FBL, each of its directors and officers and each person, if any who controls FBL or the Banks within the meaning of the 1933 Act against any losses, claims, damages or liabilities, joint, several or solidary, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Hibernia shall not be liable in any such case to the extent that any such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or any such amendment or supplement in reliance upon and in conformity with information furnished to Hibernia by FBL or either of the Banks for use therein. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Hibernia under this Section, notify Hibernia in writing of the commencement thereof.
In case any such action shall be brought against any indemnified party and it shall notify Hibernia of the commencement thereof, Hibernia shall be entitled to participate therein, and to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such indemnified party, and, after notice from Hibernia to such indemnified party of its election to so assume the defense thereof, Hibernia shall not be liable to such indemnified party under this Section 11.2 for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party.

          11.3 Restriction of Acquisitions. Hibernia agrees that it will not acquire or agree to acquire or merge with any bank or financial institution in Ouachita Parish while this Agreement is in effect that, in the reasonable opinion of FBL, would result in a concentration of market share in the Monroe banking market that would exceed the aggregate Herfendal-Hirschman Index threshold of 1800

     12. Conditions. The consummation of the Merger is conditioned upon:

          12.1. Shareholder Approval; Dissenters. Approval of this Agreement by the required vote of shareholders of FBL and exercise and perfection of dissenters' rights pursuant to Section 12: 131 of the LBCL by holders of FBL Common Stock holding in the aggregate no more than 10% of the FBL Common Stock outstanding on the Closing Date.

          12.2.  Federal Reserve Board and OCC Approvals.
Procurement by Hibernia of the approval of the Federal Reserve
Board and the Comptroller of the Merger and any and all other transactions contemplated hereby.

          12.3. Federal Reserve Bank Approval. Procurement by Hibernia of the approval of the Federal Reserve Bank of Atlanta, if such approval is required under the terms of the Agreement between Hibernia and the Federal Reserve Bank dated December 23, 1991.

          12.4. No Restraining Action. No litigation or proceeding initiated by any governmental authority shall be pending before any court or agency that shall present a claim to restrain, prohibit or invalidate the transactions contemplated hereby and neither Hibernia nor FBL shall be prohibited by any order of any court or other governmental authority from consummating the transactions provided for in this Agreement.

          12.5. Opinion of Hibernia Counsel. FBL and its directors shall have received an opinion, dated the Closing Date, of counsel for Hibernia, in substantially the form of Exhibit 12.6 hereto with respect to the transactions contemplated hereby.

          12.6. Opinion of FBL Counsel. Hibernia, its directors and its officers who sign the Registration Statement shall have received an opinion, dated the Closing Date, of Werner & Blank, PLA counsel for FBL, which firm may, with respect to matters of Louisiana law, rely upon the opinion of FBL's local counsel, in substantially the form of Exhibit 12.7 hereto with respect to the transactions contemplated hereby.

          12.7. Representations, Warranties and Agreements of FBL. Each of the representations, warranties, and agreements of FBL contained herein in all material respects shall be true on, or complied with by, the Closing Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Hibernia shall have received a certificate signed by the President of FBL, dated the Closing Date, to such effect; FBL shall have furnished to Hibernia such other certificates as Hibernia shall reasonably request in connection with the Closing (as defined in Section 14 hereof), evidencing compliance with the terms hereof and its status, business and financial condition. FBL shall have furnished Hibernia with such further documents or other materials as Hibernia shall have reasonably requested in connection with the transactions contemplated hereby.

          12.8. Representations, Warranties and Agreements of Hibernia. Each of the representations, warranties and agreements of Hibernia contained herein in all material respects shall be true on, or complied with by, the Closing Date as if made on such date (or the date when made in the case of any representations or warranty which specifically relates to an earlier date) and FBL shall have received a certificate signed by the Chief Executive Officer and the Treasurer of Hibernia, dated the Closing Date, to such effect; Hibernia shall have furnished to FBL such other certificates as FBL shall reasonably request in connection with the Closing, evidencing compliance with the terms hereof and its status, business and financial condition. Hibernia shall have furnished FBL with such further documents or other materials as FBL shall have reasonably requested in connection with the transactions contemplated hereby.

          12.9. Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and FBL shall have received a certificate to such effect from the officer of Hibernia designated as its agent for service on the cover page of the Registration Statement (which certificate may be to the knowledge of such officer).

          12.10. Blue Sky. Hibernia shall have received all state securities laws and "blue sky" permits and other authorizations necessary to consummate the transactions contemplated hereby.

          12.11. Tax Ruling. FBL shall have received an opinion of a nationally recognized public accounting firm satisfactory to Hibernia, which opinion shall be satisfactory in form and substance to Hibernia and FBL, to the effect that the Merger when consummated in accordance with the terms hereof will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that the exchange of FBL Common Stock to the extent exchanged for Hibernia Common Stock will not give rise to gain or loss to the shareholders of FBL with respect to such exchange and that the Louisiana income tax treatment to the shareholders of FBL will be substantially the same as the federal income tax treatment to the shareholders of FBL.

          12.12. Listing on New York Stock Exchange. The shares of Hibernia Common Stock issuable to the holders of FBL Common Stock in the Merger shall have been approved for listing on the New York Stock Exchange, Inc. on or before the Closing Date, subject to official notice of issuance.

          12.13. Fairness Opinion. FBL shall have received a letter from Austin & Associates, Inc. dated within five days of the scheduled date of mailing of the Proxy Statement to its shareholders, and updated to within five days of the Closing Date to the effect that the terms of the Merger are fair to its shareholders from a financial point of view.

          12.14. Employment Agreements. Hibernia and/or HNB shall have executed employment agreements, to be effective as of the Effective Date, with J. Herbert Boydstun and Malcolm E. Maddox.

          12.15. Assertion of Conditions. A failure to satisfy any of the requirements set forth in Section 12.5, 12.8, 12.12 or
12.14 shall only constitute conditions to consummation of the Merger if asserted by FBL and a failure to satisfy any of the requirements set forth in Section 12.6 or 12.7 shall only constitute conditions to consummation of the Merger if asserted by Hibernia.

     13.  Termination.   This Agreement may be terminated prior to
the Closing Date, either before or after its approval by the shareholders of the parties hereto, in any of the following events:

          13.1. Mutual Consent. By the mutual consent of the parties hereto, if the Board of Directors of each party so determines by vote of a majority of the members of its entire
Board.

          13.2.  Breach of Representation, Warranty or Covenant.
By either party hereto, in the event of a breach by the other party
(a) of any covenant or agreement contained herein or (b) of any representation or warranty herein, if (i) the facts constituting such breach reflect a material and adverse change in the financial condition, results of operations, business, or prospects taken as a whole, of the breaching party, which in either case cannot be or is not cured within 60 days after written notice of such breach is given to the party committing such breach, or (ii) in the event of a breach of a warranty or covenant, such breach results in a material increase in the cost of the non-breaching party's performance of this Agreement.

          13.3. Passage of Time; Inability to Satisfy Conditions. By either party hereto, in the event that (i) the Merger is not consummated by September 30, 1994, or (ii) any condition to Closing cannot be satisfied by September 30, 1994 and will not be waived by the party or parties entitled to waive it.

          13.4. Failure to Obtain Regulatory Approval. By either party hereto, at any time after the Federal Reserve Board, the Federal Reserve Bank or the Comptroller has denied any application for any approval or clearance required to be obtained as a condition to the consummation of the Merger and the time period for all appeals or requests for reconsideration thereof has run.

          13.5. Failure to Obtain Shareholder Approval. By either party hereto, if the Merger is not approved by the required vote of shareholders of FBL.

          13.6. Dissenters. By Hibernia, if holders of more than 10 percent of the outstanding FBL Common Stock exercise statutory rights of dissent and appraisal pursuant to Part XIII of the LBCL.

          13.7. Material Adverse Change. By FBL, if a material adverse change as described in Section 8.7 of this Agreement occurs, and by Hibernia, if a material adverse change as described in Section 7.7 hereof occurs, after the date hereof and prior to the Closing.

          13.8. Use of Pooling-of-Interests Accounting Treatment. By Hibernia, in the event it shall determine that the facts and circumstances surrounding the Merger prohibit or materially jeopardize the treatment of the Merger as a pooling-of-interests for accounting purposes.

          13.9. Fairness Opinion. By FBL, if it shall not have received a letter from Austin & Associates, Inc. dated within five days of the scheduled date of mailing of its proxy statement to its shareholders, and updated to within five days of the Closing Date, to the effect that the terms of the Merger are fair to its shareholders from a financial point of view.

     14. Closing and Effective Date. The closing of the Merger (the "Closing") shall take place at the office of Hibernia at 313 Carondelet Street, New Orleans, Louisiana, at 11:00 a.m. local time, or at such other place or time as shall be mutually agreeable to the parties hereto, on the last business day of the month occurring after the last to occur of: (i) the date that falls 30 days after the date of the order of the Federal Reserve Board approving the Merger pursuant to the Bank Holding Company Act; (ii) the date that falls 30 days after the date of the order of the Comptroller approving the merger of the Banks with and into HNB pursuant to the Bank Merger Act; and (iii) the date that falls 5 days after the date on which the last meeting of shareholders called to approve this Agreement is held; or such later date within 60 days of such date as may be agreed upon between the parties hereto (the date and time of the Closing being referred to herein as the "Closing Date"). Immediately upon consummation of the Closing, or on such other later date as the parties hereto may agree, the Merger Agreement shall be certified, executed, acknowledged and delivered to the Secretary of State of the State of Louisiana (the "Secretary") for filing pursuant to and in accordance with the provisions of Section 12:112 of the LBCL. The Merger shall become effective as of the date and time of issuance by the Secretary of a certificate of merger relating to the Merger (such date and time being referred to herein as the "Effective Date").

     15. Survival and Termination of Representations, Warranties and Covenants.

          15.1. Except as otherwise provided in this Section 15, the representations, warranties and covenants contained in this Agreement shall terminate as of the earlier of the Effective Date or the termination of this Agreement. Upon termination of such representations, warranties and covenants, such provisions shall be of no further force or effect, and no party hereto shall have any legal right to redress, whether for breach of contract or otherwise, as a result of a breach of any such provision.

          15.2. The provisions and agreements set forth in Sections 3, 5, 9.13, 9.14, 9.15 and 11 and the last sentence of
Section 8.3 hereof shall survive the Closing, if the Closing occurs, for the benefit of the shareholders, directors and officers of FBL who are the intended beneficiaries of such provisions; provided, however, that the provisions of Section 9.14 shall survive the Closing for a period of five years from the date of the Closing only.

          15.3. The provisions of Section 11 and liabilities for a breach of the provisions of Sections 9.2 or 9.12 shall survive the termination of this Agreement if this Agreement terminates without the Closing or the Merger having occurred, in which event liability for a breach of Section 9.2 or Section 9.12 shall survive the termination of the Agreement for a period of 180 days following the date on which the Agreement terminates. The parties further agree that a breach of Section 9.2 or 9.12 may be enforced by an action for specific performance of this Agreement. Nevertheless, no party to this Agreement shall have a legal right to redress or cause of action for a breach of Section 9.2 except in those circumstances in which such breach directly resulted in the termination of the Agreement.

          15.4. In consideration of the mutual benefits and agreements contained in this Agreement, each of the parties hereto, on behalf of itself and its successors and assigns, hereby irrevocably waives any right or cause of action which otherwise would survive in the absence of this Section 15.

     16. Amendment; Waivers. To the extent permitted under applicable law, prior to the Closing Date any provision of this Agreement may be amended or modified at any time, either before or after its approval by the shareholders of the parties hereto, (i) by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement, and (ii) as provided in Section 12:112 of the LBCL. Except with respect to any required shareholder or regulatory approval, each party hereto, by written instrument signed by a duly authorized officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of Hibernia or FBL) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings, or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or (iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such waiver executed after approval of this Agreement by the shareholders of Hibernia or FBL shall change the number of shares of Hibernia Common Stock into which shares of FBL Common Stock will be converted by the Merger.

     17. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

     18. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Louisiana applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

     19. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of its counsel and auditors, provided that printing expenses shall be borne by Hibernia.

     20. No Assignment. Prior to the Effective Date, neither party hereto may assign any of its rights or obligations under this Agreement to any other person without the prior written consent of the other bank holding company that is a party hereto, including any transfer or assignment by operation of law.

     21. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, to the President of each party hereto at the address of such party set forth in the preamble to this Agreement and shall be deemed to have been given as of the date so personally delivered or mailed. A copy of all notices or other communications directed to Hibernia shall be sent to:

                    HNB
                    313 Carondelet Street
                    New Orleans, Louisiana  70130
                    Attention:  Corporate Law Division

and a copy of all notices or other communications directed to FBL shall be sent to:

                    Werner & Blank, LPA
                    7205 W. Central avenue
                    Toledo, Ohio  43617
                    Attention:  Martin D. Werner, Esq.


     22. Headings. The headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     23. Entire Agreement. This Agreement and the Schedules and Exhibits hereto supersede any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contain the entire agreement of the parties relating to the subject matter hereof. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors. Nothing in this Agreement or in the Merger Agreement is intended to or shall be construed to confer upon or to give any person other than the parties hereto any rights, remedies, obligation or liabilities under or by reason of this Agreement except as expressly provided herein.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed, all as of the day and year first above written.

                                   Hibernia Corporation




                                   s/STEPHEN A. HANSEL
                                   Stephen A. Hansel
                                   President and Chief Executive
                                   Officer

Attest:



s/PATRICIA C. MERINGER
Patricia C. Meringer
Secretary

                                   FIRST BANCORP OF LOUISIANA, INC.



                                   By:  s/J. HERBERT BOYDSTUN

                                        J. Herbert Boydstun
                                        President


Attest:




Secretary

            AMENDMENT TO AGREEMENT AND PLAN OF MERGER
                               OF
                FIRST BANCORP OF LOUISIANA, INC.
                          WITH AND INTO
                      HIBERNIA CORPORATION


     THIS AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER dated as of November 4, 1993 (this "Amendment"), is hereby adopted and made by and between First Bancorp of Louisiana, Inc. ("FBL") and Hibernia
Corporation ("Hibernia") as of March 29, 1994.

     WHEREAS, FBL and Hibernia entered into that certain Agreement and Plan of Merger dated as of November 4, 1993 (the "Agreement") providing for the merger of FBL with and into Hibernia; and

     WHEREAS, FBL and Hibernia have determined it to be in each of their best interests to amend the Agreement in certain respects as set forth below; and

     WHEREAS, the Boards of Directors of FBL and Hibernia have duly approved this Amendment and have authorized the execution hereof by FBL's President and Hibernia's President and Chief Executive
Officer, respectively.

     NOW, THEREFORE, in consideration of the agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


1. Section 3.8(b) of the Agreement is hereby amended and restated to read as follows:

          (b) For purposes of this Agreement, and except as provided in paragraph (d) of this Section, the Deliverable Amount shall be the number that equals $36 million divided by the Average Market Price of Hibernia Common Stock on the Closing Date (as defined in paragraph (c) below); provided, however, that in the event that the Closing does not occur on or before March 31, 1994, and FBL's book value is greater than or equal to $14.6 million on March 31, 1994, then as of the last day of, and for, each full month ending thereafter, the Deliverable Amount shall be increased by the lesser of (i) the aggregate monthly net after tax income of FBL, or (ii) $250,000.

2.  The Agreement is hereby amended to redesignate the existing
Section 12.15 as Section 12.16 and to add a new Section 12.15 as follows:

          12.15 Conversion of Debentures and Repayment of ESOP Loan. On or before the Closing Date: (i) all of the outstanding convertible debentures of FBL shall have been converted into FBL Common Stock, and (ii) all indebtedness of the FBL ESOP shall have been repaid in full.

3.   The Agreement is hereby amended to delete the phrase "Section
12.6 or 12.7" in the redesignated Section 12.16 and replace it with the phrase "Section 12.6, 12.7 or 12.15."

4.   All other provisions of the Agreement shall remain unchanged.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed, all as of the day and year first above written.

                                   Hibernia Corporation


                                   By: s/STEPHEN A. HANSEL
                                   Stephen A. Hansel
                                   President and Chief Executive
                                   Officer


Attest:

By: s/PATRICIA C. MERINGER
Patricia C. Meringer
Secretary


                                   FIRST BANCORP OF LOUISIANA, INC.


                                   By: s/J. HERBERT BOYDSTUN
                                   J. Herbert Boydstun
                                   President


Attest:

By: s/PATRICK L. SPENCER
Secretary

                           APPENDIX B


           FORM OF OPINION OF AUSTIN ASSOCIATES, INC.



April 15, 1994


Board of Directors
First Bancorp of Louisiana, inc.
500 Natchitoches Street
Box 487
West Monroe, LA  71294-0487

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to First Bancorp of Louisiana, Inc. ("First Bancorp") and its shareholders of the terms of the Agreement and Plan of Merger dated November 4, 1993 (the "Merger Agreement") between First Bancorp and Hibernia Corporation, New Orleans, Louisiana ("Hibernia"). The terms of the Merger Agreement provide for the merger of First Bancorp with and into Hibernia.

Under the Merger Agreement, shareholders of First Bancorp, other than those exercising dissenter's rights, will receive $36 million of Hibernia common stock in exchange for all outstanding shares of First Bancorp stock. The number of shares issued to First Bancorp shareholders will be determined by the average of the man of the high and low prices of Hibernia stock for the 10 business days preceding closing. In the event that Hibernia is not the surviving entity, the average price of Hibernia calculated above may not exceed $10.00 per share. The aggregate price to be received by First Bancorp may increase if the merger has not been consummated by March 31, 1994.

In carrying out our engagement, we have reviewed and analyzed material bearing upon the financial and operating condition of First Bancorp and Hibernia, including, but not limited to, the following: (i) the Prospectus/Proxy Statement; (ii) the financial statements of First Bancorp and Hibernia for the years 1990 through 1993; (iii) certain other publicly available information on First Bancorp and Hibernia; (iv) publicly available information regarding the performance of certain other companies whose business activities were believed by Austin Associates to be generally comparable to those of First Bancorp and Hibernia; (v) the financial terms, to the extent publicly available, of certain comparable transactions; and (vi) such other analysis and information as Austin Associates deemed relevant.

In our review and analysis, we relied upon and assumed the accuracy and completeness of the financial and other information provided to us, or publicly available, and have not attempted to verify the same. We have made no independent verification as to the status of individual loans made by First Bancorp or Hibernia, and have instead relied upon representations and information concerning loans of First Bancorp and Hibernia in the aggregate. In rendering our opinion, we have assumed that the transaction will be a tax-free reorganization with no material adverse tax consequences to any of the parties involved or to First Bancorp shareholders receiving Hibernia stock. In addition, we have assumed in the course of obtaining the necessary regulatory approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to First Bancorp and its shareholders.

Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the terms of the Merger Agreement are fair, from a financial point of view, to First Bancorp and its shareholders.

For our services in rendering this opinion, First Bancorp will pay us a fee and indemnify us against certain liabilities.



s/AUSTIN ASSOCIATES, INC.
Austin Associates, Inc.
Toledo, Ohio

                           APPENDIX C

         CERTAIN PROVISIONS OF LOUISIANA LAW RELATING TO
              THE RIGHTS OF DISSENTING SHAREHOLDERS


     A. Except as provided in subsection B of this section, if a corporation has, by vote of its shareholders, authorized a sale, lease or exchange of all of its assets, or has, by vote of its shareholders, become a party to a merger or consolidation, then, unless such authorization or action shall have been given or approved by at least eighty percent of the total voting power, a shareholder who voted against such corporate action shall have the right to dissent. If a corporation has become a party to a merger pursuant to R.S. 12:112(H), the shareholders of any subsidiaries party to the merger shall have the right to dissent without regard to the proportion of the voting power which approved the merger and despite the fact that the merger was not approved by vote of the shareholders of any of the corporations involved.

     B. The right to dissent provided by this Section shall not exist in the case of:

          (1) A sale pursuant to an order of a court having jurisdiction in the premises.

          (2) A sale for cash on terms requiring distribution of all or substantially all of net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale.

          (3) Shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, unless the articles of the corporation issuing such stock provide otherwise or the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

     C. Except as provided in the last sentence of this subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty percent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof, by registered mail, to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder's last address on the corporation's records. Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock. Unless the objection, demand and acknowledgment aforesaid be made and delivered by the shareholder within the period above limited, he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken. In the case of a merger pursuant to R.S. 12:112(H), the dissenting shareholder need not file an objection with the corporation nor vote against the merger, but need only file with the corporation, within twenty days after a copy of the merger certificate was mailed to him, a demand in writing for the cash value of his shares as of the day before the certificate was filed with the secretary of state, state in such demand the value demanded and a post office address to which the corporation's reply may be sent, deposit the certificates representing his shares in escrow as hereinabove provided, and deliver to the corporation with his demand the acknowledgment of the escrow bank or trust company as herein-above prescribed.

     D. If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

     E. In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation's disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder's shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation's statement that no payment is due, or (2) if the corporation does not contend that no payment is due to accept the value of his shares as fixed by the corporation in its notice of disagreement.

     F. When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation's disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

     G. If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay to the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

     H. Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

                           APPENDIX D

 FORM OF OPINION OF ERNST & YOUNG REGARDING CERTAIN TAX MATTERS



April 15, 1994


Hibernia Corporation
313 Carondelet
P.O. Box 61540
New Orleans, Louisiana  70161

Dear Sir or Madam:

This letter is in response to your request that we provide you with our opinion concerning certain federal income tax consequences which would arise from consummation of the proposed merger of First Bancorp of Louisiana, Inc. ("FBL") with and into Hibernia Corporation ("Hibernia") (the "FBL Merger"), and the proposed merger of Southern National Bank of Tallulah and First National Bank of West Monroe (collectively the "Banks") with and into Hibernia National Bank ("HNB") (the "Bank Merger"). (Hereinafter, the FBL Merger and the Bank Merger are referred to collectively as the "Mergers.")

In rendering this opinion, we have relied upon the facts, summarized below, as they have been presented to us orally by the management of Hibernia and verified, in the Statements of Facts and Representations dated November 4, 1993 provided by the managements of FBL, Banks, Hibernia and HNB; in the Agreement and Plan of Merger made and entered into by FBL and Hibernia as of November 4, 1993 (the "Agreement"); in the form of the Agreement to Merge between Banks and HNB (the "Bank Plan of Merger"); and in the Registration Statement (Form S - 4), dated April 15, 1994, to be filed with the Securities and Exchange Commission and containing the Proxy Statement - Prospectus of FBL and Hibernia ("Prospectus"). (These are sometimes hereinafter referred to collectively as "documents.")

You have represented to us that the facts contained in the documents provide an accurate and complete description of the facts and circumstances concerning the proposed Mergers. We have made no independent determination regarding such facts and circumstances and, therefore, have relied upon the facts and representations in the documents set forth above for purposes of this letter. Any changes to the facts or documents set forth above may affect the conclusions stated herein.

We understand that you will include a reference to Ernst & Young and our opinion in the Prospectus relating to the issuance of Hibernia Common Stock in connection with the proposed Mergers and the special meetings of the FBL and Banks shareholders with respect thereto. We consent to such reference in the Prospectus under the caption, "Conditions to Consummation of the Mergers." We also understand that this letter will be submitted for inclusion as an appendix to the Form S-4 Registration Statement. We consent to such inclusion.

STATEMENT OF FACTS

FBL is a bank holding company organized under the laws of the State of Louisiana. FBL's assets consist of 96.8 percent and 100 percent, respectfully, of the outstanding voting shares of Southern National Bank of Tallulah and First National Bank of West Monroe Common Stock. FBL conducts no material business other than acting as a bank holding company of Banks. FBL has 1,000,000 authorized shares of Common Stock of which 272,700 were issued and 207,612 shares were outstanding as of December 31, 1993 (referred to hereinafter as "FBL Common Stock"). Shares totaling 65,088 were held in FBL's treasury as of December 31, 1993. Such outstanding shares are closely held by approximately 189 shareholders of record. FBL has no options, warrants, subscription rights or other rights to purchase FBL Common Stock.

Banks are nationally chartered commercial banks, engaged principally in the banking business. Southern National Bank at Tallulah has 75,046 authorized shares of Common Stock of which 75,046 were issued and outstanding and held by FBL except 2,400 shares of the Common Stock which are held by the directors of such bank as of December 31, 1993. Pursuant to the terms of the Qualifying Shares Repurchase Agreement between these directors and Southern National Bank at Tallulah dated August 31, 1993, Southern National Bank at Tallulah will pay each director $1,000, plus interest at a rate of 8 percent per annum, for his qualifying shares on or before the effective date of the Mergers. Each director paid $1,000 for his shares at the time he became a director, and interest is calculated from the date an individual first became a director of Southern National Bank at Tallulah, through the date the shares are repurchased. First National Bank of West Monroe has 1,280,000 authorized shares of Common Stock of which 484,252 were issued and outstanding and held by FBL as of December 31, 1993.

Hibernia is a bank holding company organized under the laws of the State of Louisiana with shares registered under the Securities Act of 1933. The presently authorized capital stock of Hibernia is 300,000,000 shares, consisting of 100,000,000 shares of preferred stock, no par value; 100,000,000 shares of Class B non-voting Common Stock, no par value; and 100,000,000 shares of Class A voting Common Stock, no par value (the Class A voting Common Stock being referred to hereinafter as "Hibernia Common Stock"). As of December 31, 1993, no shares of Hibernia's preferred stock or its Class B non-voting Common Stock were outstanding; 83,611,764 shares of Hibernia Common Stock were outstanding; and no shares of Hibernia Common Stock were held in Hibernia's treasury. There are no existing options, warrants, calls or commitments of any kind obligating Hibernia to issue any share of its capital stock or any other security of which it is or will be the issuer, except that Hibernia has issued 1,812,000 warrants to purchase an aggregate of 1,812,000 shares of Hibernia Common Stock pursuant to the terms of the Senior Secured Restructuring Agreement dated May 27, 1992, pursuant to which 660,847 warrants were outstanding as of December 31, 1993. Additionally, Hibernia has authorized or reserved 1,706,250 shares of Hibernia Common Stock for issuance under its 1987 Stock Option Plan, pursuant to which options covering 1,549,437 shares of Hibernia Common Stock were outstanding as of December 31, 1993, 2,823,970 (as adjusted) shares of Hibernia Common Stock for issuance under its 1992 Long-Term Incentive Plan, pursuant to which options covering 905,000 shares of Hibernia Common Stock were outstanding as of December 31, 1993, 1,000,000 shares of Hibernia Common Stock for issuance under its 1993 Director Stock Option Plan, pursuant to which options covering 75,000 shares of Hibernia Common Stock were outstanding and 675,468 shares of Hibernia Common Stock are available for issuance pursuant to Hibernia's Dividend Reinvestment and Stock Purchase Plan. Hibernia Common Stock is traded on the New York Stock Exchange.

HNB is a nationally chartered commercial bank engaged principally in the banking business. HNB is a wholly-owned subsidiary of Hibernia.

BUSINESS PURPOSE

The management of Hibernia has represented to us that Hibernia desires to consummate the Mergers in order to improve its presence in the Louisiana market. As discussed in the Prospectus under the caption, "Background of and Reasons for the Mergers," the FBL and Banks Boards of Directors believe the customers, depositors, and communities served by Banks will benefit from being part of a larger banking entity as a result of the future growth, synergies and cost savings expected to be realized from the Mergers.

PROPOSED TRANSACTIONS

In accordance with the above-stated business purpose, the following transaction has been proposed:

1. After all necessary regulatory and shareholder approvals have been granted, there will be simultaneous mergers (i.e., the Mergers) of FBL with and into Hibernia in accordance with the provisions of the Louisiana Business Corporation Act ("LBCL"), and Banks with and into HNB in accordance with the provisions of Bank Merger Act, 12 U.S.C. Sections 1828 et. seq. and 12 U.S.C. Section 215a ("Bank Merger Act"). In the documents covering the Mergers, upon the completion of the FBL Merger, Hibernia will cause the Bank Merger to occur.

2. In the FBL Merger, Hibernia will acquire all of the assets and assume all of the liabilities of FBL in exchange for Hibernia Common Stock. As a result of the FBL Merger, each share of the issued and outstanding FBL Common Stock shall be converted into and become the number of shares of Hibernia Common Stock determined in accordance with the exchange rate. The exchange rate shall be the number obtained by dividing the deliverable amount (defined below) by the total number of issued and outstanding shares of FBL Common Stock on the closing date. The deliverable amount equals $36 million divided by the Average Market Price of Hibernia Common Stock on the closing date (average of the high and low sales prices of one share of Hibernia Common Stock for the ten trading days immediately preceding the trading date prior to the closing date). However, in the event that this closing does not occur on or before March 31, 1994 and FBL's book value is greater than or equal to $14.2 million in each full month following March 31, the deliverable amount shall be increased by an amount equal to the lesser of (i) the aggregate net after tax income of FBL for each full month ended after March 31, 1994 and prior to the closing, or
(ii) $250,000. Holders of certificates which represent shares of FBL Common Stock outstanding immediately prior to the effective date of the FBL Merger (hereinafter called "Old Certificates") shall cease to be, and shall have no rights as shareholders of FBL after the FBL Merger.

3. In the Bank Merger, HNB will acquire all the assets and assume all of the liabilities of Banks. As a result of the Bank Merger, each share of the issued and outstanding Banks Common Stock shall cease to be outstanding and will be canceled. No additional shares of Hibernia Common Stock nor shares of HNB Common Stock will be issued in the Merger.

4. No fractional shares will be issued. Each holder of Old Certificates who would otherwise have been entitled to receive a fraction of a share of Hibernia Common Stock shall receive in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share multiplied by the Average Market Price of Hibernia Common Stock.

5. By following certain statutory procedures, shareholders of FBL may exercise dissenter's rights entitling them to receive in cash the value of their respective FBL Common Stock in lieu of receiving Hibernia Common Stock in the FBL Merger.

REPRESENTATIONS

For purposes of our evaluation, we have received from the managements of FBL, Banks, Hibernia and HNB, Statements of Facts and Representations, dated November 4, 1993, as set forth below.
References to the "Code" are to the Internal Revenue Code of 1986, as amended.

The following representations have been made in connection with the FBL Merger:

     (a) The fair market value of the Hibernia Common Stock to be received by each FBL Common Stock shareholder will be approximately equal to the fair market value of the FBL Common Stock surrendered in the exchange.

     (b) There is no plan or intention by the shareholders of FBL who own five percent or more of the FBL Common Stock and to the best knowledge of management of FBL, there is no intention on the part of the remaining shareholders of FBL, to sell, exchange or otherwise dispose of a number of shares of Hibernia Common Stock received in the transaction that would reduce the FBL shareholders' ownership of Hibernia Common Stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding Common Stock of FBL as of the same date. For purposes of this representation, any shares of FBL Common Stock surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Hibernia Common Stock, will be treated as outstanding FBL Common Stock on the date of the transaction. Moreover, shares of FBL Common Stock and shares of Hibernia Common Stock held by former FBL shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

     (c) Hibernia has no plan or intention to reacquire any of its Common Stock issued in the FBL Merger, other than a nominal amount of shares of Common Stock that may be acquired in ordinary business transactions (including, but not limited to, open market purchases and brokers' transactions).

     (d) Hibernia has no plan or intention to sell or otherwise dispose of any of the assets of FBL acquired in the transaction except for dispositions made in the ordinary course of business.

     (e) Any liabilities of FBL assumed by Hibernia and any liabilities to which the transferred assets of FBL are subject were incurred by FBL in the ordinary course of its business.

     (f) Following the transaction, Hibernia will continue, substantially unchanged, the banking business of FBL operated through FBL's banking subsidiaries, Banks, which will be merged into HNB.

     (g) Except for expenses relating to the registration of the Hibernia Common Stock and certain proxy printing and mailing expenses to be paid solely by Hibernia, which are directly related to the Mergers in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187, Hibernia, FBL, and the shareholders of FBL will pay their respective expenses, if any, incurred in connection with the transaction.

     (h) There is no intercorporate indebtedness existing between FBL and its affiliates on the one hand and Hibernia and its affiliates on the other hand which was issued, acquired, or will be settled at a discount.

     (i) No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (j)  FBL is not under the jurisdiction of a court in a Title
11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     (k) The fair market value of the assets of FBL to be transferred to Hibernia will equal or exceed the sum of the liabilities assumed by Hibernia plus the amount of liabilities, if any, to which the transferred assets are subject.

     (l) The payment of cash in lieu of fractional shares of Hibernia Common Stock is solely for the purpose of avoiding the expense and inconvenience to Hibernia of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the FBL shareholders instead of issuing fractional shares of Hibernia will not exceed one percent of the total consideration that will be issued in the transaction to the FBL shareholders in exchange for their shares of FBL Common Stock. The fractional share interests of each FBL shareholder will be aggregated, and no FBL shareholder will receive cash in an amount equal to or greater than the value of one full share of Hibernia Common Stock.

     (m) None of the compensation received by any shareholder-employees of FBL will be separate consideration for, or allocable to, any of their shares of FBL Common Stock; none of the shares of Hibernia Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     (n) The FBL Merger will qualify as a statutory merger under the Louisiana Business Corporation Law ("LBCL").

     (o) The shareholders of FBL (immediately before the proposed transaction) receiving shares of Hibernia Common Stock will not own (immediately after the proposed transaction) more than fifty percent of the fair market value of Hibernia Common Stock.

     The following representations have been made in connection with the Bank Merger:

     (aa) No additional Hibernia Common Stock is being issued or exchanged on the merger of Banks into HNB. No additional HNB
Common Stock is being issued or exchanged in the merger of Bank into HNB.

     (bb) There is no plan or intention by the shareholder of Banks, FBL, to sell, exchange or otherwise dispose of a number of shares of Hibernia Common Stock constructively received in the transaction that would reduce the Banks shareholder's ownership of Hibernia Common Stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding Common Stock of Banks as of the same date. For purposes of this representation, any shares of Banks Common Stock constructively exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of HNB Common Stock will be treated as outstanding Banks Common Stock on the date of the transaction. Moreover, shares of Banks Common Stock and shares of Hibernia Common Stock held by Banks shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

     (cc) HNB will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market of the gross assets held by Banks immediately prior to the Bank Merger. For purposes of this representation, amounts paid by Banks to dissenters, Banks assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Banks immediately preceding the transfer, will be included as assets of Banks held immediately prior to the transaction.

     (dd) Prior to the transaction, Hibernia will be in control of HNB within the meaning of Section 368(c) of the Code wherein "control" is defined to mean the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of the corporation.

     (ee) Following the transaction, HNB will not issue additional shares of its Common Stock that would result in Hibernia losing control of HNB within the meaning of Section 368(c) of the Code.

     (ff) Hibernia has no plan or intention to reacquire any of its Common Stock constructively issued in the Bank Merger.

     (gg) Hibernia has no plan or intention to liquidate HNB; to merge HNB into another corporation; to sell or otherwise dispose of the Common Stock of HNB; or to cause HNB to sell or otherwise dispose of any of the assets of Bank acquired in the transaction, except for dispositions made in the ordinary course of business.
As Hibernia makes other acquisitions, it is likely that some or all of the acquired banks will be merged with and into HNB. At this time, the discussion provided under the caption "Parties to the Merger" in the Prospectus provides a complete list of all pending acquisitions that are covered by definitive agreements. However, no Common Stock of HNB will be issued as consideration in any of the pending acquisitions.

     (hh) The liabilities of Banks assumed by HNB and the liabilities to which the transferred assets of Banks are subject were incurred by Banks in the ordinary course of business.

     (ii) Following the transaction, HNB will continue the historic business of Banks or will use a significant portion of Banks' historic business assets in its business.

     (jj) Except for expenses relating to the registration of Hibernia Common Stock and certain proxy printing and mailing expenses to be paid solely by Hibernia, which are directly related to the Mergers in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187, Hibernia, HNB, Banks and the shareholders of Banks will pay their respective expenses, if any, incurred in connection with the transaction.

     (kk) There is no intercorporate indebtedness existing between Hibernia and Banks and their affiliates or between HNB and Banks that was issued, acquired, or will be settled at a discount.

     (ll) No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (mm) Banks are not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     (nn) The basis and fair market value of the assets of Banks transferred to HNB will each equal or exceed the sum of the liabilities assumed by HNB, plus amount of liabilities, if any, to which the transferred assets are subject.

     (oo) None of the compensation received by any shareholder-employees of Banks will be separate consideration for, or allocable to, any of their shares of Banks Common Stock; none of the shares of Hibernia Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     (pp) The Bank Merger will qualify as a statutory merger under the Bank Merger Act and under applicable state law.

TECHNICAL ANALYSIS

Section 368(a)(1)(A) of the Code provides that a reorganization (a "Type A" reorganization) includes a statutory merger or consolidation. Such a reorganization can only be achieved by strict compliance with the applicable corporation laws of the United States or a state or territory of the United States. A statutory merger occurs wherein one party (the surviving corporation) to the transaction absorbs the other party whose corporate existence ceases. It has been represented by the management of Hibernia that the merger of FBL with and into Hibernia, wherein Hibernia Common Stock is to be exchanged for FBL Common Stock, is to occur as a statutory merger under applicable law.

Section 368(a)(2)(D) of the Code provides that the acquisition by one corporation in exchange for stock of a corporation which is in control of the acquiring corporation, of substantially all of the properties of another corporation, shall not disqualify a transaction under Section 368(a)(1)(A) if (i) no stock of the acquiring corporation is used in the transaction and (ii) the transaction would have otherwise qualified as a Type A reorganization had the merger been into the controlling corporation. It has been represented by the management of Hibernia that the merger of Banks with and into HNB, wherein Hibernia Common Stock is to be constructively exchanged for Banks Common Stock, is to occur as a statutory merger under applicable law.

Revenue Procedure 77-37, 1977-2 C.B. 568 (Section 3.01) provides that, for advance ruling purposes, the "substantially all" requirement of
Section 368(a)(2)(D) is satisfied if there is a transfer of assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the transferor corporation immediately prior to the transfer. Any payments to dissenters and any redemptions and distributions (except for regular dividend distributions) made by the corporation immediately preceding the transfer and which are a part of the Agreement will be considered as assets held by the corporation immediately prior to the transfer. Additionally, the payment of expenses incurred in connection with the Mergers is taken into consideration in applying the "substantially all" test.

In the proposed Bank Merger, it has been represented by the managements of Banks and HNB that HNB will acquire assets representing at least 90 percent of the fair market value of the net assets and 70 percent of the fair market value of the gross assets of Banks and that, for this purpose, the fair market value of the net and gross assets of Banks will be determined before payment by Banks of any expenses incurred by it in connection with the Bank Merger, before payment to any dissenters to the Bank Merger, and before any redemptions and distributions (except for regular, normal dividends) made by Banks immediately preceding the transfer. Based upon the foregoing representations, the "substantially all" requirement will be met in the Bank Merger.

Additional Requirements

Sections 1.368-1(b) and 1.368-2(g) of the Income Tax Regulations
(the "Regulations") provide that the following additional requirements must be met for a transaction to qualify as a reorganization within the meaning of Section 368 of the Code:

     (i)  "continuity of interest" must be present,

     (ii) "continuity of business enterprise" must exist, and

     (iii) the transaction must be undertaken for reasons pertaining to the continuance of the business of a corporation which is a party to the transaction.

Continuity of Interest

In general, the continuity of interest test requires the owners of the reorganized entity to receive and retain a meaningful equity in the surviving entity. See e.g., Pinellas Ice & Cold Storage Co. v. Comm'r, 287 U.S. 462 (1933); Cortland Specialty Company v. Comm'r, 60 F.2d 937 (2d Cir. 1932), cert. denied, 288 U.S. 599 (1932);
Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935).

Revenue Procedure 77-37, 1977-2 C.B. 568 (Section 3.02) provides that, for advance ruling purposes, the continuity of interest requirement is satisfied if there is a continuing interest through stock ownership in the acquiring or transferee corporation (or a corporation in "control" thereof within the meaning of Section 368(c) of the Code) on the part of the former shareholders of the acquired or transferor corporation which is equal in value as of the effective date of the reorganization, to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation as of that date. Sales, redemptions, and other dispositions of stock occurring prior or subsequent to the exchange which are part of the plan of reorganization will be considered in determining whether there is a 50 percent continuing interest through stock ownership as of the effective date of the reorganization.

Based upon our understanding of the facts presented to us orally and as set forth in the Statements of Facts and Representations dated November 4, 1993, the 50 percent continuity of interest test of Revenue Procedure 77-37, supra, will be met in the FBL Merger and the Bank Merger. It has been represented by the management of FBL that the shareholders of FBL have no plan or intention to sell, exchange or otherwise dispose of a number of Hibernia shares to be received in the transaction that will reduce their Hibernia Common Stock holdings to less than the requisite 50 percent continuity of interest. Accordingly, in the FBL Merger there will be a continuing interest through Common Stock ownership in Hibernia on the part of the former shareholders of FBL.

In Revenue Ruling 68-526, 1968-2 C.B. 156, the Internal Revenue Service (the "Service) held that the acquisition of the assets (and assumption of liabilities) of a parent corporation and its 60 percent owned subsidiary constituted separate tax-free reorganizations when the transactions occurred pursuant to one plan of reorganization and for valid business reasons. In Revenue Ruling 76-528, 1976-2 C.B. 103, the Service clarified that the continuity of interest requirement was met in Revenue Ruling 68-526 with respect to the subsidiary acquisition even when the Parent had no assets other than stock of a subsidiary because, in light of the acquisition of the parent's assets, and its dissolution pursuant to the plan of reorganization, the parent's shareholders, in effect, "stepped into the parent's shoes" as the only qualified parties to receive and continue the stock interest formerly held by the parent corporation. Although no assurance can be given that the Service will agree, the rationale of the above Revenue Rulings suggests that the continuity of interest maintained by the FBL shareholders in the FBL Merger is relevant in determining whether the continuity of interest requirement is satisfied in the Bank Merger. See also PLR 9109044 (December 4, 1990) where the Service, after applying the step transaction doctrine, ruled that a sideways merger of a Bank Holding Company and its wholly owned banking subsidiary into an acquiring bank holding company and its banking subsidiary respectively constituted reorganizations under Section 368(a)(1)(C) and Section 368(a)(2)(D) of the Code..

The Service has frequently ruled that the simultaneous mergers of a parent and its wholly-owned subsidiary into an acquiring parent corporation and its wholly-owned subsidiary, each qualified as a
Section 368(a)(1)(A) reorganization (see e.g., PLR 9111025 (December 14, 1990), 9047015 (August 24, 1990) and 9003053 (October
26, 1989)). In other rulings, the Service held that the subsidiary mergers were Section 368(a)(1)(A) reorganizations by reason of
Section 368(a)(2)(D) of the Code (see e.g., PLR 9109044
(December 4, 1990), 8943067 (August 2, 1989) and 8942090 (July 27,
1989)).

Although private letter rulings are not binding on the Service as precedent, they cited to illustrate a consistent rulings position. In recent years, while the Service has declined to rule on whether a transaction qualifies as a reorganization pursuant to Section 368(a)(1)(A) of the Code (see section 3.01(26) of Rev. Proc. 92-3, 1992-1 C.B. 561, 564), it has consistently ruled that the receipt by a target parent's shareholders of stock of an acquiring corporation will not prevent a lower tier target's merger from satisfying the continuity of interest requirement of section 1.368-1(b) of the Regulations. See, for example, PLR 9237031 (June 16,
1992) and PLR 9317027 (January 29, 1993).

Continuity of Business Enterprise

Section 1.368-1(b) of the Regulations also provides that a continuity of business enterprise (as described in Section 1.368-1(d) of the Regulations) is a requisite to a reorganization.
Section 1.368-1(d) of the Regulations provides that continuity of business enterprise requires that the acquiring corporation either continue the acquired corporation's historic business or use a significant portion of the acquired corporation's historic assets in a business. The proposed Bank Merger will meet the continuity of business enterprise test of Section 1.368-1(d) because, based upon the representation of the management of HNB, HNB will continue the historic business of Banks or will use a significant portion of Banks' historic assets in a business.

Revenue Ruling 85-197, 1985-2 C.B. 120, provides that for purposes of the continuity of business enterprise requirement, the historic business of a holding company is the business of its operating subsidiary. Similarly, Revenue Ruling 85-198, 1985-2 C.B. 120, held that the continuity of business enterprise requirement was met upon the merger of two bank holding companies where the business of a former subsidiary of the acquired holding company was continued through a subsidiary of the acquiring corporation. Accordingly, the continuity of business enterprise requirement is met with regard to the FBL Merger because Hibernia through its wholly-owned subsidiary HNB, will continue the banking business indirectly conducted by FBL.

Business Purpose

Section 1.368-2(g) of the Regulations provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation which is a party to the reorganization. As heretofore indicated in the Business Purpose Section set forth above, there are substantial business reasons for the Mergers. Accordingly, the Mergers each satisfy the business purpose requirement as set forth in the Regulations.

Constructive Exchange of Shares

To avoid the expense and inconvenience of issuing Hibernia shares to itself in the Bank Merger, and because FBL's shareholders will have already received fair value for their shares, the shares of Banks Common Stock obtained by Hibernia in the FBL Merger shall be canceled. (See the preceding discussion regarding Rev. Rul 76-528) In the Bank Merger, which occurs simultaneously, but is to be described in the closing documents covering the Mergers as a step following the FBL Merger, HNB technically would acquire the assets of Banks by issuing shares of Hibernia Common Stock to the Banks shareholder, Hibernia (as the result of the FBL Merger).

The Tax Court has consistently held that the physical transfer of shares is not necessary if it would be a "meaningless gesture," particularly in situations where common ownership is present. See, Fowler Hosiery Co., 36 T.C. 201 (1961), aff'd 301 F.2d 394 (7th
Cir. 1962) and William Holton George, 26 T.C. 396 (1956). In fact, the Service has ruled that the absence of an actual physical exchange of shares does not prevent a transaction from qualifying as a tax-free reorganization if such an exchange would have been a "meaningless gesture" or a "useless task." See Rev. Rul. 70-240, 1970-1 C.B. 81 and Rev. Rul. 75-383, 1975-2 C.B. 127. See also
Davant v. Commissioner, 366 F.2d 874 (5th Cir. 1966); James Armour, Inc., 43 T.C. 295 (1964); American Manufacturing Co., 55 T.C. 204
(1970). In addition, the Service held in Revenue Ruling 78-47, 1978-1 C.B. 113, that a physical issuance of shares was unnecessary in order to eliminate certain expenses associated with a reorganization.

The Service has also consistently permitted constructive exchanges in private letter rulings. See e.g., PLR 8750071 (September 17, 1987), 8722021 (February 25, 1987), 8620043 (February 14, 1986),
8403028 (October 17, 1983), and 8306010 (November 4, 1982).

Based on the above, the constructive exchange described herein does not prevent the Bank Merger from qualifying as a tax-free reorganization.

Other Statutory Provisions

Section 368(b) of the Code defines the term "a party to a reorganization" to include a corporation resulting from a reorganization, and both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another.

Section 361(a) of the Code provides that no gain or loss shall be recognized to a transferor corporation which is a party to a reorganization on any exchange pursuant to the plan of reorganization solely for stock or securities in another corporation which is a party to the reorganization.

Section 1032 of the Code provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock of such corporation.

Section 354(a)(1) of the Code provides that no gain or loss shall be recognized if stock or securities in a corporation which is a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation which is a party to the reorganization.

Section 362(b) of the Code generally provides that if property is acquired by a corporation in connection with the reorganization, then the basis shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on such transfer.

Section 1223(2) of the Code provides that in determining a taxpayer's holding period for property, there shall be included the period for which such property was held by another person, if such property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in such taxpayer's hands as it would have had in the hands of such other person.

Section 381 of the Code applies to certain transactions, including those transactions to which Section 361 of the Code applies, where there is a transfer in connection with a reorganization described in Section 368(a)(1)(A) or in Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code.

FEDERAL INCOME TAX CONSEQUENCES

Based solely upon the facts orally represented to us, the Statements of Facts and Representations, the Agreement, and the Bank Plan of Merger, it is our opinion that the following federal income tax consequences will result:

In the merger of FBL with and into Hibernia:

     (1) Provided the proposed merger of FBL with and into Hibernia qualifies as a statutory merger under Louisiana Business Corporation Law, the FBL Merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code. FBL and Hibernia will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

     (2) No gain or loss will be recognized by FBL upon the transfer of its assets to Hibernia in exchange solely for Hibernia Common Stock, cash for dissenters, if any, and the assumption by Hibernia of the liabilities of FBL, since any cash for dissenters will be distributed to the shareholders (Sections 361(b) and 357(a) of the Code).

     (3) No gain or loss will be recognized to Hibernia on receipt of the FBL assets in exchange for Hibernia Common Stock (Section
1032(a) of the Code).

     (4) The basis of the assets of FBL in the hands of Hibernia will, in each case, be the same as the basis of those assets in the hands of FBL immediately prior to the transaction (Section 362(b) of the Code).

     (5) The holding period of the assets of FBL in the hands of Hibernia will, in each case, include the period for which such assets were held by FBL (Section 1223(2) of the Code).

     (6) No gain or loss will be recognized by the shareholders of FBL who receive solely Hibernia Common Stock in exchange for their shares of FBL Common Stock (Section 354(a)(1) of the Code).

     (7) The basis of Hibernia Common Stock to be received by the shareholders of FBL will be, in each instance, the same as the basis of the Common Stock of FBL surrendered in exchange therefore (Section 358(a)(1) of the Code).

     (8) The holding period of the Hibernia Common Stock to be received by the shareholders of FBL in the transaction will include in each instance, the period during which the FBL Common Stock surrendered in exchange therefore is held as a capital asset on the date of the surrender (Section 1223(l) of the Code).

     (9) Hibernia will succeed to and take into account those tax attributes of FBL described in Section 381(c) of the Code. (Section 381(a) of the Code and Section 1.381(a)-1 of the Regulations) These items will be taken into account by Hibernia subject to the conditions and limitations specified in Sections 381, 382, 383, and 384 of the Code and the Regulations thereunder.

     (10) As provided by Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Regulations, Hibernia will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of FBL as of the date of transfer. Any deficit in the earnings and profits of Hibernia or FBL will be used only to offset the earning and profits accumulated after the date of transfer.

     (11) Cash received by a dissenting shareholder of FBL in exchange for his or her FBL Common Stock will be treated as having been received by such shareholder as a distribution in redemption of his or her Common Stock, subject to the provisions and limitations of Section 302 of the Code. If, as a result of such distribution, a shareholder owns no stock either directly or through the application of Section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment in exchange for his or her stock, as provided by Section 302(a) of the Code.

     (12) The payment of cash in lieu of fractional share interests of Hibernia Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Hibernia. These cash payments will be treated as distributions in full payment in exchange for the stock redeemed, as provided in Section 302(a) of the Code. (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574)

     In the merger of Banks with and into HNB:

     (13) Provided the proposed merger of Banks with and into HNB qualifies as statutory mergers under the Bank Merger Act, the acquisition by HNB of substantially all of the assets of Banks solely in constructive exchange for Hibernia Common Stock, cash for dissenters, if any, and the assumption by HNB of the liabilities of Banks, will qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. Banks, Hibernia and HNB will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

     (14) No gain or loss will be recognized to Banks upon the transfer of substantially all of its assets to HNB in constructive exchange for Hibernia Common Stock, cash for dissenters, if any, and the assumption of Banks' liabilities by HNB, since any cash for dissenters will be distributed to the Banks' shareholders (Sections 361 and 357(a) of the Code).

     (15) No gain or loss will be recognized by either Hibernia or HNB upon the acquisition by HNB of substantially all of the assets of Banks in constructive exchange for Hibernia Common Stock, cash for dissenters, if any, and the assumption of Banks' liabilities (Section 1032(a) of the Code). (Rev. Rul. 57-278, 1957-1 C.B.
124.)

     (16) The basis of the assets of Banks acquired by HNB will be the same in the hands of HNB as the basis of such assets in the hands of Banks immediately prior to the exchange (Section 362(b) of the Code).

     (17) The basis of the HNB Common Stock in the hands of Hibernia will be increased by an amount equal to the basis of the Banks assets in the hands of HNB and decreased by the sum of the amount of the liabilities of Banks assumed by HNB and the amount of liabilities to which the assets of Banks are subject
(Section 1.358-6 of Proposed Regulations).

     (18) The holding period of the assets of Banks received by HNB will, in each instance, include the period for which such assets were held by Banks (Section 1223(2) of the Code).

     (19) As provided by Section 381(c) of the Code and Section 1.381(c)(2)-1 of the Regulations, HNB will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Banks as of the date of transfer. Any deficit in the earnings and profits of Banks or HNB will be used only to offset the earnings and profits accumulated after the date of transfer.

     (20) The shareholder of HNB will recognize no gain or loss upon the constructive exchange of Banks Common Stock solely for Hibernia Common Stock. (Section 354(a)(1) of the Code.)

     (21) Banks will recognize no gain or loss on the transfer of its assets to HNB in constructive exchange for Hibernia Common Stock and the assumption by HNB of the liabilities of Banks, as described above. (Sections 361(a) and 357(a) of the Code.)

     (22) Banks will close its taxable year as of the date of the distribution or transfer. HNB will not close its taxable year merely because of the merger. (Section 381(b) of the Code.)

     (23) Pursuant to Section 381(a) of the Code and Section
1.381(a)-1 of the Regulations, HNB will succeed to and take into account the items of Banks described in Section 381(c) of the Code. These items will be taken into account by HNB subject to the provisions and limitations specified in Sections 381, 382, 383 and 384 of the Code and Regulations promulgated thereunder.

STATE INCOME TAX CONSEQUENCES

     (1) The Louisiana income tax treatment to the shareholders of FBL will be substantially the same as the federal income tax treatment to the shareholders of FBL.

SCOPE OF OPINION

The scope of this opinion is expressly limited to the federal income tax issues specifically addressed in (1) through (23) in the section entitled "Federal Income Tax Consequences" above and (1) in the section entitled "State Income Tax Consequences" above. Specifically, our opinion has not been requested and none is expressed with regard to the federal, foreign, state or local income tax consequences for the shareholders of Hibernia and HNB. We have made no determination nor expressed any opinion as to any limitations, including those which may be imposed under Section 382, on the availability of net operating loss carryovers (or built-in gains or losses), if any, after the Mergers, the application (if any) of the alternative minimum tax to this transaction, nor the application of any consolidated return or employee benefit issues which may arise as a result of the Mergers. Further, we have made no determination as whether FBL dividend distributions have been sufficient to eliminate any undistributed personal holding company tax liability. We have made no determination nor expressed any opinion as to the fair market value of any of the assets being transferred in the Mergers nor the common shares being exchanged in the Mergers. Furthermore, our opinion has not been requested and none is expressed with respect to any foreign, state or local tax consequences to FBL, Banks, Hibernia, and HNB other than the state or local tax consequences enumerated in (1) above.

Our opinion, as stated above, is based upon the analysis of the Code, the Regulations thereunder, current case law, and published rulings. The foregoing are subject to change, and such change may be retroactively effective. If so, our views, as set forth above, may be affected and may not be relied upon. Further, any variation or differences in the facts or representations recited herein, for any reason, might affect our conclusions, perhaps in an adverse manner, and make them inapplicable. In addition, we have undertaken no obligation to update this opinion for changes in facts or law occurring subsequent to the date thereof.

This letter represents our views as to the interpretation of existing law and, accordingly, no assurance can be given that the Service or the courts will agree with the above analysis.

                              Very truly yours,




PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     The Louisiana Business Corporation Law ("LBCL") contains two provisions that directly affect the liability of officers and directors of Louisiana corporations to the corporations and shareholders whom they serve. Section 83 permits Louisiana corporations to indemnify officers and directors, as well as certain other individuals who act on behalf of such corporations. Sections 91 and 92 set forth the liability of officers and directors of Louisiana corporations.

     Section 91 of the LBCL provides that officers and directors of Louisiana corporations are fiduciaries with respect to the corporation and its shareholders and requires that they discharge the duties of their positions as such in good faith and with the diligence, care, judgment and skill which ordinarily prudent men would exercise under similar circumstances in like positions.
Section 91 specifically provides that it is not intended to derogate from any indemnification permitted under Section 83, discussed below.

     Section 92 of the LBCL limits the liability of officers and directors with respect to certain matters, as well as imposes personal liability for certain actions, such as the knowing issuance of shares in violation of the LBCL. Paragraph E of
Section 92 permits a director, in the performance of his duties, to be fully protected from liability in relying in good faith on the records of the corporation and upon such information, opinions, reports or statements presented to the corporation, the board of directors, or any committee of the board by any of the corporation's officers or employees, or by any committee of the board of directors, or by any counsel, appraiser, engineer or independent or certified public accountant selected with reasonable care by the board of directors or any committee thereof or any officer having the authority to make such a selection or by any other person as to matters the directors reasonably believe are within such other person's professional or expert competence and which person is selected with reasonable care by the board of directors or any committee thereof or any officer having the authority to make such selection.

     Section 83 of the LBCL permits a Louisiana corporation to indemnify any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation in one of those capacities for another business. Such persons may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with any such action as long as the indemnified party acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to criminal actions or proceedings, the indemnified person must not only have acted in good faith and in a manner believed to be in or not opposed to the best interest of the corporation; he or she must also not have had any reasonable cause to believe that his or her conduct was unlawful.

     The LBCL treats suits by or in the right of the corporation, or derivative suits, differently from other legal actions. Indemnification is not permitted in a derivative action for any expenses if the individual seeking indemnification is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation unless specifically ordered by the court. Otherwise, officers and directors may be indemnified in derivative actions only with respect to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of the action.

     Indemnification of officers and directors may only be made by the corporation if the corporation has specifically authorized indemnification after determining that the applicable standard of conduct has been met. This determination may be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable or a quorum of disinterested directors so directs, by independent legal counsel, or (iii) by the shareholders.

     Indemnification of officers and directors against reasonable expenses is mandatory under Section 83 of the LBCL to the extent the officer or director is successful on the merits or in the defense of any action or suit against him giving rise to a claim of indemnification.

     Louisiana corporations are permitted to advance the costs of defense to officers and directors with respect to claims for which they may be indemnified under Section 83 of the LBCL. In order to advance such costs, however, such procedure must be approved by the board of directors by a majority of a quorum consisting of disinterested directors. In addition, a corporation may only advance defense costs if it has received an undertaking from the officer or director to repay the amounts advanced unless it is ultimately determined that he or she is entitled to be indemnified as otherwise authorized by Section 83.

     Louisiana corporations are also specifically permitted to procure insurance on behalf of officers and directors and former officers and directors for actions taken in their capacities as such. Insurance coverage may be broader than the limits of indemnification under Section 83. Also, the indemnification provided for in Section 83 is not exclusive of any other rights to indemnification, whether arising from contracts or otherwise.

     The Company has adopted an indemnification provision to its articles of incorporation that provides for indemnification of officers and directors under the circumstances permitted by Louisiana law. The Company's indemnification provision requires indemnification, except as prohibited by law, of officers and directors of the Company or any of its wholly-owned subsidiaries against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative (including any action by or in the right of the Company) by reason of the fact that the person served as an officer or director of the Company or one of its subsidiaries. Officers and directors may only be indemnified against expenses in cases brought by the officer or director against the Company if the action is a claim for indemnification, the officer or director prevails in the action, or indemnification is included in any settlement or is awarded by the court. The indemnification provision further requires the Company to advance defense costs to officers and directors in such suits and proceedings upon receipt of an undertaking to repay such expenses unless it is ultimately determined that the officer or director is entitled to indemnification as authorized by the Article.

     The Company's Articles of Incorporation further provide that no director or officer of the Company shall be personally liable to the Company or its shareholder for monetary damages for breach of fiduciary duty as an officer or director. This provision is limited to those circumstances in which such a limitation of liability is permitted under applicable law and would not be operative in any circumstances in which the law prohibits such an limitation.

     The Articles of Association of the Bank include indemnification and limitation of liability provisions identical to those adopted by the Company and described above.


Item 21.  Exhibits and Financial Statement Schedules.

EXHIBIT             DESCRIPTION

 2        Agreement and Plan of Merger (included as
          Appendix A to the Proxy Statement-Prospectus)

 3.1      Exhibit 4.1 to the Registration Statement on
          Form S-3 filed with the Commission by the Registrant (Registration No. 33-23591) is hereby incorporated by reference (Articles of Incorporation of the Registrant, as amended to date)

 3.2      Exhibit 4.2 to the Registration Statement on
          Form S-8 filed with the Commission by the Registrant (Post-Effective Amendment No. 2 to
          Registration No. 2-96194) is hereby
          incorporated by reference (By-Laws of the Registrant, as amended to date)

 5        Opinion of Patricia C. Meringer, Esq. re:
          legality of shares

 8 Opinion of Ernst & Young, certified public accountants, regarding certain tax matters
          (included as Appendix D to the Proxy
          Statement-Prospectus)

10.13     Exhibit 10.13 to the Annual Report on Form 10-
          K for the fiscal year ended December 31, 1988, filed with the Commission by the Registrant
          (Commission File No. 0-7220) is hereby
          incorporated by reference (Deferred
          Compensation Plan for Outside Directors of
          Hibernia Corporation and its Subsidiaries, as amended to date)

10.14     Exhibit 10.14 to the Annual Report on Form 10-
          K for the fiscal year ended December 31, 1990, filed with the Commission by the Registrant
          (Commission File No. 0-7220) is hereby
          incorporated by reference (Hibernia
          Corporation Executive Life Insurance Plan)

10.16     Exhibit 4.7 to the Registration Statement on
          Form S-8 filed with the Commission by the Registrant (Registration No. 33-26871) is hereby incorporated by reference (Hibernia
          Corporation 1987 Stock Option Plan, as amended to date)

10.28 Exhibits M and N to the Company's definitive proxy statement dated August 17, 1992 relating to its 1992 Annual Meeting of Shareholders filed with the Commission by the Registrant is hereby incorporated by reference (Warrant
          Agreement dated as of May 27, 1992 among the Registrant, The Chase Manhattan
          Bank (National Association) and certain other lenders, including the Form of Warrant attached thereto)

10.29 Exhibit L to the Registrant's definitive proxy statement dated August 17, 1992 relating to its 1992 Annual Meeting of Shareholders filed with the Commission by the Registrant is hereby incorporated by reference (Registration
          Rights Agreement dated as of May 27, 1992 among the Registrant, The Chase Manhattan Bank
          (National Association) and certain other lenders, as amended to date)

10.30 Exhibit 10.30 to a Current Report on Form 8-K dated July 17, 1992 filed by the Registrant with the Commission is hereby incorporated by reference (Stock Purchase Agreement dated as of July 17, 1992 between the Registrant,
          Hibernia National Bank in Texas and Comerica
          Incorporated)

10.31 Exhibit 10.31 to a Current Report on Form 8-K dated September 15, 1992 filed by the Registrant with the Commission is hereby incorporated by reference (Amendment to Stock
          Purchase Agreement dated September 10, 1992 between Registrant and Comerica Incorporated)

10.34 Exhibit C to the Registrant's definitive proxy statement dated August 17, 1992 relating to its 1992 Annual Meeting of Shareholders filed by the Registrant with the Commission is hereby incorporated by reference (Long-Term
          Incentive Plan of Hibernia Corporation)

10.35 Exhibit A to the Registrant's definitive proxystatement dated March 23, 1993 relating to its 1993 Annual Meeting of Shareholders filed by the Registrant with the Commission is hereby incorporated by reference (1993
          Director Stock Option Plan of Hibernia
          Corporation)

10.36     Exhibit 10.36 to the Registrant's Annual
          Report on Form 10-K for the fiscal year ended
          December 31, 1993 filed with the Commission
          (Commission file no. 0-7220) is hereby
          incorporated by reference (Employment
          agreement between Stephen A. Hansel and
          Hibernia Corporation)

13 Exhibit 13 to the Registrant's Annual Report on Form 10-K for the fiscal year ended
          December 31, 1993 filed with the Commission
          (Commission file No. 0-7220) is hereby
          incorporated by reference (1993 Annual Report to security holders of the Registrant).

22 Exhibit 22 to the Annual Report on Form 10-K of the Registrant for the fiscal year ended
          December 31, 1989 filed with the Commission
          (Commission file no. 0-7220) is hereby
          incorporated by reference (Subsidiaries of the Registrant)

23(a)     Consents of Patricia C. Meringer, Esq.
          (included with Exhibit 5)

23(b)     Consent of Ernst & Young
          Consent of KPMG Peat Marwick

24        Powers of Attorney

Item 22.  Undertakings.

     The undersigned registrant hereby undertakes:

     (i) to file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

          (a) to include prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (ii) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (iii) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to information called for by the other Items of the applicable form;

     (iv) that every prospectus (a) that is filed pursuant to the preceding paragraph, or (b) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (v) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

     (vi) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on July 6, 1994.



                              HIBERNIA CORPORATION



                              By: s/RON E. SAMFORD, JR.
                                   Ron E. Samford, Jr.
                                   Controller and Executive
                                   Vice President


     Pursuant to the requirements of the Securities Act of 1933, Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities indicated on July 6, 1994.

Signatures                              Title

       *
_____________________________      Chairman of the Board
Robert H. Boh

       *
_____________________________      President and Chief Executive
Stephen A. Hansel                   Officer and Director


       *
_____________________________      Chief Financial Officer
Robert W. Close

       *
_____________________________      Chief Accounting Officer
Ron E. Samford, Jr.

       *
_____________________________      Director
W. James Amoss, Jr.

       *
_____________________________      Director
J. Terrell Brown

       *
_____________________________      Director
Brooke H. Duncan

       *
_____________________________      Director
Richard W. Freeman

       *
_____________________________      Director
Robert L. Goodwin

       *
_____________________________      Director
Dick H. Hearin

       *
_____________________________      Director
Robert T. Holleman

       *
_____________________________      Director
Hugh J. Kelly

       *
_____________________________      Director
Elton R. King

       *
_____________________________      Director
John P. Laborde

       *
_____________________________      Director
Sidney W. Lassen

       *
_____________________________      Director
Donald J. Nalty

       *
_____________________________      Director
Robert T. Ratcliff

       *
_____________________________      Director
James H. Stone

       *
_____________________________      Director
Virgnia Eason Weinmann

       *
_____________________________      Director
E. L. Williamson

       *
_____________________________      Director
Robert E. Zetzmann




*By: /S/ PATRICIA C. MERINGER
     Patricia C. Meringer
     Attorney-in-Fact


                          EXHIBIT INDEX

Exhibit                                      Sequential Page
                                                  Number


 5        Opinion of Patricia C. Meringer, Esq.*

 23(a)    Consent of Patricia C. Meringer, Esq. (included with
          Exhibit 5)*

 23(b)    Consent of Ernst & Young
          Consent of KPMG Peat Marwick

 24       Powers of Attorney*
________

*  Previously filed

                        EXHIBIT 23(b)(i)

                    CONSENT OF ERNST & YOUNG

                 Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 33-52249) and related Prospectus of Hibernia Corporation for the registration of 4,800,000 shares of its common stock to be issued pursuant to its proposed merger with First Bancorp of Louisiana, Inc. and to the incorporation by reference therein of our report dated January 11, 1994, with respect to the consolidated financial statements of Hibernia Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.


                                             s/ERNST & YOUNG

New Orleans, Louisiana
July 6, 1994

                        EXHIBIT 23(b)(ii)

                  CONSENT OF KPMG PEAT MARWICK


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 of Hibernia Corporation for the registration of its common stock to be issued pursuant to its proposed merger with First Bancorp of Louisiana, Inc. and to the inclusion therein of our report dated February 10, 1994, with respect to the consolidated financial statements of First Bancorp of Louisiana, Inc. and Subsidiaries also included therein, filed with the Securities and Exchange Commission.

s/KPMG PEAT MARWICK

Shreveport, Louisiana
July 6, 1994